EXECUTION VERSION





                           ASSET PURCHASE AGREEMENT


                        dated as of September 27, 2004


                                 by and among


                      SHOWBOAT MARINA CASINO PARTNERSHIP,


                           TUNICA PARTNERS II L.P.,


                               GNOC CORPORATION,


                     BALLY'S OLYMPIA LIMITED PARTNERSHIP,


                                      and


                      RESORTS INTERNATIONAL HOLDINGS, LLC










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                                                   TABLE OF CONTENTS

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ARTICLE I. PURCHASE AND SALE OF ASSETS............................................................................2

                     Section 1.1          Purchase and Sale of Assets.............................................2

                     Section 1.2          Excluded Assets.........................................................3

                     Section 1.3          Retention of Assets.....................................................4

                     Section 1.4          Assignability and Consents..............................................4

                     Section 1.5          Removal of Excluded Assets..............................................5


ARTICLE II. ASSUMPTION OF LIABILITIES.............................................................................6

                     Section 2.1          Assumption of Liabilities...............................................6


ARTICLE III. PURCHASE PRICE AND DEPOSIT...........................................................................9

                     Section 3.1          Purchase Price..........................................................9

                     Section 3.2          Deposit.................................................................9

                     Section 3.3          Allocation of Purchase Price...........................................10

                     Section 3.4          Risk of Loss...........................................................10


ARTICLE IV. PRORATIONS AND ADJUSTMENTS...........................................................................11

                     Section 4.1          Estimated Closing Statements...........................................11

                     Section 4.2          Estimated Operations Settlements.......................................12

                     Section 4.3          Final Adjustments......................................................14

                     Section 4.4          Accounts Receivable; Deposits..........................................16


ARTICLE V. CLOSING...............................................................................................17

                     Section 5.1          Time and Place.........................................................17

                     Section 5.2          Deliveries at Closing..................................................18


ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLERS............................................................22

                     Section 6.1          Organization of Seller.................................................22

                     Section 6.2          Authority; No Conflict; Required Filings and Consents..................22

                     Section 6.3          Financial Statements...................................................23

                     Section 6.4          No Undisclosed Liabilities.............................................24

                     Section 6.5          Taxes..................................................................24

                     Section 6.6          Title to Personal Property; Liens......................................24

                     Section 6.7          Real Property..........................................................25

                     Section 6.8          Intellectual Property..................................................27

                     Section 6.9          Agreements, Contracts and Commitments..................................28

                     Section 6.10         Litigation.............................................................28

                     Section 6.11         Environmental Matters..................................................29

                     Section 6.12         Ordinary Course of Business............................................30

                     Section 6.13         Sufficiency of Assets..................................................30

                     Section 6.14         Permits; Compliance with Gaming Laws...................................30

                     Section 6.15         Personnel; Labor Matters...............................................31

                     Section 6.16         Employee Benefits......................................................31

                     Section 6.17         Brokers................................................................32


ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................33

                     Section 7.1          Organization...........................................................33

                     Section 7.2          Authority; No Conflict; Required Filings and Consents..................33

                     Section 7.3          Brokers................................................................34

                     Section 7.4          Financing..............................................................34

                     Section 7.5          Licensability..........................................................34

                     Section 7.6          Compliance with Gaming Laws............................................35

                     Section 7.7          Litigation.............................................................35


ARTICLE VIII. COVENANTS..........................................................................................36

                     Section 8.1          Conduct of Business of Each Seller.....................................36

                     Section 8.2          Cooperation; Notice; Cure..............................................37

                     Section 8.3          No Solicitation........................................................38

                     Section 8.4          Employee Matters.......................................................38

                     Section 8.5          Access to Information and the Property.................................42

                     Section 8.6          Governmental Approvals.................................................44

                     Section 8.7          Publicity..............................................................46

                     Section 8.8          Further Assurances and Actions.........................................46

                     Section 8.9          Transfer Taxes; HSR Filing Fee.........................................47

                     Section 8.10         Financing..............................................................48

                     Section 8.11         Like-Kind Exchange.....................................................48

                     Section 8.12         Reservations; Loyalty Program; Guests; Chips...........................49

                     Section 8.13         Transfer of Utilities; Insurance.......................................51

                     Section 8.14         Certain Transactions...................................................52

                     Section 8.15         FCC Approvals..........................................................52

                     Section 8.16         Insurance; Casualty and Condemnation...................................52

                     Section 8.17         Certain Notifications..................................................53

                     Section 8.18         Use of Customer List...................................................53

                     Section 8.19         No Control.............................................................53

                     Section 8.20         Ground Lease Estoppels.................................................54

                     Section 8.21         Phase I and Phase II ESAs..............................................54

                     Section 8.22         Tunica Golf Course LLC Estoppel........................................55

                     Section 8.23         Letter from Mercantile Bank............................................55

                     Section 8.24         Title Defects and Survey Defects.......................................55

                     Section 8.25         Harrah's Seller Two Subleases..........................................55

                     Section 8.26         Caesars Seller One Lease Consents and Renewals.........................55


ARTICLE IX. CONDITIONS TO CLOSING................................................................................56

                     Section 9.1          Conditions to Each Party's Obligation to Effect the Closing............56

                     Section 9.2          Additional Conditions to Obligations of Buyer..........................56

                     Section 9.3          Additional Conditions to Obligations of Sellers........................57


ARTICLE X.  TERMINATION AND AMENDMENT............................................................................57

                     Section 10.1         Termination............................................................57

                     Section 10.2         Effect of Termination..................................................59


ARTICLE XI. SURVIVAL; INDEMNIFICATION............................................................................60

                     Section 11.1         Survival of Representations, Warranties, Covenants and Agreements......60

                     Section 11.2         Indemnification........................................................61

                     Section 11.3         Procedure for Claims between Parties...................................63

                     Section 11.4         Defense of Third Party Claims..........................................63

                     Section 11.5         Limitations on Indemnity...............................................64

                     Section 11.6         Payment of Damages.....................................................66

                     Section 11.7         Exclusive Remedy.......................................................66

                     Section 11.8         Treatment of Indemnification Payments..................................67


ARTICLE XII. TITLE TO REAL PROPERTY..............................................................................67

                     Section 12.1         Title Commitments and UCC Search.......................................67

                     Section 12.2         Survey.................................................................67

                     Section 12.3         Defects................................................................67

                     Section 12.4         As Is..................................................................68


ARTICLE XIII. MISCELLANEOUS......................................................................................69

                     Section 13.1         Definitions............................................................69

                     Section 13.2         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury........85

                     Section 13.3         Notices................................................................86

                     Section 13.4         Interpretation.........................................................87

                     Section 13.5         Headings...............................................................87

                     Section 13.6         Entire Agreement.......................................................87

                     Section 13.7         Severability...........................................................88

                     Section 13.8         Assignment.............................................................88

                     Section 13.9         Parties of Interest; No Third Party Beneficiaries......................88

                     Section 13.10        Counterparts...........................................................88

                     Section 13.11        Mutual Drafting........................................................88

                     Section 13.12        Amendment..............................................................89

                     Section 13.13        Extension; Waiver......................................................89

                     Section 13.14        Time of Essence........................................................89

                     Section 13.15        Disclosure Letters.....................................................89
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EXHIBITS

Exhibit A                  Deposit Escrow Agreement
Exhibit B                  Form of Bill of Sale and Assignment
Exhibit C                  Form of Assignment and Assumption Agreement
                           --Assumed Contracts and Assumed Liabilities
Exhibit D                  Form of Non-Foreign Affidavit
Exhibit E                  Form of Bill of Sale--Vessel
Exhibit F                  Form of Confirmation of Transfer of Guest Items
Exhibit G                  Form of Assumption of Progressive Slot Machine
                           Post-Closing Liabilities
Exhibit H                  Form of Confirmation of Transfer of Guest Baggage
Exhibit I                  Form of Bill of Sale--Passenger/Delivery Vehicles
Exhibit J                  Form of Assignment and Assumption of FCC Licenses
Exhibit K                  Form of Closing Escrow Agreement
Exhibit L-1                Form of Special Warranty Deed
Exhibit L-2                Form of Bargain and Sale Deed
Exhibit M                  Form of Assignment of Lease
Exhibit N                  Form of Assignment of Membership Interests
Exhibit O                  Form of License Agreement
Exhibit P                  Form of Tunica Golf Course LLC Estoppel


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                           ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 27, 2004, by and among Showboat Marina Casino Partnership, an Indiana general partnership ("Harrah's Seller One"), Tunica Partners II L.P., a Mississippi limited partnership ("Harrah's Seller Two," and with Harrah's Seller One, the "Harrah's Sellers") GNOC Corporation, a New Jersey corporation ("Caesars Seller One"), Bally's Olympia Limited Partnership, a Delaware limited partnership ("Caesars Seller Two," and with Caesars Seller One, the "Caesars Sellers," and with Harrah's Sellers, each a "Seller" and collectively, the "Sellers"), and Resorts International Holdings, LLC, a Delaware limited liability company ("Buyer"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section
13.1 hereof.

         WHEREAS, Harrah's Seller One owns and operates the Casino A Property (commonly known as Harrah's East Chicago), Harrah's Seller Two owns and operates the Casino B Property (commonly known as Harrah's Tunica and formerly known as Harrah's Mardi Gras Casino), Caesars Seller One owns and operates the Casino C Property (commonly known as the Atlantic City Hilton) and Caesars Seller Two owns and operates the Casino D Property (commonly known as Bally's Tunica);

         WHEREAS, Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), which is the ultimate parent of the Harrah's Sellers, and Caesars Entertainment, Inc., a Delaware corporation ("Caesars"), which is the ultimate parent of the Caesars Sellers, have entered into an Agreement and Plan of Merger dated as of July 14, 2004, by and among Harrah's, Harrah's Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of Harrah's, and Caesars, as amended from time to time (the "Merger Agreement"), pursuant to which Harrah's is acquiring Caesars;

         WHEREAS, the Board of Directors of Harrah's believes that it is in the best interests of Harrah's, its stockholders and the Harrah's Sellers to sell such Sellers' interests in the Casino A Property and the Casino B Property;

         WHEREAS, the Board of Directors of Caesars believes that it is in the best interests of Caesars, its stockholders and the Caesars Sellers to sell such Sellers' interests in the Casino C Property and the Casino D Property; and

         WHEREAS, Buyer desires to purchase each Seller's interest in its Property, and assume certain Liabilities related to the operation of the Properties, all on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

                                  ARTICLE I.

                          PURCHASE AND SALE OF ASSETS

         Section 1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign and transfer (and notwithstanding anything contained in this Agreement, no Seller shall be responsible or liable for the sale, conveyance, assignment or transfer by the other Sellers) to Buyer, and Buyer shall purchase and acquire from each Seller, all of such Seller's right, title and interest in and to those certain rights and assets set forth below, but excluding the Excluded Assets (as related to each Seller, the "Purchased Assets"):

         (a) its Property;

         (b) its Assumed Contracts;

         (c) its Acquired Personal Property;

         (d) its Tray Ledger (as provided for in Section 4.2 hereof);

         (e) its House Funds (as provided for in Section 4.2 hereof), including the Minimum Cash;

         (f) its Transferred Intellectual Property;

         (g) its Books and Records;

         (h) its Governmental Approvals, and pending applications therefor, to the extent transferable by Law;

         (i) with respect to Caesars Seller One, all rights in respect of payments or investments made by Caesars Seller One to the CRDA pursuant to applicable Law which have not been committed by the CRDA as of the date hereof;

         (j) its Markers (as provided for in Section 4.2 hereof);

         (k) subject to Section 8.16 hereof, its rights, claims, rebates, discounts and credits (including all indemnities, warranties and similar rights), performance and other bonds, security and other deposits, advance payments, and prepaid rents in favor of such Seller or any of its Affiliates or any of their respective Representatives to the extent relating to (x) the operation of the business at such Seller's Property from and after the Closing Date or (y) all Assumed Liabilities;

         (l) subject to Sections 3.4 and 8.16 hereof, if, prior to the Closing, any Property is destroyed, damaged or taken in condemnation, the insurance proceeds or condemnation award payable to an applicable Seller, or any transferable or assignable claim for insurance proceeds or condemnation award payable to an applicable Seller with respect thereto;

         (m) all assets to which Buyer is entitled under the proration provisions of Article IV hereof;

         (n) all rights related to the mortgages assumed under the Homebuyer Guarantee Program, as described in Section 4.2(e) hereof;

         (o) all rights under the City of East Chicago Obligations;

         (p) the Customer List (subject to Sellers' rights set forth in Section 1.3 hereof);

         (q) all Affiliate Assets; and

         (r) any other tangible or intangible assets of such Seller (other than the Excluded Assets) used exclusively in the operation of any of the Properties.

         Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, each Seller shall retain all of its right, title and interest in and to each and all of the following assets (as related to each Seller, the "Excluded Assets"):

         (a) its Excluded Contracts;

         (b) any rights, claims and credits (including all indemnities, warranties and similar rights) in favor of such Seller or any of its Affiliates or any of its Representatives to the extent relating to (i) any other Excluded Asset of such Seller, (ii) any Excluded Liability or (iii) the operation of the business at such Seller's Property prior to the Closing Date;

         (c) except for the Tray Ledger, the Markers and House Funds (which shall be purchased in accordance with Section 4.2 hereof), all cash, cash equivalents, bank deposits or similar cash items of such Seller or its Affiliates or held at such Seller's Property as of the Closing (whether or not reflected on the financial statements of such Seller or its Affiliates as of the Closing Date);

         (d) the corporate charter or other organizational documents, minute and stock books and records, corporate seals, Tax Returns (including supporting schedules) of such Seller or any of its Affiliates;

         (e) its Accounts Receivable;

         (f) subject to Section 4.1(a) hereof, any refund, credit, claim or entitlement with respect to Taxes of such Seller or any of its Affiliates;

         (g) all of its human resources and other employee-related files and records, other than such files and records related to the Transferred Employees;

         (h) all indebtedness or accounts payable owing from any Affiliate of any Seller to any such Seller;

         (i) its Excluded Personal Property;

         (j) its Excluded Intellectual Property;

         (k) its Customer Database;

         (l) all data, files and other materials located on any storage device (including personal computers and servers) located at such Seller's Property (other than Books and Records and the Property Specific Data);

         (m) all assets and properties of such Seller not used exclusively in connection with the business operated at such Seller's Property and all assets and properties owned by Affiliates of such Seller (including Caesars and Harrah's and their respective Subsidiaries and Affiliates, other than such Seller);

         (n) all assets to which such Seller is entitled under the proration provisions of Article IV hereof;

         (o) Connection Card, Total Rewards and any player loyalty or rewards program of Caesars, Harrah's or their respective Affiliates;

         (p) any assets set forth on Section 1.2 of any Seller Disclosure
Letter;

         (q) with respect to Caesars Seller One, all rights in respect of payments or investments made by Caesars Seller One to the CRDA pursuant to applicable Law which have been committed by the CRDA as of the date hereof;

         (r) with respect to Harrah's Seller One, the stock of Showboat Marina Finance Corporation; and

         (s) any other item not included in Section 1.1 hereof.

         Section 1.3 Retention of Assets. Notwithstanding anything to the contrary contained in this Agreement, each Seller and its Affiliates may retain and use, at their own expense, archival copies of all of such Seller's Assumed Contracts and other documents or materials conveyed hereunder (including, without limitation, the Customer List, of which each Seller or its Affiliates will retain copies and the right to use in connection with its marketing and loyalty programs or otherwise), in each case, which (a) are used in connection with such Seller's or its Affiliates' businesses, other than such Seller's Property or (b) such Seller in good faith determines it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by such Seller or any of its Affiliates pending or threatened as of the Closing Date.

         Section 1.4 Assignability and Consents.

         (a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 8.15 hereof, if the sale, conveyance, assignment, attempted sale, conveyance, assignment or transfer to Buyer of any Contract (other than the Lease Documents, which for the purposes of this Section 1.4 shall not include the Caesars Seller One Lease) that is part of the Total Assets is, by its terms, nonassignable without the consent of a third party (other than an Affiliate of any Seller, in which case the applicable Seller covenants and agrees to cause such Affiliate to render such consent) and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date (each, a "Non-Assignable Asset"), in either case, the Closing shall proceed, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained. After the Closing, the applicable Seller and Buyer shall use commercially reasonable efforts to obtain any such authorizations, approvals, consents or waivers related to the Non-Assignable Assets relating to the Property being sold by such Seller, and Buyer and the applicable Seller shall cooperate with each other in any arrangement commercially reasonable to provide that Buyer shall receive the interest of the applicable Seller in the benefits under any such Non-Assignable Asset until such time as such third party consent, approval or waiver shall have been obtained, and each of the Buyer and the applicable Seller shall cooperate with the other party in any such commercially reasonable arrangement, including performance by the applicable Seller as agent if commercially reasonable to the applicable Seller, and, in such case, Buyer shall be liable to the applicable Seller in a fashion equivalent to what Buyer's Liabilities would be under any such Non-Assignable Asset as if it were assigned. Each applicable Seller shall promptly pay over to Buyer the net amount (after out-of-pocket expenses) of all payments received by it in respect of all of its Non-Assignable Assets. Notwithstanding the foregoing, this Section 1.4 shall not apply to any authorizations, approvals, consents or waivers that are conditions to consummating the transactions under this Agreement pursuant to Article IX hereof.

         (b) Once authorization, approval or waiver of or consent for the sale, conveyance, assignment or transfer of any such Non-Assignable Asset is obtained, the applicable Seller shall convey, assign, transfer and deliver any such Non-Assignable Asset at no additional cost to Buyer, and such Non-Assignable Asset shall thereafter constitute a Purchased Asset. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall assume all Liabilities in respect of any Non-Assignable Asset if it is receiving the benefits thereof; provided, further, that Buyer shall also be liable to the Sellers for performing its obligations under the arrangements described in Section 1.4(a) hereof.

         (c) Buyer understands and agrees that it is solely Buyer's responsibility to obtain any and all operating agreements (other than the Lease Documents) necessary to conduct business at the Properties from and after the Closing Date, including, without limitation, replacement software license agreements for the software which will replace the Excluded Software. Subject to the terms and conditions hereof, Buyer shall be responsible for obtaining new licenses and permits for the operation of the Properties. Except as set forth in Section 1.1(h) hereof, no licenses or permits will be transferred by any Seller in connection with the sale of the Properties.

         Section 1.5 Removal of Excluded Assets. All items located at each Seller's Property that constitute such Seller's Excluded Assets may be removed on or prior to the Closing Date and within thirty (30) days after the Closing Date by the applicable Seller, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, with the removing party making any repairs necessitated by such removal, but without any obligation on the part of any Seller, any of their respective Affiliates, or any removing party to replace any item so removed. Each Seller hereby reserves unto itself and its Affiliates and the owners of the Excluded Assets, and their respective Representatives, a right of entry into its Property and, with respect to the Harrah's Sellers and Caesars Seller Two, onto and across their respective Vessels, at reasonable times and upon reasonable notice after the Closing Date and within such thirty (30) day period to effect such removal, and, in that regard, Sellers shall use reasonable efforts to minimize disruption to Buyer's operations. Each Seller recognizes that Buyer will be replacing the Excluded Software at its Property and that Buyer desires that its replacement software will be operational as of the Transfer Time. Subject to Section 1.4(c) hereof, each Seller, with respect to its Property, agrees to cooperate reasonably with Buyer in effecting the transition from Excluded Software to replacement software, including providing Buyer with electronic copies of the Property Specific Data; provided that: (i) there shall be no material interference with any Seller's operation of its Property before the Closing Date; (ii) there shall be no out-of-pocket cost or expense incurred by any Seller or any of their Affiliates in connection with such cooperation; and (iii) no Seller shall be required to reveal proprietary information to Buyer, other than information that is included in the Total Assets. Each Seller will uninstall third party Excluded Software at its Property that is now installed on personal computers at its Property; provided, however, if Buyer is able to obtain new licenses for any such software, each Seller will leave copies of such software at its Property to the extent provided for in such licenses. Buyer's agreement pursuant to this Section 1.5 shall survive the Closing and shall be covered by Buyer's indemnification obligations in Article XI hereof and enforceable by each Seller by any means available at Law or equity, including injunctive relief, which Buyer hereby agrees is an appropriate remedy. If any Seller does not remove any of such Seller's Excluded Assets within fifteen (15) days following the Closing Date, upon ten (10) calendar days notice to the applicable Seller, Buyer may dispose of or retain for its own use (excluding (i) any items included in item (iv) of the definition of "Excluded Personal Property," and (ii) any third-party software which must be disposed of) any such remaining Excluded Assets and such Seller shall reimburse, in each case, Buyer for any reasonable costs incurred with such disposal.

                                 ARTICLE II.

                           ASSUMPTION OF LIABILITIES

         Section 2.1 Assumption of Liabilities.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing, Buyer agrees to assume, satisfy, perform, pay, discharge and be solely responsible for each of the following Liabilities (the "Assumed Liabilities"):

         (i) all Liabilities relating to, or arising in respect of, (x) any of the Total Assets accruing, arising out of, or relating to events, occurrences, acts or omissions happening from and after the Closing (whether or not such Liabilities are the subject of claims or pending or threatened litigation at the time of the Closing) and (y) all Assumed Contracts of any Seller which were not fully performed and were not required to have been so performed, prior to the Closing, excluding any Liability resulting from any breach thereof by a Seller on or prior to the Closing;

         (ii) all Liabilities of any Seller for replacement of, or refund for, damaged, defective or returned goods relating to any of the Total Assets from and after the Closing, including without limitation items purchased in any gift shop or similar facility at any Property, but not including any pending or threatened product liability or litigation claims relating to the sale of any goods happening prior to the Closing;

         (iii) all Liabilities of any Seller with respect to entertainment and hotel reservations relating to the Properties from and after the Closing;

         (iv) except as provided for in Sections 4.1(a) and 8.9, all Liabilities for Taxes arising from and attributable to the ownership of any portion of the Total Assets from and after the Closing;

         (v) all Liabilities relating to Transferred Employees of any Seller accruing from and after the Closing;

         (vi) all Liabilities of Buyer pursuant to the proration provisions of
Article IV hereof;

         (vii) all Liabilities arising out of any Seller 401(k) Plan or Substituted Multiemployer Pension Plan relating to the Transferred Employees of any Seller to the extent set forth in Sections 8.4(f) and (g) hereof;

         (viii) without limiting the rights and obligations of the parties set forth in Section 8.21 and Article XI hereof, all Liabilities, including without limitation Environmental Liabilities, under Environmental Laws relating to, resulting from, caused by or arising out of ownership, operation or control of any Property or the Total Assets, whether arising before or after the Closing Date, including without limitation any Liability or relating to contamination or exposure to Hazardous Substances at or attributable to any Property or the Total Assets;

         (ix) all Liabilities of Caesars Seller One to the CRDA related to the gaming revenues at the Casino C Property from and after the Closing pursuant to applicable Law;

         (x) all Liabilities outstanding as of the Closing in respect of mortgages guaranteed by Harrah's Seller One prior to the Closing relating to the Homebuyer Guarantee Program, but subject to the Harrah's Liability Cap;

         (xi) all Liabilities of Harrah's Seller One relating to the City of East Chicago Obligations, but subject to the Harrah's Liability Cap; and

         (xii) subject to Sections 8.12(e) and (f) hereof, all Liabilities with respect to chips, tokens and plaquemines of such Seller's Property in circulation, but subject to the Harrah's Liability Cap or the Caesars Liability Cap, as the case may be.

         Notwithstanding anything to the contrary contained herein, (a) the Liabilities, in the aggregate, to be assumed from the Harrah's Sellers pursuant to clauses (x), (xi) or (xii) of this Section 2.1(a) shall in no event exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Harrah's Liability Cap"), and (b) the Liabilities, in the aggregate, to be assumed from the Caesars Sellers pursuant to clause (xii) of this Section 2.1(a) shall in no event exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Caesars Liability Cap").

         (b) Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing Date, no Seller shall be liable for any Liabilities of any other Seller, and other than the Assumed Liabilities, each Seller shall retain and Buyer is not, and shall not be deemed to be, assuming, liable or responsible for, or taking subject to any Liabilities of any Seller, or any of their respective Affiliates, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, including without limitation (collectively, the "Excluded Liabilities"):

         (i) except as specifically listed in Section 2.1(a) hereof, all Liabilities relating to any of such Sellers' Purchased Assets accruing, arising out of, or relating to events, occurrences, pending or threatened litigation, acts, omissions and claims happening prior to the Closing, including all Liabilities arising in respect of any of such Seller's Assumed Contracts which were not performed, but were required to be so performed, prior to the Closing;

         (ii) any Liability arising out of or relating to the employment of such Seller's Reserved Employees from and after the Closing;

         (iii) any Liability in respect of any Excluded Asset retained by such Seller;

         (iv) subject to Section 8.4 hereof, all Liabilities arising out of or relating to the termination of any Property Employee of such Seller before the Closing who does not become a Transferred Employee;

         (v) subject to Section 8.4 hereof, all Liabilities of such Seller pursuant to the proration provisions of Article IV hereof;

         (vi) any Liability related to (A) income Taxes of any Seller and (B) except as provided for in Sections 4.1(a) and 8.9, all Liabilities for Taxes arising from and attributable to the ownership of any portion of the Total Assets prior to the Closing;

         (vii) all Liabilities arising out of any Seller Benefit Plan relating to the Property Employees except as set forth in Section 2.1(a)(vii);

         (viii) all Liabilities relating to the Property Employees accruing prior to the Closing;

         (ix) with respect to Harrah's Seller One, all Liabilities of Showboat Marina Finance Corporation;

         (x) all Liabilities of the type specified in Sections 2.1(a)(x), (xi) and (xii) in excess of the Harrah's Liability Cap or the Caesars Liability Cap, as the case may be; and

         (xi) any Liability of a Seller not specifically assumed by Buyer hereunder.

                                 ARTICLE III.

                          PURCHASE PRICE AND DEPOSIT

         Section 3.1 Purchase Price.

         (a) As consideration for the Total Assets, at the Closing, Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by each of the Harrah's Sellers and Caesars Sellers, as applicable, (or if an Electing Seller, its designated "qualified intermediary") the following amount to the following parties (in addition to any payments or adjustments to be made pursuant to Article IV):

         (i) to Harrah's Sellers, the sum of Six Hundred Twenty-Seven Million Three Hundred Thousand Dollars ($627,300,000) (the "Harrah's Sellers Purchase Price"),

         (ii) to Caesars Sellers, the sum of Six Hundred Twelve Million Dollars ($612,000,000) (the "Caesars Sellers Purchase Price," and together with the Harrah's Sellers Purchase Price, the "Purchase Price").

         (b) At the Closing, Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by the applicable Seller (or if an Electing Seller, its designated "qualified intermediary"):

         (i) to Harrah's Sellers, the Harrah's Seller One Estimated Closing Payment, the Harrah's Seller Two Estimated Closing Payment, the Harrah's Seller One Estimated Operations Payment, and the Harrah's Seller Two Estimated Operations Payment; and;

         (ii) to Caesars Sellers, the Caesars Seller One Estimated Closing Payment, the Caesars Seller Two Estimated Closing Payment, the Caesars Seller One Estimated Operations Payment and the Caesars Seller Two Estimated Operations Payment.

         Section 3.2 Deposit.

         (a) On the date hereof, Buyer shall deposit (i) Fifteen Million One Hundred Eighty-Five Thousand Dollars ($15,185,000) with respect to the Harrah's Sellers Purchased Assets and (ii) Fourteen Million Eight Hundred Fifteen Thousand Dollars ($14,815,000) with respect to the Caesars Sellers Purchased Assets (collectively with any additional amounts delivered by Buyer pursuant to Section 5.1(a) hereof, the "Deposit") with Stewart Title Guaranty Company (the "Escrow Agent") pursuant to an escrow agreement dated as of the date hereof and attached hereto as Exhibit A (the "Deposit Escrow Agreement") executed and delivered by each Seller, Buyer and the Escrow Agent. Upon the Closing, the Deposit, and the interest accrued thereon, shall be credited against the Purchase Price and the appropriate portion of the Deposit and the interest accrued thereon shall be paid to the Harrah's Sellers and the Caesars Sellers, as applicable (or if an Electing Seller, its designated "qualified intermediary") in the amount set forth in the Deposit Escrow Agreement, and shall be promptly released by the Escrow Agent to each applicable Seller (or if an Electing Seller, its designated "qualified intermediary") pursuant to this Section 3.2(a) and the terms of the Deposit Escrow Agreement. Upon the termination of this Agreement, the Deposit and the interest accrued thereon shall be payable pursuant to Section 10.2(c) hereof, and thereafter shall be promptly released by the Escrow Agent to Buyer or the Sellers, as applicable, pursuant to such Section 10.2(c) hereof and the terms of the Deposit Escrow Agreement.

         (b) Each Seller and Buyer agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent or the parties hereto in order to consummate the purchase and sale contemplated herein, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement and the Deposit Escrow Agreement; provided that such escrow instructions are consistent with the terms of this Agreement and the Deposit Escrow Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, or any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 3.2(b).

         Section 3.3 Allocation of Purchase Price. Buyer and the applicable Seller shall endeavor in good faith to agree on the allocation of the Harrah's Sellers Purchase Price or the Caesars Sellers Purchase Price, as the case may be (as determined for federal income tax purposes, including any assumed liabilities that are required to be treated as part of the purchase price for federal income tax purposes) among the Purchased Assets to be sold by any such Seller (and any other assets that are considered to be acquired for federal income tax purposes) on or prior to the Closing Date in accordance with
Section 1060 of the Code and the Treasury Regulations thereunder and applicable State Law (the "Purchase Price Allocation"). Buyer shall deliver to such Seller within five (5) business days after the Determination Date a Purchase Price Allocation ("Buyer's Allocation"). Such Seller shall accept and agree to Buyer's Allocation unless such Seller, acting in good faith, objects to Buyer's Allocation, in which case such Seller shall, within fifteen (15) business days after receipt of Buyer's Allocation, deliver written notice to Buyer of such objection. Such notice shall specify in reasonable detail the items in Buyer's Allocation to which such Seller objects and the basis for such objection. In the event that the parties cannot mutually agree upon a resolution with respect to such disputed items within fifteen (15) business days of Buyer's receipt of such notice, then the disputed matter(s) will be finally and conclusively resolved by an independent accounting firm of recognized national standing with no existing relationship with either party that is mutually selected by Buyer and such Seller (the "Auditor") as promptly as practicable, and such resolution(s) will be reflected on the Purchase Price Allocation. The fees and expenses of the Auditor shall be borne equally by Buyer and such Seller. Buyer and Sellers agree to (a) be bound by the Purchase Price Allocation, (b) act in accordance with the Purchase Price Allocation in the filing of all Tax Returns (including, without limitation, filing IRS Form 8594 (and any supplemental or amended Form 8594) with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (c) take no position and cause its Affiliates to take no position inconsistent with the Purchase Price Allocation for Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

         Section 3.4 Risk of Loss. Subject to Section 8.16 hereof, until the Closing, each Seller shall bear the risk of any loss or damage to its Purchased Assets from fire, casualty or any other occurrence. Following the Closing, Buyer shall bear the risk of any loss or damage to the Purchased Assets from fire, casualty or any other occurrence.

                                 ARTICLE IV.

                          PRORATIONS AND ADJUSTMENTS

         Section 4.1 Estimated Closing Statements. The items listed in subclauses (a) through (c) of this Section 4.1 shall, as of the Transfer Time (or as specified below), be prorated, allocated and/or adjusted between Buyer and the applicable Seller pursuant to a written closing statement for each Property, as of the Transfer Time (or as specified below) (each, an "Estimated Closing Statement"), to be prepared by the applicable Seller no less than five
(5) business days prior to the Closing Date, which shall be an estimated accounting for such Seller's Property of the items set forth in subclauses (a) through (c) of this Section 4.1. Any amounts determined to be due and owing to a Seller pursuant to an Estimated Closing Statement shall be paid by Buyer at the Closing pursuant to Section 3.1(b) (any such funds paid to Harrah's Seller One being referred to herein as the "Harrah's Seller One Estimated Closing Payment"; any such funds paid to Harrah's Seller Two being referred to herein as the "Harrah's Seller Two Estimated Closing Payment"; any such funds paid to Caesars Seller One being referred to herein as the "Caesars Seller One Estimated Closing Payment"; any such funds paid to Caesars Seller Two being referred to herein as the "Caesars Seller Two Estimated Closing Payment"; and such funds being collectively referred to herein as the "Estimated Closing Payment"). Any amounts determined to be due and owing to Buyer by a Seller pursuant to an Estimated Closing Statement shall reduce the Purchase Price payable to such Seller at Closing. Notwithstanding anything in this Agreement, the Estimated Closing Payment shall be in addition to the Purchase Price.

         (a) Property Taxes. As of the Closing, all real and personal property Taxes for Tax periods beginning before and ending after the Closing Date shall be prorated separately on a per diem basis as of the Closing Date using the latest available rates and assessments, and the applicable Seller's proportionate share of its property Taxes (which shall be determined on a per diem basis from the beginning of the relevant Tax period through the day prior to Closing) shall be credited to Buyer in the applicable Estimated Closing Statement, subject to adjustment by the parties as promptly as practicable after the Closing Date when each final tax bill becomes available. Buyer shall promptly provide a copy of each final tax bill to the applicable Seller, but in any event within seven (7) days of its receipt of such bill, and if the amount credited to Buyer for such Seller's property Taxes determined at Closing exceeds such Seller's proportionate share of property Taxes shown on such final tax bill, Buyer shall pay such Seller (or if an Electing Seller, its designated "qualified intermediary") an amount equal to such excess within fourteen (14) days of Buyer's receipt of such bill. If the amount credited to Buyer for such Seller's property Taxes determined at Closing is less than such Seller's proportionate share thereof, such Seller (or if an Electing Seller, its designated "qualified intermediary") shall pay Buyer the remaining balance of its proportionate share of such property Taxes within seven (7) days of its receipt of the copy of such bill. Subject to the foregoing proration mechanism, all property Taxes relating to the Total Assets that become due and payable on or after the Closing shall be paid solely by Buyer. Any Tax refunds or rebates attributable to Tax periods (or portions thereof) ending before the Closing Date shall be the property of the applicable Seller, and Buyer shall pay promptly to such Seller any such amounts that it receives. Any Tax refunds or rebates attributable to Tax periods (or portions thereof) beginning on or after the Closing Date shall be the property of Buyer, and the applicable Seller shall pay promptly to Buyer any such amounts (or portions thereof) that it receives.

         (b) Utilities. Utility meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time paid by the applicable Seller and charges thereafter paid by Buyer. Prepaid utility charges shall be adjusted on the applicable Estimated Closing Statement. Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be prorated between Buyer and the applicable Seller as of the Transfer Time. Each Seller or Buyer, as appropriate, shall, upon receipt, submit a copy of the utility billings for any such charges to the other party and such party (or if an Electing Seller, its designated "qualified intermediary") shall pay its pro-rata share of such charges to the other party (or if an Electing Seller, its designated "qualified intermediary") within seven (7) days from the date of any such request.

         (c) Assumed Contracts. All income and expenses pursuant to the Assumed Contracts will be prorated between Buyer and the applicable Seller as of the Closing Date on the Closing Statement. Each Seller shall receive a credit on each applicable Estimated Closing Statement for (a) the amount of any prepaid rents or other amounts related to periods from and after the Closing and (b) security deposits, or other deposits previously paid by such Seller under the Assumed Contracts, less any such amounts paid to and collected by such Seller under its Assumed Contracts. Any amounts received by Buyer under its Assumed Contracts related to any period prior to the Closing shall be promptly paid to the applicable Seller. Any amounts received by any Seller under the Assumed Contracts related to any period after the Closing shall be promptly paid to Buyer.

         Section 4.2 Estimated Operations Settlements. Not less than five (5) business days prior to the Closing Date, each Seller shall deliver to Buyer an estimated accounting for its Property as of the Transfer Time of the items set forth in subclauses (a) through (f) of this Section 4.2 (such accounting for each Seller, an "Estimated Operations Settlement"). Such amounts determined to be due and owing to a Seller or to Buyer, as applicable, pursuant to an Estimated Operations Settlement shall be paid by Buyer or the appropriate Seller, as applicable, at the Closing pursuant to Section 3.1(b) hereof (any such funds paid to or from Harrah's Seller One being referred to herein as the "Harrah's Seller One Estimated Operations Payment"; any such funds paid to or from Harrah's Seller Two being referred to herein as the "Harrah's Seller Two Estimated Operations Payment"; any such funds paid to or from Caesars Seller One being referred to herein as the "Caesars Seller One Estimated Operations Payment"; any such funds paid to or from Caesars Seller Two being referred to herein as the "Caesars Seller Two Estimated Operations Payment"; and such funds are collectively referred herein as the "Estimated Operations Payment"). Any amounts determined to be due and owing to Buyer by a Seller pursuant to an Estimated Closing Statement shall reduce the Purchase Price payable to such Seller at Closing. Notwithstanding anything in this agreement, the Estimated Closing Payment shall be in addition to the Purchase Price. Notwithstanding anything in this Agreement, the Estimated Operations Payment shall be in addition to the Purchase Price.

         (a) Tray Ledger. Buyer shall purchase the Tray Ledger for each Property from the applicable Seller pursuant to the procedures set forth in this Section 4.2 for the face amount of such Tray Ledger. The Tray Ledgers are not included in the Purchase Price and the purchase price therefor shall be in addition to the Purchase Price.

         (b) House Funds. Buyer and the applicable Seller shall mutually agree upon a procedure for counting and determining all House Funds as of the Transfer Time for each Property and Buyer shall pay to the applicable Seller, pursuant to the procedures set forth in this Section 4.2, the amount of House Funds in excess of the Minimum Cash for such Seller's Property. Buyer shall have no obligation to purchase chips or tokens of other casinos, all of which shall be retained by the applicable Seller and are excluded from the transaction contemplated herein. The House Funds in excess of the Minimum Cash are not included in the Purchase Price and the purchase price therefor shall be in addition to the Purchase Price.

         (c) Adjustment for Progressive Liabilities. The applicable Seller (or if an Electing Seller, its designated "qualified intermediary") shall pay to Buyer an amount equal to the amounts shown on:

         (i) the face amount of such Seller's progressive slot machine meters as of the Transfer Time (if not removed by the vendor at or before the Transfer Time); and

         (ii) the face amount of the meters for such Seller's table games with an in-house progressive jackpot feature as of the Transfer Time.

         (d) Markers. Buyer shall purchase the Markers for each Property from the applicable Seller pursuant to the procedures set forth in this Section 4.2 for the face amount of such Markers. The Markers are not included in the Purchase Price and the purchase price therefor shall be in addition to the Purchase Price.

         (e) Homebuyer Guarantee Program. In connection with Harrah's Seller One's obligations under the East Chicago Homebuyer Guarantee Program Reimbursement Agreement by and between Harrah's Seller One and Mercantile National Bank of Indiana ("Mercantile Bank") and that certain letter agreement dated March 4, 2002 from Mercantile Bank and Harrah's Seller One to Mr. Chris Leininger regarding the East Chicago Home Guarantee Program (collectively, the "Homebuyer Guarantee Program"), Harrah's Seller One has guaranteed certain mortgage loans made by Mercantile Bank. Pursuant to the Homebuyer Guarantee Program, upon a change of control, Harrah's Seller One is required to deposit certain amounts with Mercantile Bank in connection with the guarantee of certain mortgage loans made by Mercantile Bank (any such required deposits are herein referred to as the "Homebuyer Guarantee Amount"). Subject to Section 2.1(a)(x) hereof, at the time of the Closing, Buyer shall deposit the Homebuyer Guarantee Amount with Mercantile Bank pursuant to the procedures set forth in this Section 4.2 and in satisfaction of the obligations under the Homebuyer Guarantee Program. Subject to Section 2.1(a)(x) hereof, the Homebuyer Guarantee Amount is not included in the Purchase Price and shall be in addition to the Purchase Price. Any rights to the Homebuyer Guarantee Amount or interest thereon following the Closing shall be the property of Buyer. As of the date hereof, the Liabilities of Harrah's Seller One for mortgages guaranteed under the Homebuyer Guarantee Program are set forth in
Section 4.2(e) of Harrah's Seller One's Seller Disclosure Letter.

         Section 4.3 Final Adjustments.

         (a) As soon as reasonably practicable following the Closing Date, but in no event more than five (5) business days after the Closing Date, each Seller shall deliver to Buyer a final accounting in the aggregate amount for its Property of the items set forth in subclauses (b) and (c) of Section 4.1 hereof (such final accounting for each Seller, a "Final Closing Statement"). Any such amounts determined pursuant to any Final Closing Statement shall be paid to either a Seller or Buyer pursuant to Section 4.3(d) hereof (any such amount with respect to Harrah's Seller One being referred to herein as the "Harrah's Seller One Final Closing Payment"; any such amount with respect to Harrah's Seller Two being referred to herein as the "Harrah's Seller Two Final Closing Payment"; any such amount with respect to Caesars Seller One being referred to herein as the "Caesars Seller One Final Closing Payment"; and any such amount with respect to Caesars Seller Two, being referred to herein as the "Caesars Seller Two Final Closing Payment"). The final adjustments with respect to real and personal property Taxes shall be made pursuant to the terms set forth in Section 4.1(a) hereof.

         (b) As soon as reasonably practicable following the Closing Date, but in no event more than five (5) business days after the Closing Date, each Seller shall deliver to Buyer a final accounting for its Property as of the Transfer Time of the items set forth in subclauses (a) through (e) of Section
4.2 hereof (such final accounting for each Seller, a "Final Operations Settlement"). Any such amounts determined pursuant to any Final Operations Settlement shall be paid to either a Seller or Buyer pursuant to Section 4.3(d) hereof (any such amount with respect to Harrah's Seller One being referred herein as the "Harrah's Seller One Final Operations Payment"; any such amount with respect to Harrah's Seller Two being referred herein as the "Harrah's Seller Two Final Operations Payment"; any such amount with respect to Caesars Seller One being referred to herein as the "Caesars Seller One Final Operations Payment"; and any such amount with respect to Caesars Seller Two being referred herein as the "Caesars Seller Two Final Operations Payment").

         (c) If Buyer disagrees with the calculation of any amounts on any Final Closing Statement or any Final Operations Settlement, it shall within fifteen (15) business days after its receipt of such Final Closing Statement or Final Operations Settlement, notify each of the Sellers of such disagreement in writing, setting forth in detail the particulars of such disagreement. Each Seller will provide Buyer reasonable access to any such Seller's records not otherwise available to Buyer as a result of the transactions contemplated hereby, to the extent reasonably related to Buyer's review of the Final Closing Statements and the Final Operations Settlements. If Buyer does not provide such notice of disagreement within such fifteen (15) business day period, Buyer shall be deemed to have accepted such Final Closing Statement or such Final Operations Settlement and the calculation of all amounts set forth on such Final Closing Statement or such Final Operations Settlement delivered by each Seller, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer under any provision hereof. If any such notice of disagreement is timely provided, Buyer and the applicable Seller shall use reasonable best efforts for a period of five (5) business days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any and all amounts set forth on such Final Closing Statement or such Final Operations Settlement. If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any remaining disagreements. The Auditor shall consider only such matters to which there is a disagreement and shall determine as promptly as practicable whether such disputed amounts set forth on such Final Closing Statement or such Final Operations Settlement were prepared in accordance with the standards set forth in this Agreement. The Auditor shall promptly deliver to Buyer and the applicable Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of the applicable Seller or Buyer. Each Seller and Buyer shall bear its own expenses in the preparation and review of each Estimated Closing Statement, Final Closing Statement, Estimated Operations Settlement and Final Operations Settlement, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by such Seller of the Property involved in the dispute resolution process. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof. Any dispute with respect to any Final Closing Statement or Final Operations Settlement will not affect any undisputed Final Closing Statement or Final Operations Settlement or the payments contemplated by Section 4.3(d) hereof. The date on which all amounts set forth on each Final Closing Statement or Final Operations Settlement is finally determined in accordance with this Section 4.3(c) is hereinafter referred to, with respect to each Final Closing Statement or Final Operations Settlement, as the "Determination Date."

         (d) Any amounts determined to be due and owing to any Seller from Buyer or to Buyer from any Seller, as applicable, pursuant to this Section 4.3 shall be paid by the applicable Seller (or if an Electing Seller, its designated "qualified intermediary") to Buyer or by Buyer to the applicable Seller (or if an Electing Seller, its designated "qualified intermediary") within two (2) business days after the applicable Determination Date, in accordance with the following provisions:

         (i) With respect to Harrah's Seller One: (x) if the Harrah's Seller One Final Closing Payment is greater than the Harrah's Seller One Estimated Closing Payment, then Buyer shall pay Harrah's Seller One the difference between such amounts; (y) if the Harrah's Seller One Final Closing Payment is less than the Harrah's Seller One Estimated Closing Payment, then Harrah's Seller One shall pay Buyer the difference between such amounts; and (z) if the Harrah's Seller One Final Closing Payment is equal to the Harrah's Seller One Estimated Closing Payment, then no payment shall be made.

         (ii) With respect to Harrah's Seller Two: (x) if the Harrah's Seller Two Final Closing Payment is greater than the Harrah's Seller Two Estimated Closing Payment, then Buyer shall pay Harrah's Seller Two the difference between such amounts; (y) if the Harrah's Seller Two Final Closing Payment is less than the Harrah's Seller Two Estimated Closing Payment, then Harrah's Seller Two shall pay Buyer the difference between such amounts; and (z) if the Harrah's Seller Two Final Closing Payment is equal to the Harrah's Seller Two Estimated Closing Payment, then no payment shall be made.

         (iii) With respect to Caesars Seller One: (x) if the Caesars Seller One Final Closing Payment is greater than the Caesars Seller One Estimated Closing Payment, then Buyer shall pay Caesars Seller One the difference between such amounts; (y) if the Caesars Seller One Final Closing Payment is less than the Caesars Seller One Estimated Closing Payment, then Caesars Seller One shall pay Buyer the difference between such amounts; and (z) if the Caesars Seller One Final Closing Payment is equal to the Caesars Seller One Estimated Closing Payment, then no payment shall be made.

         (iv) With respect to Caesars Seller Two: (x) if the Caesars Seller Two Final Closing Payment is greater than the Caesars Seller Two Estimated Closing Payment, then Buyer shall pay Caesars Seller Two the difference between such amounts; (y) if the Caesars Seller Two Final Closing Payment is less than the Caesars Seller Two Estimated Closing Payment, then Caesars Seller Two shall pay Buyer the difference between such amounts; and (z) if the Caesars Seller Two Final Closing Payment is equal to the Caesars Seller Two Estimated Closing Payment, then no payment shall be made.

         (v) With respect to Harrah's Seller One: (x) if the Harrah's Seller One Final Operations Payment is greater than the Harrah's Seller One Estimated Operations Payment, then Buyer shall pay Harrah's Seller One the difference between such amounts; (y) if the Harrah's Seller One Final Operations Payment is less than the Harrah's Seller One Estimated Operations Payment, then Harrah's Seller One shall pay Buyer the difference between such amounts; and
(z) if the Harrah's Seller One Final Operations Payment is equal to the Harrah's Seller One Estimated Operations Payment, then no payment shall be made.

         (vi) With respect to Harrah's Seller Two: (x) if the Harrah's Seller Two Final Operations Payment is greater than the Harrah's Seller Two Estimated Operations Payment, then Buyer shall pay Harrah's Seller Two the difference between such amounts; (y) if the Harrah's Seller Two Final Operations Payment is less than the Harrah's Seller Two Estimated Operations Payment, then Harrah's Seller Two shall pay Buyer the difference between such amounts; and
(z) if the Harrah's Seller Two Final Operations Payment is equal to the Harrah's Seller Two Estimated Operations Payment, then no payment shall be made.

         (vii) With respect to Caesars Seller One: (x) if the Caesars Seller One Final Operations Payment is greater than the Caesars Seller One Estimated Operations Payment, then Buyer shall pay Caesars Seller One the difference between such amounts; (y) if the Caesars Seller One Final Operations Payment is less than the Caesars Seller One Estimated Operations Payment, then Caesars Seller One shall pay Buyer the difference between such amounts; and (z) if the Caesars Seller One Final Operations Payment is equal to the Caesars Seller One Estimated Operations Payment, then no payment shall be made.

         (viii) With respect to Caesars Seller Two: (x) if the Caesars Seller Two Final Operations Payment is greater than the Caesars Seller Two Estimated Operations Payment, then Buyer shall pay Caesars Seller Two the difference between such amounts; (y) if the Caesars Seller Two Final Operations Payment is less than the Caesars Seller Two Estimated Operations Payment, then Caesars Seller Two shall pay Buyer the difference between such amounts; and (z) if the Caesars Seller Two Final Operations Payment is equal to the Caesars Seller Two Estimated Operations Payment, then no payment shall be made.

         Section 4.4 Accounts Receivable; Deposits. (a) Accounts Receivable. The collection of all Accounts Receivable of each Seller accruing prior to the Transfer Time shall be the responsibility of each Seller. Following the Closing, Buyer shall, to the extent requested by the applicable Seller, use reasonable efforts to collect any such Accounts Receivable for such Seller, and if Buyer collects same, such amounts will be paid over to such Seller immediately. In the event a Seller receives cash or other property in respect of accounts receivable relating to its Property arising on or after the Closing Date, such Seller shall promptly pay such amounts to Buyer.

         (b) Deposits. No Seller shall have further liability or responsibility after Closing with respect to any deposits for post-Closing matters and the applicable Seller shall be entitled to retain deposits to the extent of rooms and/or services furnished by such Seller for pre-Closing matters and relating to the pre-Closing period. Deposits include all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including, without limitation, any interest thereon).

                                  ARTICLE V.

                                    CLOSING

         Section 5.1 Time and Place.

         (a) Unless this Agreement is earlier terminated pursuant to Article X hereof, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Total Assets and the assumption of the Assumed Liabilities (the "Closing"), shall take place on the third business day following satisfaction or waiver of all the conditions set forth in
Article IX hereof (other than those conditions to be satisfied or waived at the Closing), at 12:00 noon, New York City time, at the corporate offices of either Caesars or Harrah's (as chosen by the Sellers), unless another time or place shall be agreed to by the parties (the "Closing Date"); provided, however, that in the event Buyer has not obtained all required Gaming Approvals and all the other conditions set forth in Article IX hereof have been satisfied or waived, the Closing shall take place on the third business day following Buyer's receipt of the Gaming Approvals, subject to Buyer's and each of the Sellers' right to terminate this Agreement pursuant to Section
10.1 hereof; provided, further, that the Closing Date shall not be after the date that is six (6) months after the date hereof (the "Scheduled Closing Date"), unless:

         (i) Buyer deposits with the Escrow Agent an additional Five Million Dollars ($5,000,000) (which amount shall be included in the Deposit for all purposes of this Agreement); and

         (ii) Buyer has not received all Gaming Approvals on or before three (3) business days before the Scheduled Closing Date, then the Closing Date shall be extended to the earlier of:

                  (A) three (3) business days after Buyer receives all Gaming
                      Approvals; and

                  (B) 30 days after the Scheduled Closing Date (the "First Extended Closing Date"); provided, further, that the Closing Date shall not be after the First Extended Closing Date, unless:

                           (i) Buyer has scheduled with the applicable Governmental Entities final hearings for all Gaming Approvals;

                           (ii) Buyer deposits with the Escrow Agent an additional Five Million Dollars ($5,000,000) (which amount shall be included in the Deposit for all purposes of this Agreement); and

                           (iii)    Buyer has not received all Gaming
                                    Approvals on or before two (2) business
                                    days before the First Extended Closing
                                    Date, then the Closing Date shall be
                                    extended to the earlier of:

                                    (A)     three (3) business days after Buyer
                                            receives the Gaming Approvals; and

                                    (B)     30 days after the First Extended
                                            Closing Date (the "Second Extended
                                            Closing Date"); provided, further,
                                            that the Closing Date shall not be
                                            after the Second Extended Closing
                                            Date, unless:

                                            (i)      Buyer has scheduled with
                                                     the applicable
                                                     Governmental Entities
                                                     final hearings for all
                                                     Gaming Approvals;

                                            (ii)     Buyer deposits with the
                                                     Escrow Agent an
                                                     additional Five Million
                                                     Dollars ($5,000,000)
                                                     (which amount shall be
                                                     included in the Deposit
                                                     for all purposes of this
                                                     Agreement); and

                                            (iii)    Buyer has not received
                                                     all Gaming Approvals on
                                                     or before three (3)
                                                     business days before the
                                                     Second Extended Closing
                                                     Date, then the Closing
                                                     Date shall be extended to
                                                     the earlier of:

                                                     (A)   three (3) business
                                                           days after Buyer
                                                           receives the Gaming
                                                           Approvals; and

                                                     (B)   30 days after the
                                                           Second Extended
                                                           Closing Date (the
                                                           "Third Extended
                                                           Closing Date").

         (b) Any amounts delivered pursuant to this Section 5.1(a) by the Buyer to the Escrow Agent shall be allocated pro rata between the Harrah's Sellers and the Caesars Sellers in the same proportion as the Deposit delivered by the Buyer to the Escrow Agent pursuant to the initial deposit set forth in Section 3.2(a) hereof.

         Section 5.2 Deliveries at Closing. The following documents will be executed and delivered by Buyer and each applicable Seller or Sellers at or prior to the Closing:

         (a) Bill of Sale for Personal Property. Each Seller shall execute and deliver to Buyer, and Buyer shall execute an acceptance of, a separate Bill of Sale and Assignment in the form attached as Exhibit B, which form may be modified to the extent required by local Law, conveying to Buyer all the Acquired Personal Property of such Seller.

         (b) Assumed Contracts; Assumed Liabilities. Buyer and each Seller shall execute and deliver a separate Assignment and Assumption Agreement--Assumed Contracts and Assumed Liabilities in the form attached as Exhibit C, which form may be modified to the extent required by local Law, to transfer the Assumed Liabilities applicable to such Seller's Property and to such Seller's Purchased Assets to Buyer, and Buyer and each Seller agrees to execute and deliver such other assumption agreements or other documents required by any Person to effectuate the assumption of the Assumed Liabilities applicable to such Seller's Property and to such Seller's Purchased Assets.

         (c) Non-Foreign Affidavit. Each Seller (or the appropriate Affiliate of such Seller) shall execute and deliver a separate Non-Foreign Affidavit in the form attached as Exhibit D.

         (d) Vessel Bill of Sale. Each of Harrah's Seller One, Harrah's Seller Two and Caesars Seller Two shall execute and deliver a separate Bill of Sale--Vessel in the form attached as Exhibit E, which form may be modified to the extent required by local Law, and deliver to Buyer the original Certificate of Documentation for each Vessel, if available, or such other documents as necessary from the record owner thereof to have each Vessel redocumented with the U.S. Coast Guard to the extent such documentation is reasonably available.

         (e) Transfer of Guest Safe Deposit Items. Buyer and each Seller shall confirm the transfer of guest safety deposit box contents and the contents of the main safe controlled by each Seller belonging to guests (excluding safes located in guest rooms) by executing and delivering a separate Confirmation of Transfer of Guest Items in the form attached as Exhibit F, which form may be modified to the extent required by local Law.

         (f) Assumption of Progressive Post-Closing Slot Machine Liabilities. Buyer shall execute and deliver to each Seller a separate Assumption of Progressive Slot Machine Post-Closing Liabilities in the form attached as Exhibit G, which form may be modified to the extent required by local Law.

         (g) Transfer of Guest Baggage. Buyer and each Seller shall confirm the transfer of guest baggage entrusted to such Seller by executing and delivering a separate Confirmation of Transfer of Guest Baggage in the form attached as Exhibit H, which form may be modified to the extent required by local Law.

         (h) Vehicle Titles. Each Seller shall execute and deliver to Buyer certificates of titles, endorsed for transfer to Buyer, for its Passenger/Delivery Vehicles along with a separate Bill of Sale--Passenger/Delivery Vehicles therefor in the form attached as Exhibit I, which form may be modified to the extent required by local Law.

         (i) FCC Licenses. As to each FCC License for which an FCC Approval has been issued prior to the Closing, Buyer and each Seller, as applicable, shall execute and deliver a separate Assignment and Assumption of FCC Licenses in the form attached as Exhibit J.

         (j) Closing Escrow Agreement. Each Seller, along with the Buyer and the Escrow Agent (or its designee), shall execute and deliver not later than two (2) business days prior to the Closing (or such other date mutually agreed by Sellers and Buyer), the closing escrow agreement in substantially the form attached hereto as Exhibit K (the "Closing Escrow Agreement").

         (k) Buyer Certificates. Buyer shall deliver to each Seller the certificates required by Sections 9.3(b) and (c) hereof.

         (l) Seller Certificates. Each Seller shall deliver to Buyer and to the other Sellers the certificates required by Sections 9.2(a), (b) and (c) hereof.

         (m) Customer List. Each Seller shall deliver to Buyer a copy (in electronic form) of that portion of its Customer Database that includes the names and certain key tendencies of customers listed in such Customer Database, which have visited its Property during the 24 month period prior to the Closing (but which may not include such data for the 48 hour period prior to the Transfer Time) (as it relates to each Seller, its "Customer List"), which Customer Lists shall be in substantially the same format and contain the type of information set forth on Section 5.2(m) of each Seller Disclosure Letter. Each Seller and Buyer hereto shall cooperate with each other's reasonable requests for assistance in the solicitation of any required customers' consents for such transfer of each Customer List, including without limitation cooperation in a mailing approximately forty-five (45) days prior to the Closing to solicit any consents (or "opt-out" notices to the extent available under applicable Law) reasonably required by either such Seller or Buyer of the customers on each Customer List.

         (n) Special Warranty Deed. Each of the Caesars Sellers shall execute and deliver to Buyer, and Buyer shall accept, (i) with respect to the Caesar's Seller Two Land, a separate special warranty deed (or similar document) substantially in the form attached as Exhibit L-1, and (ii) with respect to Caesar's Seller One Land, one (1) or more Bargain and Sale Deeds with covenants against and grantor's acts, each in the form attached hereto as Exhibit L-2 which forms may be modified to the extent required by local Law, conveying to Buyer all of such Seller's right, title and interest in its Property (other than with respect to the leased portions of the Casino C Property and the Casino D Property), in recordable form, free and clear of Encumbrances, except the Permitted Encumbrances.

         (o) Assignment of Leases. Harrah's Seller One and Buyer shall each execute and deliver an Assignment of Lease with respect to the Casino A Property in the form attached hereto as Exhibit M, which form may be modified to the extent required by local Law. Harrah's Seller Two and Buyer shall each execute and deliver an Assignment of Lease with respect to the Casino B Property in the form attached hereto as Exhibit M, which form may be modified to the extent required by local Law. Harrah's Seller Two and Buyer shall each execute an Assignment of Lease in the form attached hereto as Exhibit M, in which Harrah's Seller Two shall assign its interest as Landlord under that certain Sublease, dated as of June 21, 1996 between Harrah's Seller Two, as landlord, and Tunica Golf Course LLC, as tenant. The Caesars Seller Two and Buyer shall each execute and deliver an Assignment of Lease with respect to the leased portions of the Casino C Property and the Casino D Property in the form attached hereto as Exhibit M, which form may be modified to the extent required by local Law. Caesars Seller One and Buyer shall each execute and deliver an Assignment of Lease with respect to the Space Lease Documents in the form attached hereto as Exhibit M.

         (p) Assignment of Membership Interests. Harrah's Seller Two shall execute and deliver an Assignment of Membership Interests with respect to its membership interests in Tunica Golf Course LLC in the form attached hereto as Exhibit N.

         (q) Owner's Affidavit. Each Seller shall execute and deliver to the Title Insurer owner's affidavits as reasonably required by the Title Insurer, and in a form reasonably acceptable to such Seller, as necessary to issue the Title Policy (including causing the deletion of the standard pre-printed exceptions).

         (r) Survey and Title Policy. Seller shall deliver (or cause to be delivered) to Buyer the updated and recertified Survey and the Title Policy pursuant to Article XII below.

         (s) License Agreement. Buyer and Harrah's Operating Company, Inc., and Buyer and Caesars shall execute and deliver a license agreement in the form attached as Exhibit O.

         (t) Lease Agreement. Buyer and Caesars Seller One shall execute and deliver a leaseback agreement for an initial term of not more than three (3) months plus three additional one (1) month renewal options (such renewal options to be exercised in Caesars Seller One's sole discretion) and on other commercially reasonable terms reasonably agreed to by the parties for Caesars exclusive use of that portion of the Wellington Avenue Property not currently used as of the date hereof for employee parking.

         (u) Port Facility Lease Notice. Caesars Seller Two shall deliver to landlord under the Port Facility Lease a notice of assignment to landlord under the Port Facility Lease in a form reasonably acceptable to Buyer.

         (v) Old River Lease Consent. Caesar Seller Two shall deliver to Buyer a notice stating that the consent to the transfer dated September 22, 2004 and delivered to Buyer prior to the date hereof from the ground lessor under the Old River Lease is in effect as of the Closing.

         (w) Audited Financials. Not less than five (5) days prior to the Closing, each Seller shall have delivered the 2003 Audited Financials and the September 30, 2004 financial information defined in Section 8.5(a)(ii); provided, however, that delivery of the 2003 Audited Financials and the September 30, 2004 financial information defined in Section 8.5(a)(ii) shall not be required if the inability of Seller to deliver the 2003 Audited Financials and such other information by such date was caused by any action, or inaction, of Buyer or its Affiliates. If the Closing has not occurred prior to February 15, 2005, not less than five (5) days prior to the Closing, each Seller shall have delivered , in addition to the financial information contemplated by the immediately preceding sentence, the 2004 Audited Financials; provided, however, that delivery of the 2004 Audited Financials shall not be required if (i) the Financing contemplated by the Debt Financing Commitment would be available on the terms set forth in the Debt Financing Commitment without the 2004 Audited Financials or (ii) the inability of Seller to deliver the 2004 Audited Financials by such date was caused by any action, or inaction, of Buyer or its Affiliates.

         (x) Other Documents. Each party shall deliver any other documents, instruments or agreements which are reasonably requested by another party that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

                                 ARTICLE VI.

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller, severally and not jointly, represents and warrants to Buyer, with respect to only itself, except as set forth herein and in the Disclosure Letter delivered by each Seller to Buyer on the date of this Agreement (each, a "Seller Disclosure Letter" and together, the "Seller Disclosure Letters"), as follows (it being agreed and understood that, notwithstanding anything else contained in this Agreement, (i) neither Harrah's, Harrah's Seller One, Harrah's Seller Two nor any of their Affiliates is making any representations or warranties with respect to Caesars, Caesars Seller One, Caesars Seller Two, the Casino C Property or the Casino D Property; (ii) Harrah's Seller One is not making any representations or warranties with respect to Harrah's Seller Two or the Casino B Property; (iii) Harrah's Seller Two is not making any representations or warranties with respect to Harrah's Seller One or the Casino A Property; (iv) neither Caesars, Caesars Seller One, Caesars Seller Two nor any of their Affiliates is making any representations or warranties with respect to Harrah's, Harrah's Seller One, Harrah's Seller Two or the Casino A Property or the Casino B Property;
(v) Caesars Seller One is not making any representations or warranties with respect to Caesars Seller Two or the Casino D Property and (vi) Caesars Seller Two is not making any representations or warranties with respect to Caesars Seller One or the Casino C Property):

         Section 6.1 Organization of Seller. Seller is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Seller Material Adverse Effect. Seller does not have any Subsidiaries and except as set forth on Section 6.1 of the Seller Disclosure Letter does not own the stock of, or any equity participation in, any Person.

         Section 6.2 Authority; No Conflict; Required Filings and Consents.

         (a) Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions to which it is a party that are contemplated by this Agreement and to perform its obligations hereunder and the agreements contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions to which it is a party that are contemplated by this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding obligation of Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

         (b) The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organization documents of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which Seller is a party or by which Seller or any of its Purchased Assets may be bound, (iii) subject to the governmental filings and other matters referred to in Section 6.2(c) hereof, conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Seller or its Purchased Assets or (iv) result in the imposition or creation of any Lien upon or with respect to any Property other than a Permitted Encumbrance, except in the case of clauses (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which (x) are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect or (y) would not materially impair or materially delay the Closing.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority, regulatory body or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions to which it is a party that are contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) any approvals or filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco products or the renaming or rebranding of the operations at the Property owned and operated by Seller, (iv) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Seller conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect and (v) any consents, approvals, orders, authorizations, registrations, permits, declaration or filings required by Buyer or any of its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws).

         Section 6.3 Financial Statements. The data site as of 12:00 p.m. Las Vegas time on September 23, 2004 or Section 6.3 of the Seller Disclosure Letter contains a true and complete copy of the audited financial information relating to the Property owned and operated by such Seller for the twelve (12) months ended December 31, 2003 and the unaudited financial information related to the Property owned and operated by such Seller for the six months ended June 30, 2004 (collectively, the "Financial Information"). The Financial Information was, and as of the Closing, the audited financial information related to the Property for the twelve months ended December 31, 2004, if such financial information is available as of the Closing, will be, prepared in accordance with generally accepted accounting principles in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented in all material respects (but without reflecting Seller as a stand alone entity) the consolidated financial position of the Property as of such date subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes. Notwithstanding the foregoing, Buyer acknowledges that such Financial Information was prepared by Seller or its Affiliates for internal purposes, reflects allocation of some but not necessarily all costs incurred by Affiliates of Seller for its benefit, and that no representation or warranty is made that Buyer will be able to operate its Property for the costs reflected in the Financial Information.

         Section 6.4 No Undisclosed Liabilities. Except (i) as set forth in the Financial Information, (ii) for Excluded Liabilities, (iii) for Liabilities incurred since December 31, 2003 in the Ordinary Course of Business or (iv) as set forth on Section 6.4 of the Seller Disclosure Letter, Seller has no Liabilities which would, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect.

         Section 6.5 Taxes.

         (a) To the Seller's knowledge, Seller has timely filed with the appropriate Governmental Entities all material Tax Returns required to be filed, and all such Tax Returns are correct and complete in all material respects. Seller has timely paid all Taxes (whether or not shown on any such Tax Return) or has established an adequate reserve therefor in accordance with GAAP, except as which would not, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect.

         (b) Other than as set forth on Section 6.5(b) of the Seller Disclosure Letter, no claims in writing, actions, audits or other proceedings with any Governmental Entities are presently pending or, to the knowledge of Seller, threatened in writing in respect of any Taxes of Seller, which, if due, would, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect. There are no outstanding waivers extending the statutory period of limitation relating to Taxes of Seller.

         (c) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable) on the Purchased Assets, except as which would not, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect. None of the assets of Seller (other than the Excluded Assets) are required to be treated for Tax purposes as owned by any Person, other than Seller.

         (d) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party, that relate to the business and operations conducted at Seller's Property or its Purchased Assets, except as would not, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect. All material IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

         Section 6.6 Title to Personal Property; Liens.

         (a) Seller has good and valid title to, or an adequate leasehold interest in Seller's Purchased Assets, except as would not, individually or in the aggregate, reasonably be expected to cause a Seller Material Adverse Effect. Other than as disclosed in the Vessel abstracts made available to Buyer prior to the date hereof and other Permitted Encumbrances, Seller has good and valid title to the Vessels free and clear of any and all Monetary Encumbrances and other Encumbrances. Seller's Purchased Assets are sufficiently free of Liens to allow Seller to conduct the businesses undertaken at Seller's Property, and to the knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any material respect.

         (b) No Affiliate of Seller owns or has any rights from and after the Closing in or to any of Seller's Purchased Assets other than as set forth on the Caesars Seller One Disclosure Letter.

         Section 6.7 Real Property.

         (a) Section 6.7(a) of the Harrah's Seller One Disclosure Letter, Harrah's Seller Two Disclosure Letter and Caesars Seller Two Disclosure Letter identifies all real property owned or leased by such Seller, Section 6.7(a)(i) of the Caesars Seller One Disclosure Letter identifies all real property owned or leased by GNOC Corporation, Section 6.7(a)(ii) of the Caesars Seller One Disclosure Letter identifies the real property owned by Bally's Park Place, Inc. to be transferred to Buyer, and Section 6.7(a)(iii) of the Caesars Seller One Disclosure Letter identifies the real property owned by Land Ventures Realty LLC to be transferred to Buyer (as related to each Seller, together with all of the Seller's rights, title and interest in and to all land, buildings, structures, easements, appurtenances and improvements thereon, collectively the "Real Property").

         (b) Seller has a good and valid leasehold or fee simple interest in the Real Property, free and clear of any and all Liens, Encumbrances, restrictions, leases, subleases, assignments, occupancy agreements, options to purchase, options to lease, covenants, assessments, defects, claims or exceptions, except for the Permitted Encumbrances and Monetary Encumbrances.

         (c) Section 6.7(c) of the Seller Disclosure Letter identifies the following: (i) to the extent Seller's interest in the Real Property is a leasehold interest, true and correct copies of the documents under which the Real Property is leased or operated (together with all amendments and modification thereof, the "Ground Lease Documents"), and (ii) to the extent Seller subleases or licenses its interest to the Real Property to another Person, true and correct copies of the documents under which the Real Property is leased to such Person (together with all amendments and modification thereof, the "Space Lease Documents" and, collectively with the Ground Lease Documents, the "Lease Documents"). True and correct copies of the Lease Documents have been delivered or made available for review to Buyer. The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, for the use and occupancy of the property leased under the Lease Documents by Seller. Neither Seller, nor to the knowledge of Seller, any landlord or other party, is in material default under the Lease Documents, and, to the knowledge of Seller, no defaults (whether or not subsequently cured) by Seller or any landlord or other party have been alleged thereunder.

         (d) Except as otherwise disclosed in written materials provided or made available to Buyer, to the knowledge of Seller, (i) the Real Property is not in violation of any applicable Laws, except for such violations which, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect; (ii) there are no defects in the physical condition of the Real Property or the improvements located on the Real Property, except for defects which, individually or in the aggregate, would not be reasonably likely to have a Seller Material Adverse Effect and (iii) the Real Property located in Arkansas owned by Caesars Seller Two is vacant undeveloped property.

         (e) Seller has not received written notice of, nor does Seller have any actual knowledge of, any action, proceeding or litigation pending (and, to the knowledge of Seller, overtly contemplated or threatened) (i) (a) to take all or any portion of the Real Property or the Properties, or any interest therein, by eminent domain, (b) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property, the Properties or the current use thereof, or (c) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property or the Properties, which, in each case with respect to the items referenced in clauses (a), (b) and (c) above, would not be reasonably likely to have a Seller Material Adverse Effect; or (ii) otherwise relating to the Real Property or the interests of Seller therein, which would not be reasonably likely to have a Seller Material Adverse Effect.

         (f) No condemnation or rezoning proceedings are pending or, to Seller's knowledge, threatened with respect to the Real Property.

         (g) There are no options to purchase, options to lease, Contracts, commitments, letters of intent or other obligations outstanding for the sale, exchange, material encumbrance (other than Permitted Encumbrances), lease, sublease (other than that certain Sublease dated as of June 21, 1996 by and between Harrah's Seller Two and Tunica Golf Course LLC) or transfer of the Real Property, or any portion thereof except as set forth in the Lease Documents or as permitted by this Agreement.

         (h) To the knowledge of Seller, and except as otherwise disclosed in written materials previously provided to Buyer, no portion of the Real Property or the roads immediately adjacent to and currently utilized to access the Real Property: (i) was the former site of any public or private landfill, dump site, retention basin or settling pond; (ii) was the former site of any oil or gas drilling operations; or (iii) was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals.

         (i) There are no material Contracts with any Governmental Entity affecting the use or ownership of the Real Property, except (a) as listed in
Section 6.7(i) of the Seller Disclosure Letter, (b) for the City of East Chicago Obligations, and (c) pursuant to the Gaming Approvals.

         (j) Seller has not made or entered into any Contracts to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of its Vessel or its Property, or any portion thereof. Neither Seller's Vessel (if applicable) nor its Property are subject to any outstanding purchase options, and no Person has any right or option to acquire, or right of first refusal with respect to, Seller's interest in its Vessel (if applicable) or its Property or any part thereof. Seller has obtained to date, or will obtain with respect to activities conducted by Seller up to the Closing Date, all material Governmental Approvals required for the lawful operation of Seller's Vessel (if applicable) and its Property.

         (k) Seller has no knowledge (i) that its Property is in material violation of any applicable Laws or that any material certificate (including, without limitation, certificate of occupancy), permit or license from any governmental authority having jurisdiction over its Property has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, except in each case as would not be reasonably likely to have a Seller Material Adverse Effect; or (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially adversely affecting its Property issued by any Governmental Entity, except in each case as would not be reasonably likely to have a Seller Material Adverse Effect.

         (l) There are no agreements in effect and which will remain in effect following the Closing relating to the management of Seller's Real Property, Property or its Vessel (if applicable).

         (m) As of the date hereof, (i) Seller has no knowledge of any remaining work required to be performed, (ii) payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to its Property (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, and (iii) Seller has no knowledge of any work, payments or actions that are required after the date hereof pursuant to such agreements, other than pursuant to its Operating Agreements and Gaming Approvals made available to Buyer. As of the date hereof, there is no construction, renovation or restoration work underway or contemplated (or any oral or written agreement with respect to same) with respect to Seller's Property other than maintenance or repair work in the Ordinary Course of Business or as disclosed on Section 6.7(m) of the Seller Disclosure Letter.

         (n) True and correct copies of the Limited Liability Company Agreement of Tunica Golf Course LLC have been delivered to Buyer. With respect to Tunica Golf Course LLC, there are no (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Harrah's Seller Two is a party or by which Harrah's Seller Two is bound, which obligate or could obligate Harrah's Seller Two to transfer any of its membership interests in Tunica Golf Course LLC or which obligate or could obligate Harrah's Seller Two to issue, deliver or sell additional membership interests or other ownership interests in Tunica Golf Course LLC or
(ii) arrangements or undertakings which obligate or could obligate Harrah's Seller Two to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. To the knowledge of Harrah's Seller Two, Tunica Golf Course LLC holds no interest in real property other than the real property described in Section 6.7(n) of the Harrah's Seller Two Disclosure Letter.

         (o) As of December 31, 2003, Harrah's Seller Two owned a 33?% membership interest in Tunica Golf Course LLC and since December 31, 2003, Harrah's Seller Two has not assigned or transferred such membership interest. Harrah's Seller Two owns such membership interest free and clear of all Liens.

         (p) To the knowledge of Harrah's Seller Two, no defaults by a member of Tunica Golf Course LLC have been alleged under the Limited Liability Company Agreement of Tunica Golf Course LLC.

         Section 6.8 Intellectual Property. Section 6.8 of the Seller Disclosure Letter lists all (i) trademark and service mark registrations and applications and web domain urls that are included in Seller's Purchased Assets and (ii) trademark, service mark and trade name license and other agreements which are included in Seller's Purchased Assets (as related to each Seller, its "Purchased Intellectual Property"). To Seller's knowledge, Seller owns or possesses adequate and enforceable rights to use its Purchased Intellectual Property as currently conducted without material restrictions or material conditions on use and there is no conflict with the rights of the Seller therein or any conflict by it with the rights of others therein which, individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect. To Seller's knowledge, no party to any Contract related to the Purchased Intellectual Property is in breach or default, and to Seller's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder. Seller (a) has no knowledge that any Purchased Intellectual Property is involved in any interference, reexamination, cancellation, or opposition proceeding, or any currently pending or written threat of suit, action, or proceeding arising out of a right or claimed right of any Person with respect to any Intellectual Property right, (b) has received no written communication that Seller is using or disclosing in an unauthorized manner, infringing, or misappropriating in the conduct of the business of its Property as presently conducted the right or claimed right of any Person with respect to any Intellectual Property right which, individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect, (c) has no knowledge that any of the Purchased Intellectual Property is being used or disclosed in an unauthorized manner, infringed, or misappropriated by any Person, or (d) has not entered into any agreement to indemnify any Person against any charge of unauthorized use or disclosure, infringement, or misappropriation of any Purchased Intellectual Property.

         Section 6.9 Agreements, Contracts and Commitments.

         (a) Except as disclosed in the SEC Reports filed by the ultimate parent of Seller, (i) each Seller's Assumed Contract is valid and binding upon Seller (and, to Seller's knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no breach or violation of or default by Seller under any of its Assumed Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Seller, which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any of its Assumed Contracts, which breach, violation, default, termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration referred to in clause (ii) or (iii), alone or in the aggregate with other such breaches, violations, defaults, terminations, modifications, cancellations, foreclosures, impositions of a Lien, prepayments or accelerations referred to in clause (ii) or (iii), would be reasonably likely to have a Seller Material Adverse Effect.

         (b) As of 12:00 p.m. Las Vegas time on September 23, 2004, Seller has made available (either on its electronic data site or by physical or electronic delivery) copies of all of its material Assumed Contracts.

         Section 6.10 Litigation. As of the date hereof there is no action, suit or proceeding, claim, arbitration or investigation against Seller, pending, or as to which Seller has received any written notice of assertion or, to the knowledge of Seller, threatened against, Seller relating to its Purchased Assets or Assumed Liabilities or the transactions contemplated by this Agreement, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, except for matters that fall into any of the following three categories regardless of any overlap among said categories (i) matters disclosed in the SEC Reports filed by the ultimate parent of Seller, (ii) any matters listed in Section 6.10 of the Seller Disclosure Letter, and (iii) in any event all matters that individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect.

         Section 6.11 Environmental Matters. Except as that, individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect or as set forth on Section 6.11 of the Seller Disclosure Letter:

         (a) Seller has all Environmental Permits and the Environmental Permits are in full force and effect;

         (b) Seller's Property and its Purchased Assets, and its ownership, leasing, operation and use thereof, are in compliance with all applicable Environmental Laws;

         (c) there are no Environmental Liabilities of Seller;

         (d) there are no Environmental Conditions;

         (e) Seller has not received any written notices from any Governmental Entity or other Person alleging Liability or Environmental Liability under or violation of any Environmental Law related to its Property or its Purchased Assets, or alleging responsibility for the removal, clean-up, or remediation of any Environmental Condition or any violation, or alleged violation, of any Environmental Law or related to any Environmental Liability;

         (f) Seller is not subject to any pending or threatened enforcement or investigatory action by any Governmental Entity regarding an Environmental Condition;

         (g) to Seller's knowledge, no friable asbestos containing materials or polychlorinated biphenyls are contained in or stored on the Property or Purchased Assets and there is no pending or past claim or threatened claim relating to, or arising out of, any friable asbestos or lead containing material or exposure to or release thereof related to any Property or Purchased Asset, that could reasonably be expected to give rise to any material Environmental Liability;

         (h) to Seller's knowledge, no active or out-of-service underground storage tanks, or sites from which such storage tanks have been removed, or landfills, surface impoundments, waste piles or land disposal areas, exist in, at or on any of the Property or the Purchased Assets, that could reasonably be expected to give rise to any material Environmental Liability;

         (i) all environmental site assessment reports (including any Phase I or Phase II reports), and all investigation, remediation or compliance studies, audits, assessments or similar documents which, to Seller's knowledge, are in the possession of Seller and relate to the environmental conditions at its Property or its Purchased Assets have been made available to Buyer; and

         (j) neither its Property nor its Purchased Assets is subject to any current or threatened deed restriction, use restriction, institutional or engineering control or lien pursuant to any Environmental Laws.

         Section 6.12 Ordinary Course of Business. Since June 30, 2004, Seller has conducted its operations in the Ordinary Course of Business in all material respects.

         Section 6.13 Sufficiency of Assets. As of the date hereof, the Purchased Assets and Affiliate Assets include all of the assets that are reasonably necessary for the operation of the Property immediately following the Closing in substantially the same manner as currently conducted by the Seller, other than (a) the Excluded Assets, (b) the Reserved Employees, and
(c) services provided by, or at the direction of, the ultimate Parent of Seller and its Affiliates (other than Seller) and assets used to provide such services and Contracts related thereto (such services, assets and Contracts in this subclause (c), the "Non-Seller Assets"), assuming that: (i) Buyer shall have obtained all Buyer Permits, including the Gaming Approvals and (ii) all Assumed Contracts shall have been assigned to Buyer (it being agreed and understood that Seller is making no representation or warranty hereunder as to whether the amount of cash and cash equivalents included in the Property is in an amount sufficient to operate the Property under the Gaming Laws).

         Section 6.14 Permits; Compliance with Gaming Laws.

         (a) Seller and, to the knowledge of Seller, each of its directors, officers, Persons performing management functions similar to officers and partners, hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws, and in the case of Harrah's Seller One and Caesars Seller Two, the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard), necessary to conduct the business and operations conducted at its Property or exclusively related to its Purchased Assets, each of which is in full force and effect in all material respects (as it relates to each Seller, its "Seller Permits") and no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any of its Seller Permits that currently are in effect, the loss of which either, individually or in the aggregate, would be reasonably likely to have a Seller Material Adverse Effect. Throughout the period of time each has owned its respective Vessel, Harrah's Seller One and Caesars Seller Two have been and now eligible to document a U.S. flag vessel under 46 USC 12102(a)(3). Harrah's Seller Two is currently eligible to document a U.S. flag vessel under 46 USC 12102(a)(3). Seller and, to the knowledge of Seller, its directors, officers, key employees and Persons performing management functions similar to officers and partners, are in compliance with the terms of its Seller Permits, except for such failures to comply would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect. The businesses conducted by Seller at its Property is not being conducted in violation of any applicable Law of any Governmental Entity (including, without limitation, any Gaming Laws), except for possible violations which, individually or in the aggregate, do not and would not be reasonably likely to have a Seller Material Adverse Effect. Seller has not received a notice of any investigation or review by any Governmental Entity with respect to its Property or its Purchased Assets that is pending, and, to the knowledge of Seller, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect.

         (b) Except as set forth on Section 6.14(b) of the Seller Disclosure Letter, neither Seller nor, to the knowledge of Seller, any of its directors, officers, key employees or Persons performing management functions similar to officers or partners has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws exclusively related to actions or inactions at such Seller's Property which did or would be reasonably likely to result in fines or penalties of $50,000 or more. To Seller's knowledge, there are no facts, which if known to the regulators under the Gaming Laws would be reasonably likely to result in the revocation, limitation or suspension of a material license, finding of suitability, registration, permit or approval exclusively related to Seller's Property under the Gaming Laws.

         Section 6.15 Personnel; Labor Matters.

         (a) Seller has provided or made available to Buyer a list setting forth (i) as of a date not more than ten (10) days prior to the date hereof, the job titles (or positions held) of each of its Property Employees and (ii) as of a date not more than ten (10) days prior to the date hereof, the current annual base salary (or hourly rate) and most recent bonus paid.

         (b) As of the date of this Agreement and except as set forth on
Section 6.15(b) of the Seller Disclosure Letter, with respect to the Property
Employees: (i) there are no employees who are represented by a union in their capacity as employee of Seller, and to Seller's knowledge there is no union organizing activity with respect to any such employment with Seller; (ii) Seller is not party to any collective bargaining agreement, agreement to assume a collective bargaining agreement, letter of understanding, recognition agreement, card check agreement, or neutrality agreement with any union (collectively "Labor Agreements"); (iii) there are no pending material arbitrations, material demands for arbitration or grievances, or appeals from a material arbitration under any Labor Agreements; (iv) there are no pending unfair labor practice charges, complaints, or proceedings pending against Seller, or filed by Seller, before, or on appeal from, the National Labor Relations Board, or any other labor relations governmental body; (v) there are no pending representation petitions or proceedings, de-certification petitions or proceedings, de-authorization petitions or proceedings pending against Seller, or filed by Seller, before, or on appeal from, the National Labor Relations Board, or any other labor relations governmental body; (vi) there are no pending or scheduled negotiations with any union; and (vii) there are no strikes, slowdowns, work stoppages, picketing, union boycotts, or lockouts (collectively "Labor Disruptions"), or, to Seller's knowledge, threats of Labor Disruptions.

         Section 6.16 Employee Benefits.

         (a) Section 6.16(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all (i) "employee welfare benefit plans," within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) "employee pension benefit plans," within the meaning of Section 3(2) of ERISA; and (iii) material bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured) for employees of a Seller who are located at its Property (as it relates to each Seller, its "Property Employees") (all of the foregoing plans, programs, arrangements, commitments, practices and Contracts referred to in (i), (ii) and (iii) above are referred to, as it relates to each Seller, its "Seller Benefit Plans").

         (b) True and complete copies of each of the following documents have been made available by Seller to Buyer: (i) each of its Seller Benefit Plans,
(ii) the most recent Annual Report on Form 5500 for Seller 401(k) Plan and
(iii) the most recent IRS determination letter relating to each Seller 401(k) Plan.

         (c) With respect to the Seller 401(k) Plan: (i) such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and to Seller's knowledge nothing has occurred since the date of such determination that could reasonably be expected to result in the loss of such qualification or exempt status; (ii) such plan has been administered and operated in all material respects in accordance with its terms and applicable Law (including ERISA and the Code, and all rules and regulations promulgated thereunder); (iii) to Seller's knowledge, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such plan; (iv) to Seller's knowledge no disputes are pending or threatened by any governmental agency or authority or by any participant or beneficiary against any such plan, the assets of any trust under any such plan or the applicable plan sponsor or the plan administrator, or against any fiduciary of any such plan with respect to the design or operation of such plan, other than routine claims for benefits thereunder; (v) to Seller's knowledge no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that gives rise to or might reasonably be expected to give rise to material liability on the part of Seller or any ERISA Affiliate; and (vi) all contributions required to be made by or under any such plan (or trust or fund established thereunder or in connection therewith) or any related collective bargaining agreement as of the date hereof (taking into account any extensions of time for the making of such contributions) have been made in full.

         (d) Neither Seller nor any ERISA Affiliate has incurred any material Liability pursuant to Title IV of ERISA as a result of any of them being treated as a single employer, within the meaning of Section 414(b) or 414(c) of the Code, with any other trade or business, and to Seller's knowledge, no facts exist which could reasonably form the basis for any such material Liability.

         Section 6.17 Brokers. Neither Seller nor any of its Representatives have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except as set forth in
Section 6.17 of the Seller Disclosure Letter.

                                 ARTICLE VII.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to each Seller, except as set forth herein and in the Disclosure Letter delivered by Buyer to Seller on the date of this Agreement (the "Buyer Disclosure Letter"), as follows:

         Section 7.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or delay the Closing.

         Section 7.2 Authority; No Conflict; Required Filings and Consents.

         (a) Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

         (b) The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaw or other organizational document of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which Buyer is a party or by which any of them or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 7.2(c) hereof, conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Buyer or any of its or their properties or assets, except in the case of clauses (ii) and
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not materially impair or delay the Closing.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions to which it is a party that are contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) any approvals or filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Property, (iv) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing and
(v) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by any of the Sellers or any of their respective Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws).

         Section 7.3 Brokers. Neither Buyer nor any of its Representatives have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except as set forth on
Section 7.3 of the Buyer Disclosure Letter.

         Section 7.4 Financing.

         (a) Buyer will have available on the Closing Date sufficient funds to enable Buyer to pay the Purchase Price, the Estimated Closing Payment and the Estimated Operations Payment, all amounts due pursuant to the Operations Settlement, and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement.

         (b) Buyer has delivered to each of the Sellers complete and correct copies of fully executed commitment letters from Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, dated as of September 27, 2004 whereby such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of not less than $950,000,000 in connection with the transactions contemplated by this Agreement ("Debt Financing Commitment"). As of the date hereof, (i) the Debt Financing Commitment is in full force and effect and (ii) Buyer has no reason to believe that (x) any of the conditions to the Debt Financing Commitment will not be timely satisfied or (y) that the debt financing contemplated by the Debt Financing Commitment will not be timely consummated as contemplated therein or that the funds thereunder will not be available to Buyer on a timely basis to consummate the transactions contemplated by this Agreement.

         (c) As of the Closing, Buyer will have a net worth of at least Fifteen Million Dollars ($15,000,000) as provided in the Harrah's Seller Two Lease.

         Section 7.5 Licensability. Neither Buyer, nor any of its officers, directors, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Buyer (any such Persons, the "Licensing Affiliates") has ever been denied, or had revoked, a gaming license by a Governmental Entity or Gaming Authority. Buyer and each of its Licensing Affiliates which are licensed (collectively, the "Licensed Parties") are in good standing in each of the jurisdictions in which the Licensed Parties owns or operates gaming facilities. There are no facts, which if known to the regulators under the Gaming Laws, that would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a gaming license or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement.

         Section 7.6 Compliance with Gaming Laws.

         (a) Each of the Licensed Parties, and to Buyer's knowledge, each of the Licensed Parties directors, officers, key employees and Persons performing management functions similar to officers and partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities under the Gaming Laws necessary to conduct the business and operations of the Licensed Parties, each of which is in full force and effect in all material respects (the "Buyer Permits") and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect the loss of which either, individually or in the aggregate, would not be reasonably likely to materially impair or delay the Closing. Each of the Licensed Parties, and to Buyer's knowledge, each of the Licensed Parties directors, officers, key employees and Persons performing management functions similar to officers and partners are in compliance with the terms of the Buyer Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing. Neither Buyer nor any of its Licensing Affiliates has received notice of any investigation or review by any Governmental Entity under any Gaming Law with respect to Buyer or any of its Licensing Affiliates that is pending, and, to the knowledge of Buyer, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not impair or delay the Closing.

         (b) No Licensed Parties, and no director, officer, key employee or partner of the Licensed Parties has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of Fifty Thousand Dollars ($50,000) or more. To the knowledge of Buyer, there are no facts, which if known to the regulators under the Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a material license, finding of suitability, registration, permit or approval of the Licensed Parties, or any of their officers, directors, key employees or Persons performing management functions similar to an officer or partner, or limited partner under any Gaming Laws. No Licensed Parties, and no officer, director, key employee or Person performing management function similar to an officer or partner of the Licensed Parties, has suffered a suspension or revocation of any Buyer Permit held under the Gaming Laws.

         Section 7.7 Litigation. As of the date hereof, there are no actions, claims, suits or proceedings pending or, to Buyer's knowledge, threatened against Buyer before any Governmental Entity, which, if determined adversely, could prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.

                                 ARTICLE VIII.

                                   COVENANTS

         Section 8.1 Conduct of Business of Each Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations set forth below, each Seller agrees (except to the extent contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, such consent not to be unreasonably withheld) to carry on its business in the Ordinary Course of Business, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to continue to make maintenance capital expenditures in the Ordinary Course of Business, to market and promote each Property in the Ordinary Course of Business and to continue to make capital expenditures in accordance with the plans approved by Harrah's, Caesars or their respective Affiliates for 2004, as applicable, prior to the date hereof and described on Section 8.1(a) of the applicable Seller Disclosure Letter to Buyer (including with respect to Caesars Seller One to continue to make fixture, furniture and equipment expenditures with respect to the Casino C Property in accordance with the plan approved by Caesars or its Affiliates prior to the date hereof described in Section 8.1(a) of the Caesars Seller One Disclosure Letter) (the "Authorized Plans"), and, to the extent consistent with the operation of its Property in the Ordinary Course of Business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as disclosed on Section 8.1(b) of each applicable Seller Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Buyer (which consent shall not be unreasonably withheld), each Seller agrees that it shall not:

         (i) sell, pledge, lease, license, dispose of, grant, encumber or otherwise authorize the sale, pledge, disposition, grant or Encumbrance of any of its Purchased Assets, except for (1) sales of current assets in the Ordinary Course of Business in connection with operation of its Property or
(2) sales of equipment and other non-current assets in the Ordinary Course of Business in connection with operation of its Property;

         (ii) incur any material Liabilities that are Assumed Liabilities, except in the Ordinary Course of Business;

         (iii) violate, modify, amend or terminate any of its Assumed Contracts or waive, release or assign any material rights or claims, except in the Ordinary Course of Business or as required by applicable Law;

         (iv) cause or permit any of its Purchased Assets to be subjected to a Lien or Encumbrance, other than Permitted Encumbrances;

         (v) fail to maintain its existing insurance coverage of all types relating to its Purchased Assets (however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, such Seller may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

         (vi) make any changes to advertising or marketing plans or activities of Seller, other than in the Ordinary Course of Business;

         (vii) terminate any of its Property Employees (other than its Reserved Employees), except in the Ordinary Course of Business;

         (viii) transfer any of its Property Employees (other than its Reserved Employees) to properties, casinos or hotels owned or operated by Sellers' Affiliates (other than its Property);

         (ix) other than expenditures to be made pursuant to the Authorized Plans, authorize or make capital expenditures in the aggregate in excess of the amount set forth in Section 8.1(ix) of each Seller Disclosure Letter;

         (x) close or shut down its Property, except for such closures or shutdowns which are (a) required by action, order, writ, injunction, judgment or decree or otherwise required by Law, or (b) due to acts of God or other force majeure events;

         (xi) enter into any contract, or series of related contracts, to be assumed by Buyer under this Agreement which (1) expires after the one year anniversary of the date of this Agreement (unless such contract can be terminated on thirty (30) days' notice or less without cause and without the payment of any consideration for early termination) or (2) regardless of length, involves aggregate consideration in excess of One Hundred Thousand Dollars ($100,000) per month, (3) is between Seller and any Affiliates of Seller or (4) contains any restrictions on the operations of a Property following the Closing; provided, however, that a Seller may enter into the following agreements without any consent from Buyer: (A) any advance booking contract encompassing the time period up to and including the one year anniversary of the date of this Agreement which does not involve a room block commitment in excess of five hundred (500) room nights; and (B) purchase orders in the Ordinary Course of Business;

         (xii) make any payments, investments or commitments with the CRDA except with respect to funds committed as of the date hereof or as required by Law;

         (xiii) delete, damage or erase any Property Specific Data, other than in the Ordinary Course of Business; or

         (xiv) agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

         Section 8.2 Cooperation; Notice; Cure. Subject to compliance with applicable Law (including, without limitation, antitrust Laws and Gaming
Laws), from the date hereof until the Closing, each of the Sellers and Buyer shall confer on a regular and frequent basis with one or more representatives of the other parties to report on the general status of ongoing operations of the Properties. Each Seller shall promptly notify Buyer and the other Sellers, and Buyer shall promptly notify each of the Sellers in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such Seller or of Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of such Seller or Buyer contained in this Agreement. Nothing contained in Section 8.1 hereof shall prevent any Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 8.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

         Section 8.3 No Solicitation.

         (a) Prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 10.1 hereof, no Seller shall, directly or indirectly, through any of its officers, directors, employees, financial advisors, agents or other representatives (collectively, "Representatives") or Affiliates (i) solicit, encourage, facilitate or initiate any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal with respect to such Seller, (ii) engage in negotiations with any Person (or group of Persons) other than Buyer or its respective Affiliates concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal or (iii) enter into an agreement for an Acquisition Proposal.

         (b) Upon execution of this Agreement, each Seller shall, and shall cause its Representatives to, (i) cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and (ii) exercise any rights under a confidentiality agreement or similar agreement to request that any non-public information provided by a Seller or its Representatives to any third party (other than Buyer) in connection with an Acquisition Proposal (including any analysis, extracts or summaries thereof) be destroyed or returned to Harrah's, Caesars or such Seller, as the case may be to the extent permitted under any such confidentiality agreement.

         Section 8.4 Employee Matters.

         (a) On or prior to the Closing Date, Buyer shall extend offers of employment to all of each Seller's Property Employees who are employed at the Property on the date such offer is extended, other than each Seller's Reserved Employees. Each Property Employee who accepts Buyer's offer of employment shall commence employment with Buyer effective as of the Closing, except that any Property Employee who is not actively at work on the Closing Date (other than due to a short-term absence (e.g., vacation, holiday, jury duty, maternity leave, paternity leave or bereavement leave, illness or injury of shorter duration than would provide for coverage under each of Seller's long-term disability leave policies) in compliance with applicable policies of the applicable Seller) shall commence employment with Buyer effective as of the date such employee presents himself or herself to Buyer for active employment following the Closing Date. Each Property Employee who so commences employment with Buyer shall hereinafter be referred to as a "Transferred Employee" as of the day each commences employment with Buyer. To the knowledge of each Seller, following the Closing, each of its Transferred Employees shall be at-will employees, other than those employees covered by a collective bargaining agreement or whose employment agreements are set forth on Section 8.4(a) of the applicable Seller Disclosure Letter.

         (b) Effective as of the Closing, Buyer shall assume the employment agreements set forth in Section 8.4(a) of the Seller Disclosure Letter to the extent in effect as of the Closing.

         (c) Subject to the terms and conditions of any applicable collective bargaining agreement which is currently in effect or which may be in effect at any time in the future, (x) for a period of at least one (1) year immediately following the Closing Date, Buyer shall provide each Transferred Employee with base compensation which is not less than the base compensation of such Transferred Employee immediately prior to the Closing and (y) for a period of at least one (1) year immediately following the Closing Date, Buyer shall provide the Transferred Employees with bonus opportunity and annual and long-term incentive compensation (other than equity-based compensation or any Seller Benefit Plan containing similar benefits to those plans set forth on
Section 8.4(c) of the Buyer Disclosure Letter) that are in the aggregate, on an employee by employee basis, no less favorable than those which the Transferred Employees were provided by the applicable Seller or its Affiliates immediately prior to the Closing; provided, however, that the Transferred Employees that are parties to the employment agreements which are assumed pursuant to Section 8.4(b) hereof shall not be entitled to any rights under this Section 8.4(c).

         (d) Subject to the terms and conditions of any applicable collective bargaining agreement which is currently in effect or which may be in effect at any time in the future, for a period of at least one (1) year immediately following the Closing Date, Buyer shall, pursuant to plans and arrangements established or maintained by Buyer (the "Buyer Benefit Plans"), provide the Transferred Employees with pension, health and welfare benefits which in the aggregate are substantially comparable to those which the Transferred Employees were provided under the Seller Benefit Plans (with the exception of equity-based Seller Benefit Plans , those plans set forth on Section 8.4(c) of the Buyer Disclosure Letter and any other Seller Benefit Plans that contains similar benefits to those set forth on Section 8.4(c) of the Buyer Disclosure Letter) immediately prior to the Closing. Buyer shall ensure that the Buyer Benefit Plans treat employment with any of the Sellers or their respective Affiliates prior to the Closing the same as employment with any of Buyer and its Affiliates from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual under the Buyer Benefit Plans (except (x) to the extent giving such credit would result in duplication of benefits, (y) with respect to the benefits accruals under any defined benefit plan (whether or not tax qualified) and (z) any Buyer Benefit Plan which provides severance benefits).

         (e) Effective immediately after the Closing, Buyer shall cause the Transferred Employees to be covered by one or more medical benefit plans ("Buyer's Medical Plans") which shall provide benefits to the Transferred Employees and their dependents which in the aggregate are substantially comparable to the benefits which were provided to the Transferred Employees and their dependents by the applicable Seller's medical plans. Buyer's Medical Plans shall not contain any "pre-existing conditions" exclusions or limitations or "actively at work" requirements which would cause any of the Transferred Employees or their dependents to be excluded from Buyer's Medical Plans immediately after the Closing. Buyer shall give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees for the calendar year in which the Closing occurs under any welfare benefit plans maintained or contributed to by the applicable Seller for their benefit immediately prior to the Closing Date.

         (f) Effective as of the Closing Date, Buyer shall establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code ("Buyer's 401(k) Plan"). Subject to the terms and conditions of any applicable collective bargaining agreement which is currently in effect or which may be in effect at any time in the future, each Transferred Employee who participates in the Harrah's Entertainment, Inc. Savings and Retirement Plan, the Grand Casinos 401(k) Savings Plan or the Restated Park Place Entertainment Corporation 401(k) Savings Plan, as applicable (the applicable plan for each Seller, the "Seller 401(k) Plan") who satisfies the eligibility requirements of Buyer's 401(k) Plan shall become eligible to participate in Buyer's 401(k) Plan on the date he or she becomes an employee of Buyer and shall be credited with eligibility service and vesting service for all periods of service with the applicable Seller or any other entity if so credited with such service under the Seller 401(k) Plan. As soon as practicable after the Closing Date, each Seller shall cause the trustees of the applicable Seller 401(k) Plan to transfer to the trustees or other funding agent of the Buyer's 401(k) Plan, the amounts representing the account balances of the Transferred Employees (including the appropriate net investment return thereon and any participant loans made to any Transferred Employees), said amounts to be established as account balances or accrued benefits of the Transferred Employees under Buyer's 401(k) Plan. Each such transfer shall comply with Section 414(l) of the Code and the requirements of ERISA and the regulations promulgated thereunder. The assets to be transferred pursuant to this Section 8.4(f) shall be in cash, or to the extent mutually agreed upon by Seller and Buyer or as required by Law, in kind; provided, however, that any participant loans of a Transferred Employee shall be transferred in kind. At the time and to the extent that assets held in the trust with respect to the Seller 401(k) Plan are paid to the trust under the Buyer 401(k) Plan pursuant to this Section 8.4(f), the Buyer 401(k) Plan shall assume all liabilities of the Seller 401(k) Plan, for the payment of benefits transferred to the trust under the Buyer 401(k) Plan, and such transfer shall be in full discharge of all obligations of the Seller 401(k) Plan in respect thereof; provided, however, neither Buyer nor the Buyer 401(k) Plan shall assume any liability for failing to properly value the accounts of Transferred Employees under the Seller 401(k) Plan or for any other matter relating to the administration or the investment of the assets of the Seller 401(k) Plan.

         (g) As of the Closing Date, Buyer shall be substituted for each Seller, as applicable, as the contributing employer under each Multiemployer Pension Plan to which such Seller contributes with respect to the business conducted by such Seller at its Property (each, a "Substituted Multiemployer Pension Plan"). It is the intent of the parties to satisfy the provisions of
Section 4204 of ERISA with respect to any obligation that a Seller may have under each Substituted Multiemployer Pension Plan. Therefore, each Seller and Buyer agree as follows: (i) from and after the Closing Date, Buyer shall continue making contributions to each Substituted Multiemployer Pension Plan with respect to each Seller's Property Employees in accordance with the terms of any applicable collective bargaining agreement obligating a Seller to make contributions to such Substituted Multiemployer Pension Plan for substantially the same number of contribution base units for which such Seller has an obligation to contribute to such Substituted Multiemployer Pension Plan; (ii) unless exempt under Pension Benefit Guaranty Corporation Regulations Section 4204.11 or Section 4204.21, Buyer shall post a bond or hold in escrow in favor of the respective Substituted Multiemployer Pension Plan for a period of five
(5) plan years commencing with the first plan year beginning after the Closing Date in an amount and form that satisfies the requirements of Section 4204(a)(1)(B) of ERISA; (iii) in the event that Buyer withdraws in a complete or partial withdrawal under Section 4201 of ERISA from the respective Substituted Multiemployer Pension Plan during the first five (5) plan years beginning after the Closing Date, and Buyer fails to make any withdrawal liability payments when due, such Seller shall be secondarily liable for any withdrawal liability that such Seller would have had to the respective Substituted Multiemployer Pension Plan but for the provisions of this Section 8.4(g) and Section 4204 of ERISA; and (iv) in the event that all or substantially all of such Seller's assets are distributed, or if such Seller is liquidated during the first five (5) plan years beginning after the Closing Date, then such Seller shall provide a bond or amount in escrow equal to the present value of the withdrawal liability that such Seller would have had but for the provisions of this Section 8.4(g) and Section 4204 of ERISA.

         (h) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Buyer or under any benefit plan which Buyer may maintain.

         (i) Sellers and Buyer shall adopt the "standard procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, Seller as the predecessor employer performs all the reporting duties for the wages and other compensation it pays, including the filing of quarterly Forms 941 and the furnishing and filing of Forms W-2 and W-3 to all Transferred Employees. Seller will file its quarterly Form 941 for the quarter that includes the Closing Date. Buyer as the successor employer performs all the reporting duties for the wages and other compensation it pays. Each Seller and Buyer shall provide all required IRS Forms W-2 to its respective employees reflecting all wages and taxes paid and withheld before and after the Closing Date. Sellers and Buyer also shall adopt the standard procedure of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, Seller as the predecessor employer must keep on file the Forms W-4 and W-5 with respect to each Transferred Employee. The Transferred Employees will provide Buyer with new Forms W-4 and W-5 as Buyer will be responsible for deducting and withholding tax from wages paid to the Transferred Employees. With respect to garnishments, tax levies, child support orders, and wage assignments in effect for a Seller on the Closing Date for Transferred Employees (other than with respect to contributions to any Seller Benefit Plan), Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order that was filed with the applicable Seller on or before the Closing Date, and Seller will continue to make such payroll deductions and payments to authorized payees with respect to all other Property Employees who are not Transferred Employees. Each Seller shall, on or prior to the Closing Date, provide Buyer with such information in the possession of such Seller as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payees as required by this
Section 8.4(i).

         (j) Upon the Closing, Buyer shall become a successor employer and shall assume all Liabilities and obligations under, and be bound by, the collective bargaining agreements listed on Section 8.4(j) of any Seller Disclosure Letter.

         (k) On or following the Closing, Buyer shall comply with all provisions of the WARN Act with respect to all Transferred Employees. As part of its obligations under Article XI hereof, Buyer shall indemnify, defend and hold each Seller harmless from and against any Liability to any Transferred Employees or any Governmental Entity that may result to any such Seller based on Buyer's failure to comply with any provision of the WARN Act as required by this Section 8.4(k), including, but not limited to, fines, back pay and attorneys' fees.

         Section 8.5 Access to Information and the Property.

         (a) Upon reasonable notice, subject to applicable Law, including without limitation, antitrust Laws and Gaming Laws, each Seller shall afford Buyer's Representatives reasonable access, during normal business hours during the period from the date hereof to the Closing, to its Property, including without limitation, its data center facilities for hardware and software deployment, training, testing and pre-cutover systems engineering to facilitate a timely systems transition at the Transfer Time, and to all its personnel, properties, books, Contracts and records and, during such period, such Seller shall furnish promptly to Buyer all (i) copies of monthly financial reports and development reports, (ii) when available, the unaudited financial information related to its Property for the nine (9) months ended September 30, 2004 and all subsequent quarterly periods, (iii) when available, the audited financial information related to its Property for the twelve months ended December 31, 2004 (the "2004 Audited Financials") and, if requested by Buyer, the audited financial information for the twelve months ended December 31, 2001, 2002 and 2003 (the "2003 Audited Financials") (subject to Buyer's payment of any costs or expenses to produce such financial information) and (iv) all other information concerning the business and operation of its Property and its Property Employees as Buyer may reasonably request and Buyer shall have the right to reasonable office or other space (which if a hotel room or rooms shall be at the expense of Buyer) at each Property for transition purposes from the date that the waiting period under the HSR Act has expired or been terminated and no Governmental Entity having jurisdiction over federal competition or antitrust Laws of the United States shall have commenced an investigation, proceeding or other action which is continuing that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing thereof beyond the Closing Date and no injunction shall have been obtained, on the basis of antitrust or competition Laws of the United States in respect of the transactions contemplated by this Agreement (collectively, the "Inspection"); provided, however, that (i) Buyer shall provide the applicable Seller with at least twenty-four (24) hours' prior written notice of any Inspection; (ii) if such Seller so requests, Buyer's Representatives shall be accompanied by a Representative of such Seller; (iii) Buyer shall not initiate contact with employees or other representatives of any Seller other than such Seller's Representatives or other individuals designated by any of such Seller's Representatives without the prior written consent of such Seller's Representatives, which consent shall not be unreasonably withheld or delayed (and, at such Seller's option, one of such Seller's Representatives, an employer's representative or other agent of such Seller shall be present at all Inspections); (iv) subject to Section 8.21 hereof, Buyer's Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Properties without the applicable Seller's prior written consent, which consent may be withheld if in the reasonable judgment of such Seller's Representatives such testing would materially interfere with the operation of the business conducted at its Property; (v) Buyer shall not materially interfere with the operation of the business conducted at any Property; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to any Property or any other property owned by a Person other than Buyer arising from or caused by Inspection, and shall reimburse the applicable Seller for any loss arising from or caused by any Inspection, and restore such Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless such Seller and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys' fees) incurred by any of them arising or resulting therefrom; and (vii) without limiting the provisions of Section 8.21 hereof, in no event shall the results of any such Inspection or Buyer's satisfaction therewith be a condition to Buyer's obligations hereunder, it being the intent of Buyer to purchase the Properties on an "As Is, Where Is" basis as set forth in Section 12.4 hereof. Buyer will hold and cause its Representatives to hold any such information furnished to it by Sellers, which is nonpublic in confidence in accordance with (a) the confidentiality agreement dated August 6, 2004 and amended on August 25, 2004 between Harrah's and Buyer and (b) the confidentiality agreement dated August 9, 2004 between Caesars and Buyer (collectively, the "Confidentiality Agreements"). Notwithstanding anything to the contrary, Buyer and each Seller agree that following the Closing Date the limitations on confidentiality herein and in the Confidentiality Agreements shall not apply to any information that is a part of the Total Assets. The Confidentiality Agreements shall survive the Closing and continue in full force and effect thereafter. Notwithstanding anything to the contrary, Buyer and each Seller agree that in the event any proprietary information or knowledge relating to an Excluded Asset of such Seller is obtained, revealed or otherwise made known to Buyer in effecting (i) the transition from Excluded Software to replacement software pursuant to
Section 1.5 hereof, specifically, or (ii) the removal of the Excluded Assets, generally, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 8.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

         (b) Following the Closing, upon reasonable notice, Buyer shall (and shall cause its Subsidiaries, and its and their respective Representatives,
to) provide the applicable Seller and its Affiliates and Representatives with reasonable access and duplicating rights, during normal business hours and on reasonable notice, to all of Buyer's personnel, properties, books, contracts, commitments and records related solely to the Purchased Assets and shall cooperate with the applicable Seller, as reasonably necessary for such Seller to pursue any suit, claim, action, proceeding or investigation relating to the claims in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any suit, claim, action, proceeding or investigation related to the Excluded Assets; provided, however, that (i) the applicable Seller shall provide Buyer with at least twenty-four (24) hours' prior written notice; (ii) if Buyer so requests, the applicable Seller's Representatives shall be accompanied by a Representative of Buyer; (iii) the applicable Seller shall not materially interfere with the operation of the business conducted at any Property; and (iv) Buyer shall not be required to incur any costs in connection with the rights granted to any Seller in this
Section 8.5(b). Notwithstanding the foregoing, Buyer shall not be required to provide any information which (i) it reasonably believes it may not provide to Sellers and their respective Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party if, in the case of a confidentiality agreement, Buyer has used reasonable efforts to obtain the consent of such party to such disclosure, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege. If any material is withheld by Buyer pursuant to the immediately preceding sentence, Buyer shall inform the applicable Seller as to the general nature of the material which is being withheld.

         Section 8.6 Governmental Approvals.

         (a) Buyer and the applicable Seller or Sellers shall cooperate with each other and use their reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by the applicable Seller or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, (C) the Gaming Laws and (D) any other applicable Law (collectively, the "Governmental Approvals"), and to comply with the terms and conditions of all such Governmental Approvals. Buyer and the applicable Seller or Sellers and their respective Representatives and Affiliates shall file (x) within fifteen (15) days after the date hereof, all required initial applications and documents in connection with obtaining the approvals under applicable Gaming Laws and the HSR Act and (y) as soon as reasonably practicable after the date hereof, all Governmental Approvals other than those set forth in subclause (x) and shall act diligently and promptly to pursue the Governmental Approvals and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing parties hereto and their advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Buyer and each applicable Seller shall use reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible. Buyer and each Seller shall have the right to review in advance and, to the extent practicable, each will consult all of the parties hereto on, in each case, subject to applicable Laws relating to the exchange of information (including, without limitation, antitrust laws and any Gaming Laws), all the information relating to Buyer or each applicable Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement. Without limiting the foregoing, Buyer and each applicable Seller will notify all of the other parties hereto promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply all of the other parties hereto with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that with respect to comments, requests and communications from Governmental Entities other than the FCC, Federal Trade Commission, Department of Justice and Gaming Authorities the requirements of this sentence shall apply only to material comments, requests and communications.

         (b) Without limiting Section 8.6(a) hereof, Buyer and each applicable Seller shall:

         (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person; and

         (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing;

         (c) Buyer and each Seller shall promptly advise each of the other parties hereto upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Buyer and each applicable Seller shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, seeking to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed.

         (d) From the date of this Agreement until the Closing, each party shall promptly notify all other parties hereto in writing of any pending or, to the knowledge of Buyer or the applicable Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any of other transaction governed by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing. For the avoidance of doubt, nothing in this Agreement shall in any way require any Seller or any party to the Merger Agreement to in any way advise, inform, include or provide anything to Buyer in any matter relating to the Merger Agreement, including, without limitation, the obtaining of necessary governmental or regulatory approvals or non-action in connection with the Merger Agreement.

         (e) Buyer agrees to consider in good faith any amendment, waiver or alteration to this Agreement (or any schedule or exhibit to this Agreement) reasonably requested by Seller if, in the reasonable discretion of such Seller, any such amendment, waiver or alteration is required to consummate the transactions set forth in the Merger Agreement.

         (f) Notwithstanding anything else contained in this Section 8.6 or elsewhere in this Agreement, all of the parties hereto agree that (i) with respect to any matter that arises from, or is related to, either the Casino B Property, the Casino C Property or the Casino D Property, Harrah's Seller One is not required to take any action, cause any action to be taken, obtain any consent, license, permit, waiver, approval, authorization or order, or make any filing or submission; (ii) with respect to any matter that arises from, or is related to, either the Casino A Property, the Casino C Property or the Casino D Property, Harrah's Seller Two is not required to take any action, cause any action to be taken, obtain any consent, license, permit, waiver, approval, authorization or order, or make any filing or submission; (iii) with respect to any matter that arises from, or is related to, either the Casino A Property, the Casino B Property or the Casino D Property, the Caesars Seller One is not required to take any action, cause any action to be taken, obtain any consent, license, permit, waiver, approval, authorization or order, or make any filing or submission; and (iv) with respect to any matter that arises from, or is related to, either the Casino A Property, the Casino B Property or the Casino C Property, the Caesars Seller Two is not required to take any action, cause any action to be taken, obtain any consent, license, permit, waiver, approval, authorization or order, or make any filing or submission.

         Section 8.7 Publicity. Each Seller and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with all of the other parties hereto before issuing, provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including without limitation the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with the New York Stock Exchange or public statement or filing made in connection with the transactions contemplated by the Merger Agreement, including without limitation in any proxy statement or registration statement relating thereto. Notwithstanding anything to the contrary herein, Buyer, any Seller or any of their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and the Sellers and do not reveal non-public information regarding Buyer or any Seller.

         Section 8.8 Further Assurances and Actions.

         (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, (ii) fulfill all conditions precedent applicable to such party pursuant to this Agreement and (iii) terminate or allow to expire all obligations and Liabilities of Harrah's Seller One or its Affiliates pursuant to the Homebuyer Guarantee Program and the City of East Chicago Obligations. To the knowledge of Harrah's Seller One, it has performed, and will perform, all of its obligations then due under the Homebuyer Guarantee Program and the City of East Chicago Obligations in all material respects.

         (b) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with title to the Total Assets and the assumption of the Assumed Liabilities, the proper officers and/or directors of Buyer and the appropriate Seller or Sellers, and their Affiliates as applicable, shall take all action reasonably necessary (including (i) executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions and (ii) transferring its Purchased Assets from an Affiliate of a Seller to such Seller, as applicable) and the applicable Seller shall bear the cost of any such necessary action; provided, that if such action is necessary due to events or circumstances particular to Buyer or any of its assigns, Buyer shall bear the cost of such action.

         (c) After the Closing, each Seller shall refer to Buyer all inquiries relating to the Purchased Assets and as soon as reasonably practicable deliver to Buyer (i) any mail, packages and other communications addressed to such Seller relating to the Purchased Assets and (ii) any cash or other property that such Seller receives and that properly belongs to Buyer pursuant to the terms hereof, including any insurance proceeds, payments and interest payable thereon.

         (d) The parties hereto acknowledge that Affiliates of a Seller may hold certain assets used exclusively in the operation of, or employs certain Persons that work at, its respective Property (collectively, the "Affiliate Assets"). The applicable Seller shall cause its Affiliate to take such actions as are necessary to cause such Affiliates at the Closing to transfer to Buyer the Affiliate Assets, and the Liabilities associated therewith that would be Assumed Liabilities if such Liabilities were Liabilities of a Seller ("Affiliate Liabilities"). In addition, such Affiliate Assets shall be deemed to be Purchased Assets or Property Employees, as applicable, of a Seller for purposes of this Agreement and such Affiliate Liabilities shall be deemed to be Assumed Liabilities for purposes of this Agreement. Sellers represent that the Affiliate Assets (other than the Persons that work at the Properties), and any Affiliate Liabilities, are not material in amount, other than the Real Property set forth in Section 6.7(a) of a Seller Disclosure Letter.

         (e) Each of the Sellers agrees that it shall use its reasonable best efforts to have House Funds at its Property as of the Transfer Time in an amount equal to the minimum cash amounts on hand at each Property as required by Law; provided, however, that nothing in this Section 8.8(e) shall impact
(i) Buyer's obligations set forth in Section 4.2 hereof to reimburse Seller for all House Funds in excess of the Minimum Cash or (ii) Sellers obligation to deliver to Buyer the Minimum Cash at the Closing.

         Section 8.9 Transfer Taxes; HSR Filing Fee.

         (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to
Tax) incurred with respect to the purchase and sale of Total Assets pursuant to this Agreement shall be borne one-half by Buyer and one-half by the Sellers. Buyer and the Sellers shall cooperate in preparing, executing and filing all Tax Returns and other documentation on a timely basis as may be required to comply with the provisions of any such Tax Laws.

         (b) The filing fees pursuant to the pre-merger notifications under the HSR Act shall be borne by Buyer.

         Section 8.10 Financing.

         (a) Prior to the Closing, Buyer will use its best efforts to obtain financing necessary to pay the Purchase Price, the Estimated Closing Payment and the Estimated Operations Payment, all payments to be made pursuant to the Final Closing Statement and Final Operations Settlement, and all fees and expenses necessary or related to the consummating of the transactions contemplated by this Agreement (collectively, the "Financing").

         (b) Harrah's, Caesars and each Seller hereby agree to (i) reasonably cooperate with Buyer to enable Buyer to consummate the Financing (including without limitation using reasonable best efforts to provide access to the independent accountants of Sellers and their Affiliates to prepare financial statements for the Financing), (ii) use reasonable best efforts to cause to be delivered the 2003 Audited Financials and the September 30, 2004 financial information defined in Section 8.5(a)(ii) not later than ninety (90) days after the date hereof and (iii) use reasonable best efforts to cause to be delivered the 2004 Audited Financials as promptly as practicable; provided, however, that (i) Buyer shall be solely responsible for all out of pocket costs and expenses incurred by any Seller in regard to such Seller's cooperation under this Section 8.10(b), (ii) all financing materials, including offering circulars and amendments thereto, used prior to the Closing Date shall include disclaimers that no Seller is responsible for any of the contents therein, and (iii) Buyer shall (x) provide copies to each applicable Seller of financing materials, including offering circulars and amendments thereto used prior to the Closing Date, that contain information about any such Seller, within a reasonable time prior to the filing or distribution of such financing materials; provided, however, that Buyer shall only be required to provide Seller with copies of those sections of the financing materials that relate to such Seller and (y) to the extent reasonably practicable, shall allow each applicable Seller an opportunity to comment thereon. If the Closing occurs prior to February 15, 2005, Harrah's, Caesar's and each Seller shall take all reasonable actions in their power (including, without limitation, making available to Buyer and its representatives reasonable access to any books, records, work papers and other information not included in the Purchased Assets and to any employees of any of them or their respective Affiliates, signing any customary management representation letters to Seller's independent public accountant and instructing its independent public accountants to cooperate with Buyer) and otherwise to use reasonable best efforts to cause to be delivered the 2004 Audited Financials and any other financial information relating to its Property for any other period ending on or prior to the Closing Date as promptly as practicable after the Closing , and Buyer shall reasonably cooperate with each Seller with respect to the foregoing (including without limitation authorizing Buyer's independent public accountant to cooperate with Seller's independent public accountant with respect to any certification of such financial statements by Seller's independent accountant, and providing reasonable access, to the extent relevant, to Property personnel, documents and materials reasonably required for such Seller to prepare the 2004 Audited Financials and such other financial information (if any).

         Section 8.11 Like-Kind Exchange.

         (a) Any Seller may elect to effect the transfer and conveyance of the Purchased Assets as part of a tax-deferred exchange under Section 1031 of the Code (a "Section 1031 Exchange"). If any Seller so elects (an "Electing Seller"), such Electing Seller shall provide notice to Buyer of its election, with a copy of such notice to the other Sellers, and thereafter such Electing
Seller:

         (i) may at any time at or prior to Closing assign its rights and obligations under this Agreement to a "qualified intermediary" as defined in Treasury Regulation Section 1.1031(k)-1(g)(4), subject to all of Buyer's rights and obligations hereunder; and

         (ii) shall promptly provide written notice of such assignment to Buyer, with a copy of such notice to the other Sellers.

         (b) Buyer shall cooperate with an Electing Seller's reasonable requests intended to allow such Electing Seller to effect the Section 1031 Exchange; provided, however, that Buyer's obligation to cooperate with such Electing Seller shall be limited and conditioned as follows:

         (i) Buyer shall receive written notice from the Electing Seller at least three (3) business days prior to the Closing Date, which shall identify the parties involved in such Section 1031 Exchange, enclose all documents for which Buyer's signature shall be required, and instruct Buyer as to any changed manner of payment of the Purchase Price (including having such payment be made to a "qualified intermediary");

         (ii) the Electing Seller shall pay for any and all reasonable additional costs and expenses incurred by Buyer in connection with accommodating the Section 1031 Exchange; (iii) the Electing Seller shall not be relieved of any of its obligations under this Agreement by reason of the
Section 1031 Exchange; and

         (iv) the Electing Seller's failure to effectuate any intended Section 1031 Exchange shall not relieve such Electing Seller from its obligations to consummate the transactions contemplated by this Agreement and the consummation of such Section 1031 Exchange shall not be a condition precedent to such Electing Seller's obligations under this Agreement.

         (c) The Electing Seller hereby indemnifies and agrees to defend, and hold Buyer harmless from and against any claims, costs, damages, expenses, liabilities and losses incurred by, claimed against or suffered by it arising out of such Electing Seller's Section 1031 Exchange.

         Section 8.12 Reservations; Loyalty Program; Guests; Chips.

         (a) Reservations. Buyer will honor the terms and rates of all pre-Closing reservations (in accordance with their terms) made in the Ordinary Course of Business at the Properties by guests or customers, including advance reservation cash deposits, for rooms or services confirmed by any of the Sellers for dates after the Closing Date. Each of the Sellers may continue to accept reservations for periods after the Closing in the Ordinary Course of Business in operating its Property. Buyer recognizes that such reservations may include discounts or other benefits, including, without limitation, benefits extended under the Connection Card or Total Rewards programs, as applicable, or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations. Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements; provided that such agreements were made in the Ordinary Course of Business. Buyer agrees that none of the Sellers can make and have not made any representation or warranty that any party holding a reservation or agreement for rooms, facilities or services will utilize such reservation or honor such agreement. Buyer, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

         (b) Frequent Player Award Programs.

         (i) Buyer agrees to honor all awards extended by Harrah's Sellers or its Affiliates to members of Harrah's Total Rewards or any other frequent player award program on terms consistent with the Harrah's Sellers' or their Affiliates' past practice in the Ordinary Course of Business or Harrah's nationwide programs, and Buyer authorizes the Harrah's Sellers to extend such awards that expire after the Closing Date in the Ordinary Course of Business.

         (ii) Buyer agrees to honor all awards extended by Caesars Sellers or their Affiliates to members of Caesars' Connection Card frequent player award program on terms consistent with the Caesars Sellers' or their Affiliates' past practice in the Ordinary Course of Business or Caesars' nationwide programs, and Buyer authorizes each of the Caesars Sellers to extend such awards that expire after the Closing Date in the Ordinary Course of Business.

         (c) Guests' Safe Deposit Boxes. Not later than thirty (30) days prior to the anticipated Closing Date, each Seller shall use reasonable efforts to send a notice by certified mail to the last known address of each Person who has stored personal property in safe deposit boxes located at its Property, advising them that they must make arrangements with Buyer to continue use of their safe deposit box and that if they should fail to do so within fifteen
(15) days after the date of such notice is sent, the box will be opened in the presence of a Representative of the applicable Seller, a Representative of Buyer, a representative of the applicable Gaming Authority or its Representative (if required by applicable Law) and a Notary Public (if required by applicable Law, who may also be a Representative of Buyer or a Seller); and the contents of such box will be sealed in a package by the Notary Public, who shall write on the outside the name of the Person who rented the safe deposit box and the date of the opening of the box in the presence of the Representatives of the applicable Seller and Buyer, respectively. The Notary Public and the Representatives of each of the applicable Seller and Buyer shall then execute a certificate reciting the name of the Person who rented the safe deposit box, the date of the opening of the box and a list of its contents. The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the person who rented the safe deposit box. The package will then be placed in a vault arranged by Buyer. Pursuant to Article XI hereof, the applicable Seller shall be responsible for and indemnify Buyer against claims of alleged missing items not contained on the certificate, and Buyer shall be responsible for and indemnify the applicable Seller against claims of alleged missing items listed on the certificate.

         (d) Guests' Baggage. Prior to the Closing, the applicable Seller, on the one hand, and Buyer, on the other hand, shall take inventory of: (a) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of such Seller at its Property; (b) all luggage or other property of guests retained by such Seller as security for unpaid accounts receivable; and (c) the contents of the baggage storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. Except for the property referred to in (b) above, which shall be removed from the Properties by the applicable Seller or their Affiliates within ten (10) days after the Closing, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by said representatives of the applicable Seller and Buyer as of the Closing. Said baggage and other items shall be stored as Buyer shall choose, and Buyer shall be solely responsible for claims with respect thereto.

         (e) Destruction of Chips. Pursuant to the Indiana, Mississippi and New Jersey Gaming Regulations, each Seller shall, at least thirty (30) days prior to the Closing, submit for approval of the all applicable Gaming Authorities a plan for the redemption and destruction of all chips, tokens and plaquemines at its Property (both as of the Closing Date and at the conclusion of the redemption period provided in Section 8.12(f) below). Buyer agrees to cooperate fully with the applicable Seller in effectuating the plan that is approved by the Gaming Authorities.

         (f) Post-Closing Redemption of Chips. Pursuant to the Indiana, Mississippi and New Jersey Gaming Regulations Gaming Regulations and as approved and directed by the Gaming Authorities, the applicable Seller shall, for a period of not less than six (6) months after the Closing, redeem for cash all of such Seller's gaming chips, tokens and plaquemines issued prior to the Closing at its Property. The procedures implemented by such Seller shall be those approved by the Gaming Authorities, a copy of which shall be supplied to Buyer as soon as reasonably practicable. Buyer acknowledges and agrees that to the extent the Gaming Authorities allow, at the request of the applicable Seller, Buyer shall redeem said chips, tokens and plaquemines and such Seller shall reimburse Buyer for said redemption for amounts that constitute Excluded Liabilities not less than once per week. After the date hereof through the Closing, each Seller shall manage the chip Liability in the Ordinary Course of Business. After the Closing, Buyer will only use its own chips at each of the Properties.

         (g) Front Money.

         (i) Pursuant to the Indiana, Mississippi and New Jersey Gaming Regulations, each Seller shall, at least thirty (30) days prior to the Closing, to the extent legally required, submit for approval to all applicable Gaming Authorities a plan containing customary terms for the inventory of the Front Money at its Property. Buyer and Seller agree to cooperate fully with each other in effectuating the plan that is approved by the applicable Gaming Authorities.

         (ii) Effective as of the Closing, Representatives of each of Buyer and the applicable Seller shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money. All such Front Money shall be retained in each Property cage and listed in an inventory prepared and signed jointly by Representatives of Buyer and the applicable Seller no later than the Transfer Time. Buyer shall be responsible from and after the Transfer Time for all Front Money and shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this
Section 8.12(g).

         Section 8.13 Transfer of Utilities; Insurance.

         (a) Utilities. Prior to the Closing, each Seller shall notify all utility companies servicing its Property of the anticipated change in ownership of its Property and request that all billings after the Closing be made to Buyer at such Property address. Buyer shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Property for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Property for all periods after Closing. Following Closing, all utility deposits made by a Seller will be refunded directly to such Seller by the utility company holding same.

         (b) Insurance. Any Seller's fire and casualty insurance and other insurance policies may be cancelled by such Seller as of the Closing Date, and any refunded premiums shall be retained by such Seller. Buyer will be responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.

         Section 8.14 Certain Transactions. Prior to the Closing, Buyer shall not, and shall not permit any of its Affiliates to, take, or agree to commit to take, (i) any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or (ii) any action that would or is reasonably likely to cause any Governmental Entity having jurisdiction over federal antitrust or competition Laws of the United States to commence or re-open a proceeding or investigation that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing thereof beyond the Outside Date.

         Section 8.15 FCC Approvals.

         (a) Each Seller and Buyer will, as applicable, not later than fifteen
(15) days after the execution of this Agreement by the parties, execute and file FCC applications to seek the consent of the FCC to the assignment of the FCC Licenses to Buyer ("FCC Approval"), or Buyer will apply for licenses comparable to the FCC licenses to be issued by the FCC in the name of Buyer, as appropriate ("FCC Application"). The applicable Seller and Buyer agree to use their respective reasonable best efforts to cooperate with any requests for information, filing of forms, communications with the FCC or other actions which are reasonably necessary in order to obtain FCC Approval.

         (b) If FCC Approval has not been obtained on or before the Closing Date and no special temporary authority has been granted by the FCC that allows Buyer to operate under the FCC Licenses or the FCC Application has not been granted, then (i) the Closing shall nevertheless occur as scheduled, and
(ii) the parties will comply with any applicable requirements of the FCC or applicable Law (including without limitation Seller tendering for cancellation the FCC Licenses). Buyer agrees that it will not use or operate the equipment which is the subject of the FCC Licenses, FCC Approval or FCC Application after the Closing in violation of any requirements of the FCC or any applicable Law.

         Section 8.16 Insurance; Casualty and Condemnation. If, before the Closing, one or more Properties is damaged by fire or other casualty, and such damage together with all other casualties occurring prior to the Closing do not individually or in the aggregate result in a Total Material Adverse Effect, then the Closing shall proceed as scheduled and the applicable Seller shall, at the Closing, (i) pay to Buyer all insurance proceeds received by such Seller to date with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration of such Property; provided, that if such insurance proceeds are not sufficient to fully repair or restore such Property, such Seller shall pay Buyer an additional amount equal to such shortfall (the "Shortfall Amount") and (ii) assign to Buyer all rights of such Seller against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, however, that any recovery of money from any third Person pursuant to the rights conveyed under this subsection (ii) shall be paid, following the payment of Buyer's out of pocket fees and expenses, to the applicable Seller until such Seller has been repaid the Shortfall Amount. The obligations of each Seller pursuant to the prior sentence shall constitute full compensation for the damage to such Property, and after the Closing such Seller shall have no responsibility for restoration or repair of its Property or any resultant loss, directly, by subrogation, or otherwise. In the event that any casualty or casualties occurring prior to the Closing individually or in the aggregate, results in a Total Material Adverse Effect, then Buyer shall have fifteen (15) days to exercise its termination right under Section 10.1(h) hereof; provided, however, that, if requested by Buyer, the applicable Seller(s) and Buyer shall discuss and consult in good faith for a period of up to thirty (30) days after any such casualty to discuss whether such casualty (individually or together with any prior casualties) constitutes to a Total Material Adverse Effect, and after any such period expires, Buyer shall have fifteen (15) days to exercise its termination right pursuant to Section 10.1(h) hereof with respect to such casualty.

         Section 8.17 Certain Notifications. From the date of this Agreement until the Closing, each party hereto shall promptly notify all of the other parties hereto in writing regarding any:

         (a) breach of any covenant or obligation of such party hereunder, as applicable; and

         (b) fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article IX hereof of this Agreement, as applicable.

         Section 8.18 Use of Customer List. Neither Buyer nor any of its Affiliates or Representatives shall (a) resell any Customer List (it being agreed and understood that the sale of all or substantially all of a Property shall not be a violation of this clause (a)), (b) publish any Customer List, or (c) use any Customer List to offer, solicit or promote any illegal, obscene or pornographic material or activity. In the event Buyer or any of its Representatives or Affiliates takes any of the foregoing actions, the applicable Seller shall have the right to the immediate return of its Customer List, and Buyer shall have no rights to use such Customer List after such date. Buyer further agrees not to use any Customer List in any illegal manner, nor use it to engage in any activity that would constitute spamming under any applicable jurisdiction's regulations.

         Section 8.19 No Control. Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, any of the Properties or the Total Assets. Until the Closing, the operations and affairs of a Seller's Property and a Seller's Purchased Assets are the sole responsibility of and under the complete control of such Seller, except as provided for in this Agreement or in the Merger Agreement.

         Section 8.20 Ground Lease Estoppels. Each applicable Seller agrees to use its reasonable efforts to obtain an estoppel (dated (or updated) not earlier than thirty (30) days prior to the Closing Date) in a form reasonably acceptable to Buyer and otherwise acceptable to each ground lessor under the Harrah's Seller One Lease, the Harrah's Seller Two Lease, the Caesars Seller One Lease, the Caesars Seller Two Lease and the Tunica Golf Course Leases; provided, however, that no Seller shall be required to pay money to any ground lessor or any other third party in connection with obtaining such estoppels.

         Section 8.21 Phase I and Phase II ESAs.

         (a) Within forty five (45) days after the date hereof, each Seller shall deliver to Buyer copies of new Phase I ESA reports for its Property, prepared by ENVIRON International Corporation, or such other qualified consulting firm reasonably acceptable to Buyer. All matters contained in the new Phase I ESA reports shall be deemed disclosed to Buyer on Section 6.11 of the applicable Seller Disclosure Letter as if included therein on the date hereof.

         (b) If the applicable new Phase I ESA identifies reasons to believe that any Property is contaminated with Hazardous Substances, and if the new Phase I ESA recommends a Phase II ESA to further investigate any such potential contamination, then the applicable Seller shall use commercially reasonable efforts to deliver such Phase II ESA as soon as reasonably practicable, and shall use commercially reasonable efforts to cause such delivery within ninety (90) days from delivery to such Seller of the corresponding Phase I ESA.

         (c) If the Phase II ESA for any Property describes contamination of such Property by Hazardous Substances that requires Remediation, the Sellers shall obtain a written estimate from the Phase II ESA consultant (or such other consultant as Sellers may reasonably select, subject to Buyer's consent that shall not be unreasonably withheld) of the cost to Remediate (and shall deliver to Buyer a copy of such written estimate). Within 20 days after receiving such estimate, Seller may, at its option but subject to the first sentence of Section 8.21(d) hereof, elect to either (1) reduce such Seller's pro rata portion of the Purchase Price (as set forth in Section 3.1(a)) by the amount of such estimate, or (2) to use commercially reasonable efforts to Remediate such Hazardous Substances, if any, prior to the Closing Date, at such Seller's sole cost and expense. If such Seller elects to provide such reduction to Buyer rather than perform any Remediation, then upon the Closing (and notwithstanding any other provision of this Agreement) Seller shall have no further responsibility, obligation or liability to Buyer with respect to such matters. If such Seller elects to perform the Remediation, then upon completion of such Remediation (and notwithstanding any other provision of this Agreement), Seller shall have no further responsibility, obligation or liability to Buyer with respect to such matters.

         (d) Seller may not elect to perform the Remediation unless such Remediation may be performed without unreasonably interfering with the operations of the business conducted at the relevant Property. To the extent that any Seller elects to perform a Remediation and cannot reasonably complete such Remediation prior to the Closing Date, Buyer shall cooperate with and provide the applicable Seller with reasonable access to the relevant Property, personnel, documents and materials reasonably required for such Seller (and shall otherwise cooperate reasonably with such Seller) to complete such Remediation and Seller agrees that it shall use all commercially reasonable efforts to minimize any interference with the operation of the business conducted at the relevant Property.

         (e) Each Seller shall promptly provide copies to Buyer of all notices, correspondence, draft reports, submissions, work plans and final reports for the Phase I ESA and the Phase II ESAs (and shall instruct the environmental consultant to provide such drafts) and shall give Buyer a reasonable opportunity to comment in advance on such documents and on any submissions such Seller intends to deliver or submit to Buyer or to the appropriate Governmental Entity prior to said submission. Buyer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Phase I ESA or Phase II ESA investigations and Remediation, including field work undertaken, and each Seller shall reasonably cooperate with Buyer's monitoring and Seller shall promptly provide Buyer with the results of all field work for the Phase II ESA investigations and Remediation, if any.

         Section 8.22 Tunica Golf Course LLC Estoppel. Harrah's Seller Two agrees to use its reasonable efforts to obtain an estoppel substantially in the same form as Exhibit P from Tunica Golf Course LLC; provided, however, that Harrah's Seller Two shall not be required to pay money to any Person in connection with obtaining such estoppel.

         Section 8.23 Letter from Mercantile Bank. Harrah's Seller One agrees to use its reasonable efforts to obtain a letter from Mercantile Bank confirming that Harrah's Seller One is not in default under the Homebuyer Guarantee Program and confirming the Homebuyer Guarantee Amount; provided, however, that Harrah's Seller One shall not be required to pay money to Mercantile Bank or any other third party in connection with obtaining such letter.

         Section 8.24 Title Defects and Survey Defects. Each Seller agrees to use its reasonable efforts to assist Buyer and Title Insurer in curing all title defects and survey defects that are not Major Title Defects or Major Survey Defects; provided, however, that, other than with respect to the delivery of the owner's affidavits in accordance with Section 5.2(q) hereof, such assistance shall be at no material cost or liability to Seller.

         Section 8.25 Harrah's Seller Two Subleases. Harrah's Seller Two agrees to use its reasonable efforts to obtain and deliver to Buyer copies of consents to assignment of lease from the parties set forth on Section 8.25 of the Harrah's Seller Two Seller Disclosure Letter; provided, however, that in each case, Harrah's Seller Two shall not be required to pay money to the landlord under such leases or any third party in connection with obtaining such consents.

         Section 8.26 Caesars Seller One Lease Consents and Renewals. Caesars Seller One agrees to use its reasonable efforts to obtain consents to assignment of lease from the landlords under the Caesar Seller One Lease; provided, however, that Caesars Seller One shall not be required to pay money to such landlords or any third party in connection with obtaining such consents. Additionally, Caesars Seller One shall, in the Ordinary Course of Business, elect to renew the Caesars Seller One Lease, in accordance with the terms of such leases; provided, however, if the consent is not provided by the applicable landlord under the Caesars Seller One Lease, Caesars Seller One shall not be obligated to seek such renewal.

                                 ARTICLE IX.

                             CONDITIONS TO CLOSING

         Section 9.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:

         (a) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of any of the transactions contemplated by the Agreement or that makes it illegal for either party hereto to perform its obligations hereunder.

         (b) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.

         Section 9.2 Additional Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date which may be waived in whole or in part in writing exclusively by Buyer:

         (a) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Seller Material Adverse Effect" set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Total Material Adverse Effect. Buyer shall have received a certificate signed on behalf of each Seller by an officer of such Seller to such effect to such officer's knowledge.

         (b) Performance of Obligations of Seller. Each Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by it or them under this Agreement at or prior to the Closing, including without limitation delivery of the items listed in Section
5.2 hereof; provided, however, that notwithstanding the foregoing, each Seller's covenants, agreements and obligations to (a) Remediate Hazardous Substances (as described in Section 8.21 hereof) and (b) cure any Monetary Encumbrances, Major Title Defects or Major Survey Defects (as described in
Article XII hereof) shall have been performed in all respects, except in the case of clause (a), where the failure of the performance of such covenants, agreements and obligations do not, individually or in the aggregate, result in a Total Material Adverse Effect, and in the case of clause (b), where the failure of the performance of such covenants, agreements and obligations do not, individually or in the aggregate, result in a Seller Material Adverse Effect. Buyer shall have received a certificate signed on behalf of each Seller by an officer of such Seller to such effect to such officer's knowledge.

         (c) Release of Liens. All Liens (other than Permitted Encumbrances) on the Real Property, Properties, or the Vessels (other than any Liens which are not Monetary Encumbrances which shall be cured in accordance with Article XII hereof) shall be in a position to be released of record concurrently with the Closing except where failure to release such Liens would not, individually or in the aggregate, result in a Seller Material Adverse Effect and any Monetary Encumbrances shall have been cured in accordance with Article XII hereof. Buyer shall have received a certificate signed on behalf of each Seller by an officer of such Seller to such effect to such officer's knowledge.

         Section 9.3 Additional Conditions to Obligations of Sellers. The obligations of each of the Sellers to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by all of the Sellers:

         (a) Governmental Consents. Buyer shall have obtained all consents, approvals, findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations or filings with any Governmental Entity with jurisdiction in respect of the Gaming Laws required or necessary in connection with the transactions contemplated by this Agreement and necessary for ownership and operation of the Property (including, without limitation, approval, licensing or registration of Buyer and its (i) officers, executive directors, key employees or Persons performing management functions similar to officers, (ii) partners and (iii) limited partners, each, as required by any Governmental Entity) shall have been obtained and made and shall be in full force and effect.

         (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality (or any variation thereof) shall be true and correct and such representations and warranties that are not qualified shall be true in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Each Seller shall have received a certificate signed on behalf of Buyer by its chief executive officer or chief financial officer to such effect to such officer's knowledge.

         (c) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation delivery of items listed in Section 5.2 hereof. Each Seller shall have received a certificate signed on behalf of Buyer by the chief executive officer or chief financial officer of Buyer to such effect to such officer's knowledge.

                                  ARTICLE X.

                           TERMINATION AND AMENDMENT

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 10.1(b) through 10.1(g) hereof, by written notice by the terminating party to the other parties):

         (a) by mutual agreement of the Sellers (acting together) and Buyer;

         (b) by any of the Sellers or the Buyer, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this
Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

         (c) by any of the Sellers or Buyer, if any Gaming Authority has made a final non-appealable written determination that such Gaming Authority will not issue to Buyer all Gaming Approvals;

         (d) by any of the Sellers or the Buyer, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and one or more of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such action;

         (e) by Buyer, if any Seller has breached any representation, warranty, covenant or agreement on the part of such Seller set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 9.2(a) or (b) hereof and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty
(30) day period but can be reasonably cured prior to the Outside Date, and such Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(e); provided, further, that Buyer's right to terminate this Agreement under this Section 10.1(e) shall not be available if, at the time of such intended termination, any Seller has the right to terminate this Agreement under Sections 10.1(b), (c), (d), or (f) hereof; provided, further, that Buyer shall not have the right to terminate this Agreement under this Section 10.1(e) if the failure to satisfy the conditions set forth in Section 9.2(b) solely relates to Seller's obligations under Section 8.10(b) hereof;

         (f) by any of the Sellers, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 9.3(b) or (c) hereof and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty
(30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(f); provided, further, that Sellers' right to terminate this Agreement under this Section 10.1(f) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Sections 10.1(b), (d) or (e) hereof;

         (g) by Buyer, if any Seller fails to cure a Major Title Defect or Major Survey Defect that it is obligated to cure in accordance with Article XII hereof; provided, however, that Buyer may only exercise this right of termination (i) for a period of ten (10) calendar days after the end of the applicable Cure Period and (ii) if such failure to cure results, individually or in the aggregate, in a Seller Material Adverse Effect; and

         (h) by Buyer, in the event that any casualty or casualties occurring prior to the Closing results, individually or in the aggregate, in a Total Material Adverse Effect; provided, however, that the termination right set forth in this Section 10.1(h) is subject to the terms and conditions set forth in Section 8.16 hereof.

         Section 10.2 Effect of Termination.

         (a) Liability. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall immediately become void and there shall be no Liability on the part of Buyer or any Seller, or their respective Affiliates or Representatives, other than pursuant to Sections 8.5, 10.2, 11.2 and Article XIII hereof; provided, however, that nothing contained in this Section 10.2 shall relieve or limit the Liability of either party to this Agreement for any fraudulent or willful breach of this Agreement.

         (b) Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

         (c) Application of the Deposit.

         (i) Upon the termination of this Agreement pursuant to Sections 10.1(b) or (d) hereof, and if (x) at or prior to such termination (A) all Gaming Approvals shall not have been obtained or (B) the waiting period under the HSR Act shall have not expired or been terminated (or any Governmental Entity having jurisdiction over federal antitrust or competition Laws of the United States shall have commenced an investigation, proceeding or other action which is continuing at the time of such termination of this Agreement, or an injunction shall have been obtained, on the basis of antitrust or competition Laws of the United States in respect of the transactions contemplated by the Agreement), the Deposit, together with any interest earned thereon, shall be paid to the Sellers (and the Sellers shall split the Deposit (and any interest earned thereon) among themselves as such Deposit is allocated between the Properties as set forth in Section 3.2(a) hereof) and if
(y) at or prior to such termination (A) all Gaming Approvals shall have been obtained and not revoked and (B) the waiting period under the HSR Act shall have expired or been terminated (and no Governmental Entity having jurisdiction over federal antitrust or competition Laws of the United States shall have commenced an investigation, proceeding or other action which is continuing at the time of such termination of this Agreement, and no injunction shall have been obtained, on the basis of antitrust or competition Laws of the United States in respect of the transactions contemplated by the Agreement), the Deposit, together with interest earned thereon, shall be paid in equal amounts to Buyer, on the one hand and the Sellers, on the other hand (and the Sellers shall split the Deposit (and any interest earned thereon) among each Seller pro rata based as such Deposit is allocated between the Properties as set forth in Section 3.2(a) hereof); provided, however, that Buyer shall be paid the Deposit if any Seller's failure to perform its obligations under the Agreement was the primary cause of the reason for the termination set forth in Section 10.1(d) hereof.

         (ii) Upon the termination of this Agreement pursuant to Sections 10.1(a), (e), (g) or (h) hereof the Deposit, together with interest earned thereon, shall be paid to Buyer.

         (iii) Upon the termination of this Agreement pursuant to Sections 10.1(c) or (f) hereof, the Deposit, together with any interest earned thereon, shall be paid to the Sellers (and the Sellers shall split the Deposit (and any interest earned thereon) among themselves as such Deposit is allocated between the Properties as set forth in Section 3.2(a) hereof).

         (d) Sole and Exclusive Remedy. The parties hereto agree that the provisions contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in this Section 10.2 are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 10.2 hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 10.2 hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy in the event of termination of this Agreement on the bases specified in such section or as a result of the Buyer not obtaining the Financing (it being agreed and understood that nothing in this Section 10.2 is intended to limit (other than a breach of Section 8.14 hereof) (i) any Seller's remedy in the event of a willful breach by Buyer or (ii) Buyer's remedy in the event of a willful breach by any Seller).

                                 ARTICLE XI.

                           SURVIVAL; INDEMNIFICATION

         Section 11.1 Survival of Representations, Warranties, Covenants and Agreements.

         (a) Except as set forth in Article X and Section 11.1(b) hereof, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

         (b) The representations and warranties made by each of the Sellers and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) nine months after the Closing Date; provided, however, that the representations made in Sections 6.2(a) and 6.5 hereof shall survive until the expiration of the applicable statute of limitations. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the "Survival Period" with respect to such representation or warranty. The parties intend for the preceding two sentences to shorten the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 11.1(b), no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period of time). The termination of the representations and warranties provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the indemnifying party prior to the expiration of the Survival Period provided herein.

         Section 11.2 Indemnification.

         (a) From and after the Closing, Harrah's Seller One shall solely and exclusively indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives (each, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of or resulting from:

         (i) any breach of any representation or warranty made by Harrah's Seller One in this Agreement or in any certificate, instrument or agreement provided for in this Agreement, in either case without regard to any reference to materiality or Seller Material Adverse Effect;

         (ii) any breach of any covenant or agreement made, or to be performed, by Harrah's Seller One in this Agreement or in any certificate, instrument or agreement provided for in this Agreement;

         (iii) the Excluded Liabilities retained by Harrah's Seller One; and

         (iv) the Excluded Assets retained by Harrah's Seller One
(collectively, with the items covered in clauses (i), (ii) and (iii) of this Section 11.2(a), the "Harrah's Seller One Items").

         (b) From and after the Closing, Harrah's Seller Two shall solely and exclusively indemnify, save and hold harmless the Buyer Indemnified Parties from and against any and all Damages incurred in connection with, arising out of or resulting from:

         (i) any breach of any representation or warranty made by Harrah's Seller Two in this Agreement or in any certificate, instrument or agreement provided for in this Agreement, in either case without regard to any reference to materiality or Seller Material Adverse Effect;

         (ii) any breach of any covenant or agreement made, or to be performed, by Harrah's Seller Two in this Agreement or in any certificate, instrument or agreement provided for in this Agreement;

         (iii) the Excluded Liabilities retained by Harrah's Seller Two; and

         (iv) the Excluded Assets retained by Harrah's Seller Two
(collectively, with the items covered in clauses (i), (ii) and (iii) of this Section 11.2(b), the "Harrah's Seller Two Items").

         (c) From and after the Closing, Caesars Seller One shall solely and exclusively indemnify, save and hold harmless the Buyer Indemnified Parties from and against any and all Damages incurred in connection with, arising out of or resulting from:

         (i) any breach of any representation or warranty made by Caesars Seller One in this Agreement or in any certificate, instrument or agreement provided for in this Agreement, in either case without regard to any reference to materiality or Seller Material Adverse Effect;

         (ii) any breach of any covenant or agreement made, or to be performed, by Caesars Seller One in this Agreement or in any certificate, instrument or agreement provided for in this Agreement;

         (iii) the Excluded Liabilities retained by Caesars Seller One; and

         (iv) the Excluded Assets retained by Caesars Seller One
(collectively, with the items covered in clauses (i), (ii) and (iii) of this Section 11.2(c), the "Caesars Seller One Items").

         (d) From and after the Closing, Caesars Seller Two shall solely and exclusively indemnify, save and hold harmless the Buyer Indemnified Parties from and against any and all Damages incurred in connection with, arising out of or resulting from:

         (i) any breach of any representation or warranty made by Caesars Seller Two in this Agreement or in any certificate, instrument or agreement provided for in this Agreement, in either case without regard to any reference to materiality or Seller Material Adverse Effect;

         (ii) any breach of any covenant or agreement made, or to be performed, by Caesars Seller Two in this Agreement or in any certificate, instrument or agreement provided for in this Agreement;

         (iii) the Excluded Liabilities retained by Caesars Seller Two; and

         (iv) the Excluded Assets retained by Caesars Seller Two
(collectively, with the items covered in clauses (i), (ii) and (iii) of this Section 11.2(d), the "Caesars Seller Two Items").

         (e) From and after the Closing, Buyer shall indemnify, save and hold harmless each of the Sellers and their Affiliates and their respective Representatives (each, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") from and against any and all Damages of such Seller incurred in connection with, arising out of or resulting from:

         (i) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, instrument or agreement provided for in this Agreement, in either case without regard to any reference to materiality;

         (ii) any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement or in any certificate, instrument or agreement provided for in this Agreement;

         (iii) the Assumed Liabilities;

         (iv) the ownership, use, operation or maintenance of the Total Assets from and after the Closing or the conduct of business of the Properties from and after the Closing; and

         (v) any assistance offered to Buyer by Sellers and their respective Affiliates and Representatives pursuant to Section 8.10(b) hereof.

         (f) Interpretation.

         (i) Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages.

         (ii) Notwithstanding anything contained in this Agreement, (a) Harrah's Seller One shall in no event be obligated to indemnify, save or hold harmless any Buyer Indemnified Party from and against any Damages incurred in connection with, arising out of or resulting from any Harrah's Seller Two Items, any Caesars Seller One Items or any Caesars Seller Two Items; (b) Harrah's Seller Two shall in no event be obligated to indemnify, save or hold harmless any Buyer Indemnified Party from and against any Damages incurred in connection with, arising out of or resulting from any Harrah's Seller One Items, any Caesars Seller One Items or any Caesars Seller Two Items; (c) Caesars Seller One shall in no event be obligated to indemnify, save or hold harmless any Buyer Indemnified Party from and against any Damages incurred in connection with, arising out of or resulting from any Harrah's Seller One Items, any Harrah's Seller Two Items or any Caesars Seller Two Items; and (d) Caesars Seller Two shall in event be obligated to indemnify, save or hold harmless any Buyer Indemnified Party from and against any Damages incurred in connection with, arising out of or resulting from any Harrah's Seller One Items, any Harrah's Seller Two Items or any Caesars Seller One Items.

         Section 11.3 Procedure for Claims between Parties. If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party" and collectively, the "Indemnified Parties") entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a "Notice") to the indemnifying party hereunder (the "Indemnifying Party" and collectively, the "Indemnifying Parties") and to all the other parties hereto as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article XI. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

         Section 11.4 Defense of Third Party Claims. If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a "Third Party Claim") for which indemnification under this Article XI may be sought, Notice thereof shall be given to the Indemnifying Party and to all the other parties hereto as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure. The Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties' reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only (x) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties' reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

         Section 11.5 Limitations on Indemnity.

         (a) No Buyer Indemnified Party shall seek, or be entitled to, indemnification from Harrah's Seller One pursuant to Section 11.2(a)(i) and
Section 11.2(a)(ii) (solely with respect to the failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to such sections hereof is less than Five Million Five Hundred Thirty Five Thousand Dollars ($5,535,000) (the "Harrah's One Threshold") or exceeds an amount equal to Twenty Two Million One Hundred Forty Thousand Dollars ($22,140,000) (the "Harrah's One Cap"); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 11.2(a)(i) and Section 11.2(a)(ii) (solely with respect to the failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) equals or exceeds the Harrah's One Threshold, then Buyer shall be entitled to recover for such Damages subject to the limitations in this Section 11.5(a) only to the extent such Damages exceed the Harrah's One Threshold, but in any event not to exceed the Harrah's One Cap. Notwithstanding anything to the contrary herein, solely with respect to any breach by Harrah's Seller One of the representations or warranties set forth in Section 6.11 hereof, the Harrah's Seller One Threshold shall be deemed to be One Million Dollars ($1,000,000) but any Damages within such threshold shall also be applicable to the Harrah's Seller One Threshold.

         (b) No Buyer Indemnified Party shall seek, or be entitled to, indemnification from Harrah's Seller Two pursuant to such Section 11.2(b)(i) and Section 11.2(b)(ii) (solely with respect to the failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to such sections is less than Two Million Fifty Six Thousand Dollars ($2,056,000) (the "Harrah's Two Threshold") or exceeds an amount equal to Eight Million Two Hundred Twenty Six Thousand Dollars ($8,226,000) (the "Harrah's Two Cap"); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 11.2(b)(i) and
Section 11.2(b)(ii) (solely with respect to failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) equals or exceeds the Harrah's Two Threshold, then Buyer shall be entitled to recover for such Damages subject to the limitations in this Section 11.5(b) only to the extent such Damages exceed the Harrah's Two Threshold, but in any event not to exceed the Harrah's Two Cap. Notwithstanding anything to the contrary herein, solely with respect to any breach by Harrah's Seller Two of the representations or warranties set forth in Section 6.11 hereof, the Harrah's Seller Two Threshold shall be deemed to be One Million Dollars ($1,000,000) but any Damages within such threshold shall also be applicable to the Harrah's Seller Two Threshold.

         (c) No Buyer Indemnified Party shall seek, or be entitled to, indemnification from Caesars Seller One pursuant to Section 11.2(c)(i) and
Section 11.2(c)(ii) (solely with respect to the failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to such sections is less than Five Million Eight Hundred Sixty Five Thousand Dollars ($5,865,000) (the "Caesars One Threshold") or exceeds an amount equal to Twenty Three Million Four Hundred Sixty Thousand Dollars ($23,460,000) (the "Caesars One Cap"); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 11.2(c)(i) and Section 11.2(a)(ii) (solely with respect to the failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) hereof equals or exceeds the Caesars One Threshold, then Buyer shall be entitled to recover for such Damages subject to the limitations in this Section 11.5(c) only to the extent such Damages exceed the Caesars One Threshold, but in any event not to exceed the Caesars One Cap. Notwithstanding anything to the contrary herein, solely with respect to any breach by Caesars Seller One of the representations or warranties set forth in Section 6.11 hereof, the Caesars Seller One Threshold shall be deemed to be One Million Dollars ($1,000,000) but any Damages within such threshold shall also be applicable to the Caesars Seller One Threshold.

         (d) No Buyer Indemnified Party shall seek, or be entitled to, indemnification from Caesars Seller Two pursuant to Section 11.2(d)(i) and
Section 11.2(d)(ii) (solely with respect to the failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to such sections is less than One Million Five Hundred Forty Four Thousand Dollars ($1,544,000) (the "Caesars Two Threshold") or exceeds an amount equal to Six Million One Hundred Seventy Four Thousand ($6,174,000) (the "Caesars Two Cap"); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 11.2(d)(i) and
Section 11.2(d)(ii) (solely with respect to the failure by Seller to fulfill its obligations pursuant to Section 8.17(b) hereof with respect to any breach of a representation or warranty) (ii) hereof equals or exceeds the Caesars Two Threshold, then Buyer shall be entitled to recover for such Damages subject to the limitations in this Section 11.5(d) only to the extent such Damages exceed the Caesars Two Threshold, but in any event not to exceed the Caesars Two Cap. Notwithstanding anything to the contrary herein, solely with respect to any breach by Caesars Seller Two of the representations or warranties set forth in
Section 6.11 hereof, the Caesars Seller Two Threshold shall be deemed to be One Million Dollars ($1,000,000) but any Damages within such threshold shall also be applicable to the Caesars Seller Two Threshold.

         (e) In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds) and (iii) shall be computed net of any Tax benefit obtained or obtainable by the Indemnified Party with respect to such Damages. If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Parties, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to the Indemnifying Party. The Indemnified Parties shall use best efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article XI.

         Section 11.6 Payment of Damages. An Indemnified Party (or if an Electing Seller, its designated "qualified intermediary") shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party (or if an Electing Seller, its designated "qualified intermediary") may become entitled by reason of the provisions of this Article XI, within fifteen (15) days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party's obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

         Section 11.7 Exclusive Remedy.

         (a) After the Closing, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer and each of the Sellers each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful misconduct) such party may have against the other parties hereto arising under or based upon this Agreement or any schedule, exhibit, Disclosure Letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this Article XI). Notwithstanding anything to the contrary in this Section 11.7, in the event of a fraudulent breach of the representations, warranties, covenants or agreements contained herein by Buyer or any Seller, any Indemnified Party shall have all remedies available at law or in equity with respect thereto.

         (b) Without limiting the foregoing, the Buyer Indemnified Parties hereby waive and agree not to seek (whether under any Environmental Law or otherwise) any statutory or common law remedy (whether for contribution, equitable indemnity or otherwise) against any Indemnifying Party with regard to any Environmental Condition or Environmental Liability.

         Section 11.8 Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article XI shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

                                 ARTICLE XII.

                            TITLE TO REAL PROPERTY

         Section 12.1 Title Commitments and UCC Search. Buyer has received and reviewed Schedule B to each title commitment delivered by the Title Insurer prior to the date hereof to the extent marked and attached to Section 12.1 of each Seller Disclosure Letter (as related to each Seller such Schedule B shall mean, its "Title Commitment") and each UCC-11 Search delivered by the Title Insurer prior to the date hereof to the extent set forth in Section 12.1 of each Seller Disclosure Letter (as related to each Seller, its "UCC Search") as evidence of the status of each Seller's title to its Property as of the dates thereof. Buyer acknowledges and agrees that the Title Commitments (as marked) do not contain or reflect any Major Title Defects. Each Seller shall cause the Title Insurer to deliver the Title Policy to Buyer at the Closing insuring that Buyer has leasehold or fee simple title to the Properties (with such coinsurance and reinsurance reasonably satisfactory to Buyer), and Buyer agrees to accept title to the Properties subject only to the Permitted Encumbrances. Buyer shall pay the premium for each Title Policy and all endorsements thereto. Seller shall execute any and all owner's affidavits as reasonably required by the Title Insurer as necessary to issue the Title Policy.

         Section 12.2 Survey. Buyer agrees to accept each Property subject to all matters shown by the surveys to the extent such surveys are listed in
Section 12.2 of each Seller Disclosure Letter (as it relates to each Seller, its "Surveys").

         Section 12.3 Defects.

         (a) Each Seller may provide Buyer with an updated Title Commitment and UCC Search from time to time prior to Closing at such Seller's election, and each Seller shall provide Buyer and its counsel with an updated Title Commitment and UCC Search not earlier than forty (40) business days and not later than ten (10) business days prior to the Closing, all at Buyer's cost and expense. To the extent not delivered as of the date hereof, each Seller shall provide Buyer with a new title commitment and/or UCC-11 searches for all Properties within thirty (30) days after the date hereof at Seller's sole cost and expense.

         (b) Each Seller shall provide Buyer and its counsel with a new or an updated and certified Survey, as applicable, within ninety (90) calendar days after the date hereof at Buyer's sole cost and expense.

         (c) If any new or updated Title Commitment, UCC Search or Survey shows defects not shown by the applicable Title Commitment, UCC Search, or Survey provided as of the date hereof that are Major Survey Defects or Major Title Defects, and Buyer has delivered to the applicable Seller and its counsel an itemized written notice of such Major Survey Defects or Major Title Defects ("Buyer's Title Notice") within ten (10) business days after the date of delivery of the applicable new or updated Title Commitment, UCC Search or Surveys to Buyer, then such Seller shall, within thirty (30) calendar days after receipt of Buyer's Title Notice (the "Cure Period"), begin the process to cure the Major Survey Defects or Major Title Defects identified in Buyer's Title Notice and to continue to diligently prosecute such cure. If necessary, the Cure Period and the Closing Date may be extended for a reasonable amount of time (as determined in Seller's reasonable discretion) to accommodate the amount of time necessary to allow Seller to cure such Major Survey Defects or Major Title Defects identified in Buyer's Title Notice; provided, however, that (i) the Closing Date shall not be extended beyond the Outside Date other than any extension thereof pursuant to this Section 12.3(c) without the mutual agreement of Buyer and Seller and (ii) Buyer shall not be obligated to deposit any additional Deposit amounts in connection with an extension of the Closing Date pursuant to this Section 12.3(c) if all of the conditions to Closing set forth in Sections 9.1 and 9.3 have been satisfied. In addition, Seller shall have the obligation to cure any Monetary Encumbrances on or prior to the Closing Date. Notwithstanding anything to the contrary contained herein, under no circumstances shall any Permitted Encumbrance be considered a Major Survey Defect or Major Title Defect for purposes of this Article XII.

         (d) Failure to provide Seller with Buyer's Title Notice within the ten (10) business day period following delivery of the applicable updated Title Commitment, UCC Search or Survey shall be deemed a waiver of Buyer's right to disapprove of any matters disclosed by any such updated Title Commitment, UCC Search or Survey, and Buyer shall then be deemed to have accepted all matters as described in each Title Commitment, UCC Search and Surveys, as updated, without reserving any claim against such Seller for title defects or Survey defects, and all such matters shall be deemed to be Permitted Encumbrances.

         (e) For purposes of this Section 12.3, "cure" of a Monetary Encumbrance, a Major Survey Defect or a Major Title Defect must consist of one of the following (at Seller's election): (a) in the case of Major Survey Defects, delivery of an updated survey showing the absence of such Major Survey Defect or (b) in the case of a Monetary Encumbrance, a Major Survey Defect or Major Title Defect, delivery of an updated Title Commitment (or endorsement thereto) showing the deletion from Schedule B of, or endorsement (in a form reasonably acceptable to Buyer) over, such Monetary Encumbrance, Major Survey Defect or Major Title Defect.

         Section 12.4 As Is. Buyer acknowledges that it is familiar with each of the Properties and has had the opportunity, directly or through its representatives to inspect each of the Properties and conduct due diligence activities. Without limitation of the foregoing, Buyer acknowledges that the Purchase Price has been negotiated based on Buyer's express agreement that there would be no contingencies (financial or otherwise) to Closing other than the conditions set forth in Article IX hereof. Buyer or its Representatives shall have fully examined and inspected the Properties prior to the execution of this Agreement, and subject to the provisions of this Article XII and each Seller's representations, warranties and covenants expressly set forth herein or any certificate, instrument or agreement delivered pursuant hereto and subject to the conditions set forth herein, Buyer agrees to accept the Properties in an "AS IS" condition as of the Closing. Buyer agrees that, except as provided in this Agreement or any certificate, instrument or agreement delivered pursuant to this Agreement, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of any Seller, or any salesperson or broker (if any) involved in this transaction as to the Properties, including, but not limited to: (a) any representation, statements or warranties as to the physical condition of the Properties, (b) the fitness and/or suitability of the Properties for use as a hotel and casino, (c) the financial performance of the Properties, (d) the compliance of the Properties with applicable building, zoning, subdivision, environmental, or land use Laws, codes, ordinances, rules or regulations, (e) the state of repair of the Properties, (f) the value of the Properties, (g) the manner or quality of construction of the Properties, (h) the income derived or to be derived from the Properties, or (i) the fact that the Properties may be located on earthquake faults or in seismic hazardous zones. Other than in accordance with
Article XI hereof, Buyer, for itself and its successors and assigns, waives any right to assert any claim against any Seller, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

                                ARTICLE XIII.

                                 MISCELLANEOUS

         Section 13.1 Definitions.

         (a) For purposes of this Agreement, the term:

         "Accounts Receivable" means, as it relates to each Seller, all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable and indebtedness for borrowed money or overdue accounts receivable to such Seller, in each case, due and owing by any third party, but not including the Tray Ledger and the Markers.

         "Acquired Personal Property" means, as it relates to each Seller, the Personal Property of such Seller, excluding the Excluded Personal Property of such Seller.

         "Acquisition Proposal" means (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of assets (including capital stock) of a Seller comprising 25% or more of such Seller's consolidated assets (by book or by fair market value) or of over 25% of any class of equity securities of such Seller, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of a Seller, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a Seller and a third party, in each case, other than the transactions contemplated by this Agreement. The parties agree and acknowledge that notwithstanding anything in the previous sentence, none of the transactions or actions contemplated by the Merger Agreement shall be deemed to be an Acquisition Proposal.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

         "Assumed Contracts" means, as it relates to each Seller, the Operating Agreements of such Seller; provided, that "Assumed Contracts" shall not be deemed to include any Excluded Contracts.

         "ASTM Phase I Standard" means the American Society of Testing and Materials Practice E1527-00 for Phase I ESAs.

         "Books and Records" means, as it relates to each Seller, (i) all books and records of such Seller relating to its respective Property (except
(x) to the extent related to such Seller's Excluded Liabilities, such Seller's Excluded Assets or otherwise proprietary to Harrah's, Caesars or their respective Affiliates (other than such Seller) and (y) such Seller's Customer Database), including without limitation, all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits, (ii) all plans and specifications for a Seller's Property, and (iii) all human resources and other employee-related files and records relating to the Transferred Employees, except to the extent prohibited by Law.

         "Caesars Seller One" shall have the meaning provided in the preamble hereto; provided, however, solely for purposes of Sections 1.1(q), 1.4 (but only in respect of its Purchased Assets) 4.1, 4.3, 5.1, 5.2(n), 5.2(q), 5.2(r), 5.2(w), 6.1, 6.2, 6.5(c) (but only in respect of the Purchased Assets and Assumed Liabilities, as applicable), 6.6 (but only in respect of its Purchased Assets and Assumed Liabilities, as applicable), 6.7 (but only in respect of its Purchased Assets and Assumed Liabilities, as applicable), 6.11 (but only in respect of its Purchased Assets and Assumed Liabilities, as applicable), 6.17 (but only in respect of its Purchased Assets and Assumed Liabilities, as applicable), 8.1 (but only in respect of its Purchased Assets and Assumed Liabilities, as applicable, for the following phrase "During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations set forth below, each Seller agrees (except to the extent contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, such consent not to be unreasonably withheld) to carry on its business in the Ordinary Course of Business, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to continue to make maintenance capital expenditures in the Ordinary Course of Business"), 8.1(i) through 8.1(v) (but only in respect of its Purchased Assets and Assumed Liabilities, as applicable), 8.1(x) (but only in respect of the Purchased Assets and Assumed Liabilities, as applicable), 8.1(xiv) (but only with respect to 8.1(i) though 8.1(v) and 8.1(x) as listed above), 8.2, 8.3, 8.5, 8.8, 8.9, 8.10
(provided, that only the Caesars Sellers set forth in the preamble hereto shall be required to deliver the 2003 Audited Financials, the 2004 Financials and the September 30, 2004 financial information defined in Section 8.5(a)(ii)), 8.13, 8.16, 8.17, 8.21 (but only in respect of the Purchased Assets and Assumed Liabilities, as applicable), 8.24, 9.2, 12.1, 12.2 and 12.3, Article XI and Article XIII and the definition of "Caesars Seller One Land" hereof (the "Multi-Party Sections"), "Caesars Seller One" shall mean, one or more of the following: (i) GNOC Corporation, a New Jersey corporation; or (ii) Bally's Park Place, Inc., a New Jersey corporation; or (iii) Land Ventures Realty LLC, a New Jersey limited liability company, as required by the context of the applicable Multi-Party Section based on such entities' ownership of the relevant portion of the Real Property. When the context of any such Multi-Party Section refers to: (i) the Real Property set forth on
Section 6.7(a)(i) of the Caesars Seller One Seller Disclosure Letter, Caesars Seller One shall be deemed to include GNOC Corporation; (ii) the Real Property set forth on Section 6.7(a)(ii) of the Caesars Seller One Seller Disclosure Letter, Caesars Seller One shall be deemed to include Bally's Park Place, Inc. and/or (iii) the Real Property set forth on Section 6.7(a)(iii) of the Caesars Seller One Seller Disclosure Letter, Caesars Seller One shall be deemed to include Land Ventures Realty LLC.

         "Caesars Seller One Land" means the real property owned or leased by Caesars Seller One, as more particularly described in Sections 6.7(a)(i), 6.7(a)(ii) and 6.7(a)(iii) of Caesars Seller One's Seller Disclosure Letter.

         "Caesars Seller One Lease" means, collectively, the ground leases set forth on Section 6.7(c) of Caesars Seller One's Disclosure Letter.

         "Caesars Seller Two Land" means the real property leased pursuant to the Caesars Seller Two Lease and the real property owned by Caesars Seller Two, as more particularly described in Section 6.7(a) of Caesars Seller Two's Seller Disclosure Letter.

         "Caesars Seller Two Lease" means, collectively, the Port Facility Lease and the Old River Lease.

         "Casino A Property" means, collectively, the Harrah's Seller One Land, the hotel and casino located at the Land and the Fixtures at such Property.

         "Casino B Property" means, collectively, the Harrah's Seller Two Land, the hotel and casino located at the Land and the Fixtures at such Property.

         "Casino C Property" means, collectively, the Caesars Seller One Land, the hotel and casino located at the Land and the Fixtures at such Property.

         "Casino D Property" means, collectively, the Caesars Seller Two Land, the hotel and casino located at the Land and the Fixtures at such Property.

         "City of East Chicago Obligations" means all obligations of Harrah's Seller One to the City of East Chicago pursuant to (i) that certain Economic Development Agreement between the City of East Chicago and Showboat Marina Partnership dated April 8, 1994 and April 18, 1995, (ii) that certain Certificate of Suitability to Harrah's Seller One directed to be issued by the Indiana Gaming Commission on January 8, 1996, (iii) that certain Memorandum of Understanding resulting from a meeting on August 25, 2000 in the Office of the Mayor of East Chicago, and (iv) that certain letter from the Mayor of East Chicago to Harrah's Entertainment, Inc. and Harrah's Seller One dated February 25, 1999.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Colony" means Colony Capital, LLC, a Delaware limited liability company.

         "Connection Card" means the player loyalty program of Caesars.

         "Contract" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

         "CRDA" means the Casino Reinvestment Development Authority, a component unit of the State of New Jersey.

         "Customer Database" means, as it relates to each Seller, all customer databases, customer lists, historical records of customers and any other customer information collected and used by such Seller or its Affiliates in connection with marketing and promoting its Property.

         "Encumbrances" means Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature.

         "Environmental Condition" means, as relating exclusively to the Purchased Assets of each Seller, the release into the environment of any Hazardous Substance as a result of which such Seller (i) has or may become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which any Real Property or other assets of a Seller, may be subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was Remediated or otherwise corrected prior to the date hereof in accordance with Environmental Law.

         "Environmental Laws" means all applicable and legally enforceable foreign, federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), Safe Drinking Water Act (42 U.S.C. ss.3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), Clean Air Act (42 U.S.C. ss.7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.) and other similar state and local statutes, in effect as of the date hereof.

         "Environmental Liabilities" means, as it relates to each Seller, all Liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, under any Environmental Law, or arising from Environmental Conditions relating exclusively to any of such Seller's Purchased Assets.

         "Environmental Permits" means any permit, license, authorization or approval required under applicable Environmental Laws.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Contracts" means (a) all Contracts listed on Section 13.2 of each Seller Disclosure Letter, (b) the Non-Seller Assets and (c) any employment agreement which is not set forth on Section 8.4(a) of a Seller Disclosure Letter.

         "Excluded Intellectual Property" means any Intellectual Property owned, licensed to, or used by Harrah's, Caesars or any of their respective Affiliates, except (i) the Intellectual Property owned exclusively by any of the Sellers and (ii) the Customer List.

         "Excluded Personal Property" means, as it relates to each Seller, the following:

         (i) any personal property covered by equipment leases from third parties (including Affiliates of any Seller) or other agreements by which property owned by third parties (including Affiliates of any Seller) is located at such Seller's Property or its Land and used in connection with the operation of the Property (including, without limitation, vending machines);

         (ii) the Excluded Software;

         (iii) all point of sale credit card verification terminals or imprint plates owned by third parties;

         (iv) any and all signs, menus, stationery, telephone numbers, gift shop inventory or other items indicating that the Properties are owned and/or operated by or on behalf of such Seller or identifying the Properties as a Harrah's Property, a Caesars Property or bearing the System Mark "Harrah's(R)" or "Caesars(R)" or any other System Mark of Sellers' Affiliates, except for those items that Buyer and such Seller agree may be modified by Buyer to remove such System Marks or identification, and as to which, on or before thirty (30) days after the date of execution of this Agreement, Buyer and Sellers have agreed in writing as to: (a) the manner of modification of such items by Buyer; and (b) the time within which such modification shall be effected by Buyer;

         (v) all records, files and memorabilia pertaining to such Seller, Harrah's or Caesars and any past or present corporate affiliates or predecessors of such Seller, Harrah's or Caesars;

         (vi) any gaming licenses, liquor licenses or other licenses or permits pertaining to the Properties, unless transferable by Law;

         (vii) any personal property of such Seller's Property's employees, and all personal property, trade fixtures, signs, inventory or equipment of any lessee or concessionaire of such Property;

         (viii) any of such Seller's insurance policies, rights thereto and proceeds thereof;

         (ix) all chips (including "reserve" chips not currently in circulation) and tokens; and

         (x) any personal property held as prizes.

         "Excluded Software" means, as it relates to each Seller, all computer software owned by or licensed for use by such Seller or its Affiliates, including, without limitation, all source codes, user codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases (including, without limitation, all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the computer software, including without limitation the Customer Database and any customer tracking system; provided, however, Excluded Software shall not be deemed to include (i) the Customer List, (ii) the Property Specific Data or (iii) any software for which Buyer has received a license prior to Closing.

         "FCC" means the Federal Communications Commission.

         "FCC Licenses" means the licenses to operate a base station, two way security radios, and/or a ship radio at the Properties as described in Section
13.3 of each Seller Disclosure Letter for each Property.

         "Fixtures" means, as it relates to each Seller, all fixtures owned by such Seller and placed on, attached to, or located at and used in connection with the operation of its Property.

         "Front Money" means, as it relates to each Seller, all money stored on deposit at such Seller's Property cage belonging to, and stored in an account for, any Person.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Gaming Approvals" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the ownership, operation, management and development of any of the Total Assets and Assumed Liabilities.

         "Gaming Authorities" means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Indiana Gaming Commission; the Indiana State Police, Gaming Division; the Mississippi Gaming Commission; the New Jersey Casino Control Commission and the New Jersey Division of Gaming Enforcement.

         "Gaming Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of any of the Total Assets, any of the Sellers, Buyer or any of their respective Affiliates.

         "Harrah's Seller One Land" means the real property leased pursuant to the Harrah's Seller One Lease.

         "Harrah's Seller One Lease" means that certain Redevelopment and Project Lease by and between the City of East Chicago, Indiana, Department of Redevelopment and Showboat Marina Partnership, dated October 25, 1995 (as amended by the First Amendment dated March 28, 1996, an Acknowledgment of Commencement Date of Redevelopment Project Lease and Notice dated March 28, 1996 and the Second Amendment dated January 20, 1999) and as assigned by a lease assignment and assumption agreement between Showboat Marina Partnership, as assignor and the Harrah's Seller One, assignee, dated March 28, 1996.

         "Harrah's Seller Two Land" means the real property leased pursuant to the Harrah's Seller Two Lease.

         "Harrah's Seller Two Lease" means that certain Ground Lease, dated as of September 28, 1993 between R.M. Leatherman and Hugh M. Magevney, as landlords, and Mississippi Riverboat Amusement, Ltd., as tenant (predecessor to Harrah's Seller Two), as amended by (i) Lessor's Acknowledgment of Assignment and Lease Modification Agreement, dated as of October 7, 1993, among R.M. Leatherman and Hugh M. Magevney, as landlords, Mississippi Riverboat Amusement, Ltd., as tenant, and Biloxi Casino Belle Inc., (predecessor to Harrah's Seller Two) as assignee and (ii) Second Lease Modification Agreement between R.M. Leatherman and Hugh M. Magevney, as landlords, and Harrah's Seller Two, as tenant.

         "Hazardous Substance" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, including without limitation, any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

         "House Funds" means, as it relates to each Seller, all cash and cash equivalents located at its Property, including, without limitation, cash, negotiable instruments, and other cash equivalents located in cages, drop boxes, slot machines and other gaming devices, cash on hand for such Property manager's petty cash fund and cashiers' banks, coins and slot hoppers, carousels, slot vault and poker bank and cash in the registration, retail, restaurant and other non-gaming areas of its Property (in each case, only to the extent owned by Seller), but shall not include Front Money, which shall be treated in accordance with Section 8.12(g) hereof or the Tray Ledger which shall be treated in accordance with Section 4.2(a) hereof.

         "Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing; trade secrets, know-how, copyright registrations, databases and software and object codes, customer lists, confidential marketing and customer information, and all licenses, confidential technical information, and all documentation thereof.

         "IRS" means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

         "knowledge" means, (a) when used in the phrase "knowledge of Seller" or "Seller's knowledge" and words of similar import, (i) in reference to the Caesars Seller One, the actual knowledge of: Wallace R. Barr, Bernard E. DeLury, Jr., Wes Allison and Donna Graham, (ii) in reference to the Caesars Seller Two, the actual knowledge of: Wallace R. Barr, Bernard E. DeLury, Jr., Wes Allison and Pete Burns, (iii) in reference to Harrah's Seller One, the actual knowledge of: Charles Atwood, Jonathan Halkyard, Stephen Brammell, Michael St. Pierre and Thomas Thanas, or (iv) in reference to Harrah's Seller Two, the actual knowledge of: Charles Atwood, Jonathan Halkyard, Stephen Brammell, Peter Bonner and Uri Clinton; or (b) when used in the phrase "knowledge of Buyer" or "Buyer's knowledge" and words of similar import the actual knowledge of: Thomas J. Barrack, Jr. and Nicholas L. Ribis.

         "Land" means one of the following, as applicable: Harrah's Seller One Land, Harrah's Seller Two Land, the Caesars Seller One Land and the Caesars Seller Two Land.

         "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

         "Leases" means leases, subleases, occupancy and concession agreements affecting the Properties.

         "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

         "Liens" means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, exaction, imposition, charge or other claims of third parties of any kind or nature.

         "Major Survey Defects" means matters disclosed on an ALTA/ACSM Survey received by Buyer after the date hereof which (a) would reasonably be expected to cause a Seller Material Adverse Effect on the ability to generate revenue at the Property as presently constructed and used by the applicable Seller and
(b) was not disclosed to Buyer in the Surveys listed on Section 12.2 of the Seller Disclosure Letter.

         "Major Title Defects" means matters disclosed on a Title Commitment received by Buyer after the date hereof which are (a) title defects which would be reasonably expected to cause a Seller Material Adverse Effect on the ability to generate revenue at the Property as presently constructed and used by the applicable Seller and (b) not disclosed to Buyer in the Title Commitments attached to Section 12.1 of the Seller Disclosure Letter.

         "Markers" means, as it relates to each Seller, any amounts owed by any Person that is not an Affiliate of such Seller to such Seller related to its Property for gaming chips, tokens or similar cash equivalents used at such Property delivered to such Person on credit or otherwise.

         "Minimum Cash" means, for each Seller, the amounts set forth on
Section 13.4 of the Seller Disclosure Letter, which in the aggregate is equal to Twenty Seven Million Dollars ($27,000,000).

         "Monetary Encumbrances" means monetary Encumbrances, including, without limitation, all mortgages or other monetary encumbrances of record that are not disclosed by the Seller Disclosure Letter or other exhibits to this Agreement as they relate to such Seller (other than Taxes and assessments and the Encumbrances created or suffered by Buyer pursuant to such Taxes or assessments ) which are unpaid and liquidated. For purposes of the definition of "Monetary Encumbrances," an Encumbrance is "liquidated" only if it is fixed either by agreement of a Seller and the party asserting the Encumbrance or by operation of Law.

         "Multiemployer Pension Plan" means a "multiemployer pension plan," as that term is defined in Section 3(37) of ERISA, to which a Seller contributes for the benefit of Property Employees.

         "Old River Lease" means that certain Lease dated as of September 13, 1993, by and between Nancy Harris Holmes, James S. Williams, Tempe Kyser Adams and Ben C. Adams, Jr., as trustee, and Old River Development, Inc (as predecessor-in-interest to Caesars Seller Two) as the same has been amended, modified or assigned as set forth in Section 6.7(b) of Caesars Seller Two Seller Disclosure Letter.

         "Operating Agreements" means, as it relates to each Seller, all service contracts, equipment leases, software license agreements, sign leases, Leases and other Contracts affecting its Property, other than Contracts that relate to the Excluded Assets.

         "Ordinary Course of Business" shall describe any action taken by a Person if such action is consistent with such Person's past practices and is taken in the ordinary course of such Person's normal day to day operations.

         "Outside Date" means March 27, 2004; provided, however, that such date shall be extended by the number of days that the Closing Date has been extended pursuant to Section 5.1 and/or Section 12.3(c) hereof.

         "Passenger/Delivery Vehicles" means, as it relates to each Seller, those certain passenger or delivery vehicles and recreational vessels identified in Section 13.5 of each Seller Disclosure Letter.

         "Permitted Encumbrances" means, with respect to any Seller,

         (i) Liens or Encumbrances for mechanics' and materialmen's Liens or Encumbrances not filed of record and charges assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings or for which the applicable Seller shall have provided bond or other security satisfactory to the Title Company;

         (ii) Liens or Encumbrances for Taxes not yet due and payable;

         (iii) Liens or Encumbrances in respect of judgments or awards with respect to which such Seller shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Seller shall have secured a stay of execution pending such appeal or such proceeding for review;

         (iv) general real estate and tangible personal property Taxes and assessments for the year of the Closing and thereafter;

         (v) subject to Section 4.1(a) hereof, special Taxes and assessments payable and becoming a Lien after the Closing Date;

         (vi) Liens and Encumbrances created or approved by Buyer;

         (vii) all matters shown by a Title Commitment and UCC Search;

         (viii) all matters disclosed by a Survey delivered to Buyer listed on
Section 12.2 of each Seller Disclosure Letter and all Survey defects which are not Major Survey Defects;

         (ix) zoning and subdivision ordinances;

         (x) terms and conditions of licenses, permits and approvals for the Real Property and Laws of any Governmental Entity having jurisdiction over the Properties;

         (xi) the Lease Documents and any exceptions described therein (to the extent they are an Assumed Contract);

         (xii) rights of tenants under operating leases, to the extent they are an Assumed Contract and are listed on Section 6.7(c) of the Seller Disclosure Letter;

         (xiii) any Assumed Liability; and

         (xiv) all restrictions, easements, reservations, leases, agreements, reversions, covenants and other matters of record which are not Major Title Defects.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or "group" (as defined in Rule 13d-5(b)(1) under the Exchange Act).

         "Personal Property" means, as it relates to each Seller, all office, hotel, casino, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), Passenger/Delivery Vehicles, computer hardware, software, point of sale equipment, telephone numbers, two-way security radios and base station, maintenance equipment, tools, signs and signage, office supplies, cleaning supplies in unopened cases or bulk containers or packages; linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, and alcoholic beverage inventories owned by such Seller and located at its Property on the Closing Date.

         "Phase I ESAs" means those Phase I Environmental Site Assessments performed at the Properties in accordance with the scope and recommendations of the ASTM Phase I Standard.

         "Phase II ESA" means a Phase II Environmental Site Assessment, if any, performed at a Property in accordance with the scope and recommendations of the applicable guidelines and standards for such site assessments issued by the ASTM.

         "Port Facility Lease" means the Port Facility Lease Agreement, dated April 24, 1995, by and between the Board of Levee Commissioners for the Yazoo Mississippi Delta and Caesars Seller Two.

         "Properties" means, collectively, the Casino A Property, the Casino B Property, the Casino C Property and the Casino D Property.

         "Property" means one of the following, as applicable: the Casino A Property, the Casino B Property, the Casino C Property or the Casino D Property.

         "Property Specific Data" means, as it relates to each Seller, all property-specific software computer records or data (such as future reservations and booking information), whether on tape, disc or other computerized format that is (i) owned by such Seller (ii) used exclusively in connection with such Seller's Property, (iii) non-proprietary, and (iv) not part of the Customer Database.

         "Remediation" or "Remediate" means a cleanup or other method used to remove or contain a release of any Hazardous Substances at, on or under a Property, but only to the extent required under applicable Environmental Laws for the Property as it is currently being used as of the date hereof.

         "Reserved Employees" means, as it relates to each Seller, the employees of such Seller's Property that are listed on Section 8.4 of each Seller Disclosure Letter.

         "Room Revenues" means, as it relates to each Seller, all revenues from the rental of guest rooms at such Seller's Property, together with any sales or other taxes thereon.

         "SEC Reports" means any registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by Harrah's or Caesars, as applicable, under (i) the Securities Act or
(ii) the Exchange Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller Material Adverse Effect" means, as it relates to each Seller, changes, events or effects that are materially adverse to the business, condition (financial or otherwise) or results of operations of such Seller's Property; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Seller Material Adverse Effect and from any determination as to whether a Seller Material Adverse Effect has occurred: (A) any change, event or effects arising out of or resulting from changes in or affecting the (x) travel, hospitality or gaming industries generally, (y) travel, hospitality or gaming industries in the markets or jurisdictions where the properties are located or (z) the financial, banking, currency or capital markets in general, (B) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement or developments with respect to the transactions contemplated by the Merger Agreement, (C) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress, and (D) a Property's prospects or the failure of such Property to meet any financial or other projections.

         "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         "System Mark" means service marks, trademarks, copyrights, trade names, patents, fictitious firm names, color arrangements, designs, logos and other registrations now or hereafter held or applied for in connection therewith.

         "Taxes" means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority or other Governmental Entity, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers' compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.

         "Tax Return" any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

         "Title Insurer" means Stewart Title Guaranty Company, provided, however, that if Buyer reasonably believes that Stewart Title Guaranty Company will not agree to deliver a Title Policy in a form or on terms reasonably acceptable to Buyer, then Buyer may, with the consent of Seller, not to be unreasonably withheld, replace Stewart Title Guaranty Company with such other nationally recognized title insurer that Buyer may select.

         "Title Policy" means, with respect to each Property, that certain policy of title insurance or signed pro-forma to be issued by the Title Insurer for the benefit of Buyer pursuant to the terms of the Title Commitment applicable to such Property, including customary endorsements to the Title Policy as requested by Buyer in its reasonable discretion and available from the Title Insurer.

         "Total Assets" means, collectively, the Purchased Assets of all of the Sellers.

         "Total Material Adverse Effect" means, as applied to the Sellers in the aggregate, changes, events or effects that have been materially adverse to the business, financial condition or results of operations of the Properties; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Total Material Adverse Effect and from any determination as to whether a Total Material Adverse Effect has occurred: (A) any change, event or effects arising out of or resulting from changes in or affecting the (x) travel, hospitality or gaming industries generally, (y) travel, hospitality or gaming industries in the markets or jurisdictions where the properties are located or (y) the financial, banking, currency or capital markets in general, (B) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (C) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress, and (D) the Properties' prospects or the failure of the Properties to meet any financial or other projections.

         "Total Rewards" means the player loyalty program of Harrah's.

         "Transferred Intellectual Property" means, as it relates to each Seller, all Intellectual Property used exclusively in the operation of such Seller's Property (other than the Excluded Intellectual Property), including the Purchased Intellectual Property.

         "Transfer Time" means 11:59:59 p.m., New York City time, on the day prior to the Closing Date.

         "Tray Ledger" means, as it relates to each Seller, any accounts receivable of registered guests who have not checked out and who are occupying rooms at such Seller's Property on the evening of the Closing Date, including without limitation the Room Revenues.

         "Tunica Golf Course Leases" means (a) that certain Ground Lease dated as of June 19, 1996 between Nineteenth Hole, LLC and Tunica Golf Course LLC and (b) that certain Sublease dated as of June 19, 1996 between HWCC - Tunica, Inc. and Tunica Golf Course LLC.

         "Vessel" means with respect to Harrah's Seller One, the vessel known as M.V. Winstar, with respect to Harrah's Seller Two, the vessels known as Mobil 331, Mobil 332, Mobil 333, and Mobil 334, and with respect to Caesars Seller Two, the vessel known as Bally Bob, in each case, including: (i) all superstructure currently constructed thereon; (ii) plans and specifications therefor, if owned by and in the possession of the applicable Seller; (iii) existing warranties therefor, if assignable; and (iv) tools, appliances, supplies therefor, parts, ramps, generators and related equipment (including, but not limited to, existing walkways), if any, located at the applicable Property.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

         "Wellington Avenue Property" means that certain parcel of land known as Parcel 303-2 located on Wellington Avenue, Atlantic City, New Jersey.

         (b) The following are defined elsewhere in this Agreement, as indicated below:

                                                              Cross Reference
Terms                                                          in Agreement
-----                                                          ------------
2003 Audited Financials                                      Section 8.5(a)
2004 Audited Financials                                      Section 8.5(a)
Affiliate Assets                                             Section 8.8(d)
Affiliate Liabilities                                        Section 8.8(d)
Agreement                                                    Preamble
Assumed Liabilities                                          Section 2.1(a)
Auditor                                                      Section 3.3
Authorized Plans                                             Section 8.1
Buyer                                                        Preamble
Buyer Benefit Plans                                          Section 8.4(d)
Buyer Disclosure Letter                                      Article VII
Buyer Indemnified Parties                                    Section 11.2(a)
Buyer Permits                                                Section 7.6(a)
Buyer's 401(k) Plan                                          Section 8.4(f)
Buyer's Allocation                                           Section 3.3
Buyer's Medical Plans                                        Section 8.4(e)
Buyer's Title Notice                                         Section 12.3(c)
Caesars                                                      Recitals
Caesars Liability Cap                                        Section 2.1(a)
Caesars One Cap                                              Section 11.5(c)
Caesars One Threshold                                        Section 11.5(c)
Caesars Seller One                                           Preamble
Caesars Seller One Estimated Closing Payment                 Section 4.1
Caesars Seller One Estimated Operations Payment              Section 4.2
Caesars Seller One Final Closing Payment                     Section 4.3(a)
Caesars Seller One Final Operations Payment                  Section 4.3(b)
Caesars Seller One Items                                     Section 11.2(c)(iv)
Caesars Seller Two                                           Preamble
Caesars Seller Two Estimated Closing Payment                 Section 4.1
Caesars Seller Two Estimated Operations Payment              Section 4.2
Caesars Seller Two Final Closing Payment                     Section 4.3(a)
Caesars Seller Two Final Operations Payment                  Section 4.3(b)
Caesars Seller Two Items                                     Section 11.2(d)(iv)
Caesars Sellers Purchase Price                               Section 3.1(a)(ii)
Caesars Sellers                                              Preamble
Caesars Two Cap                                              Section 11.5(d)
Caesars Two Threshold                                        Section 11.5(d)
Closing                                                      Section 5.1(a)
Closing Date                                                 Section 5.1(a)
Closing Escrow Agreement                                     Section 5.2(j)
Confidentiality Agreements                                   Section 8.5(a)
Cure Period                                                  Section 12.3(c)
Customer List                                                Section 5.2(m)
Damages                                                      Section 11.2(a)
Debt Financing Commitment                                    Section 7.4(b)
Deposit                                                      Section 3.2
Deposit Escrow Agreement                                     Section 3.2
Determination Date                                           Section 4.3(c)
Electing Seller                                              Section 8.11(a)
ERISA                                                        Section 6.16(a)
Escrow Agent                                                 Section 3.2(a)
Estimated Closing Payment                                    Section 4.1
Estimated Closing Statement                                  Section 4.1
Estimated Operations Payment                                 Section 4.2
Estimated Operations Settlement                              Section 4.2(a)
Excluded Assets                                              Section 1.2
Excluded Liabilities                                         Section 2.1(b)
FCC Application                                              Section 8.15(a)
FCC Approval                                                 Section 8.15(a)
Final Closing Statement                                      Section 4.3(a)
Final Operations Settlement                                  Section 4.3(b)
Financial Information                                        Section 6.3
Financing                                                    Section 8.10(a)
First Extended Closing Date                                  Section 5.1
Governmental Approvals                                       Section 8.6(a)
Governmental Entity                                          Section 6.2(c)
Ground Lease Documents                                       Section 6.7(c)
Harrah's                                                     Recitals
Harrah's Liability Cap                                       Section 2.1(a)
Harrah's One Cap                                             Section 11.5(a)
Harrah's One Threshold                                       Section 11.5(a)
Harrah's Seller One                                          Preamble
Harrah's Seller One Estimated Closing Payment                Section 4.1
Harrah's Seller One Estimated Operations Payment             Section 4.2
Harrah's Seller One Final Closing Payment                    Section 4.3(a)
Harrah's Seller One Final Operations Payment                 Section 4.3(b)
Harrah's Seller One Items                                    Section 11.2(a)(iv)
Harrah's Sellers Purchase Price                              Section 3.1(a)(i)
Harrah's Seller Two                                          Preamble
Harrah's Seller Two Estimated Closing Payment                Section 4.1
Harrah's Seller Two Estimated Operations Payment             Section 4.2
Harrah's Seller Two Final Closing Payment                    Section 4.3(a)
Harrah's Seller Two Final Operations Payment                 Section 4.3(b)
Harrah's Seller Two Items                                    Section 11.2(b)(iv)
Harrah's Sellers                                             Preamble
Harrah's Two Cap                                             Section 11.5(b)
Harrah's Two Threshold                                       Section 11.5(b)
Homebuyer Guarantee Amount                                   Section 4.2(f)
Homebuyer Guarantee Program                                  Section 4.2(e)
HSR Act                                                      Section 6.2(e)
Indemnified Party                                            Section 11.3
Indemnifying Party                                           Section 11.3
Inspection                                                   Section 8.5(a)
Labor Agreements                                             Section 6.15(b)
Labor Disruptions                                            Section 6.15(b)
Lease Documents                                              Section 6.7(c)
Licensed Parties                                             Section 7.5
Licensing Affiliates                                         Section 7.5
Mercantile Bank                                              Section 4.2(e)
Merger Agreement                                             Recitals
Multi-Party Sections                                         Section 13.1
Non-Assignable Asset                                         Section 1.4(a)
Non-Seller Assets                                            Section 6.13
Notice                                                       Section 11.3
Property Employees                                           Section 6.16(a)
Purchase Price                                               Section 3.1(a)(iv)
Purchase Price Allocation                                    Section 3.3
Purchased Assets                                             Section 1.1
Purchased Intellectual Property                              Section 6.8
Real Property                                                Section 6.7(a)
Representatives                                              Section 8.3
Scheduled Closing Date                                       Section 5.1(a)
Second Extended Closing Date                                 Section 5.1(a)
Section 1031 Exchange                                        Section 8.11(a)
Seller                                                       Preamble
Seller 401(k) Plan                                           Section 8.4(f)
Seller Benefit Plans                                         Section 6.16(a)
Seller Disclosure Letter                                     Article VI
Seller Indemnified Parties                                   Section 11.2(e)
Seller Permits                                               Section 6.14(a)
Shortfall Amount                                             Section 8.16
Space Lease Documents                                        Section 6.7(c)
Substituted Multiemployer Pension Plan                       Section 8.4(g)
Surveys                                                      Section 12.2
Survival Period                                              Section 11.1(b)
Third Extended Closing Date                                  Section 5.1(a)
Third Party Claim                                            Section 11.4
Title Commitment                                             Section 12.1
Transferred Employee                                         Section 8.4(a)
UCC Search                                                   Section 12.1


         Section 13.2 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

         (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof.

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints Corporation Service Company as such party's agent in the State of Delaware for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

         (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(c).

         Section 13.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to

                           Resorts International Holdings, LLC
                           c/o Colony Capital, LLC
                           600 Madison Avenue
                           Suite 1600
                           New York, NY 10021
                           Attn:    Nicholas L. Ribis
                           Fax:     (212) 593-5433

                           with a copy to:

                           Colony Capital, LLC
                           1999 Avenue of the Stars
                           Suite 1200
                           Los Angeles, CA 90067
                           Attn:    Mark M. Hedstrom
                           Fax:     (310) 282-8813

                           and

                           Willkie Farr & Gallagher LLP
                           787 Seventh Avenue
                           New York, NY 10019
                           Attn:    Thomas M. Cerabino
                           Fax:     (212) 728-8111

(b) if to the Sellers, to

                           Showboat Marina Casino Partnership
                           Tunica Partners II L.P.
                           c/o Harrah's Entertainment, Inc.
                           One Harrah's Court
                           Las Vegas, NV 89199-4312
                           Attn:    General Counsel
                           Fax:     (702) 407-6286

                           GNOC Corporation
                           Bally's Olympia Limited Partnership
                           c/o Caesars Entertainment, Inc.
                           3930 Howard Hughes Parkway
                           Las Vegas, NV 89109
                           Attn:    General Counsel
                           Fax:     (702) 699-5110

                           with a copy to:

                           Latham & Watkins LLP
                           650 Town Center Dr., Suite 2000
                           Costa Mesa, CA 92626-1925
                           Attn:    Charles K. Ruck
                           Fax:     (714) 755-8290

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY 10036
                           Attn:    Martha E. McGarry
                           Fax:     (212) 735-2000


         Section 13.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Buyer and Seller will be referred to herein individually as a "party" and collectively as "parties" (except where the context otherwise requires).

         Section 13.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 13.6 Entire Agreement. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain letter agreement dated August 27, 2004, between Harrah's, Caesars and Buyer; provided that the Confidentiality Agreements shall remain in full force and effect after the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, the certificates and other agreements delivered in accordance with this Agreement and the respective Disclosure Letters, none of the Sellers nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

         Section 13.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 13.8 Assignment. Except as provided in Section 8.11 hereof, without the prior written consent of all of the parties hereto, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise. Notwithstanding the prior sentence, Buyer may assign, in its sole discretion, any of or all of its rights, interests and (except with respect to clause (i) below) obligations under this Agreement (i) to the banks or other lenders (or any agent therefor) providing the debt financing to be incurred by Buyer in connection with the Closing for security purposes, or (ii) to either (A) any controlled Affiliate of Colony (so long as such Affiliate remains at all times thereafter an Affiliate of Colony) or (B) any controlled Affiliate of Thomas Barrack (so long as such Affiliate remains at all times thereafter an Affiliate of Thomas Barrack); provided, however, that such assignment shall not be valid under this Agreement unless (a) such Affiliate assumes all of Buyer's agreements and obligations hereunder, (b) no such assignment shall relieve Buyer from any of its agreements and obligations hereunder, and (c) no such assignment in any way (x) shall adversely effect the ability to receive, or delay the receipt of, the Gaming Approvals or antitrust approvals contemplated by this Agreement or (y) shall adversely affect or delay the Closing of the transactions contemplated by this Agreement. Any assignment in violation of this Section 13.8 shall be void.

         Section 13.9 Parties of Interest; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 13.10 Counterparts. This Agreement may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         Section 13.12 Amendment. This Agreement may be amended by Buyer and each Seller. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and each Seller.

         Section 13.13 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and all of the Sellers, on the other hand, by action taken or authorized by their respective boards of directors may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant herein and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         Section 13.14 Time of Essence. Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

         Section 13.15 Disclosure Letters. The Seller Disclosure Letters shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall qualify other paragraphs in this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable. The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable. The Seller Disclosure Letters and the Buyer Disclosure Letter may only be amended by an instrument in writing signed on behalf of Buyer and each Seller.

                           [SIGNATURE PAGES FOLLOW]

                  SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT





                  SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


  SHOWBOAT CASINO MARINA PARTNERSHIP,
  an Indiana general partnership

  By:      SHOWBOAT MARINA PARTNERSHIP,
           an Indiana general partnership,
           its general partner

           By:      SHOWBOAT INDIANA INVESTMENT
                    LIMITED PARTNERSHIP,
                    a Nevada partnership,
                    its general partner

                    By:      SHOWBOAT INDIANA, INC.,
                             a Nevada corporation,
                             its general partner


                             By: /s/ Charles L. Atwood
                                 -----------------------------------------------
                             Name:  Charles L. Atwood
                                  ----------------------------------------------
                             Title: Senior Vice President and Treasurer
                                   ---------------------------------------------


  TUNICA PARTNERS II L.P., a Mississippi limited partnership

            By:      HARRAH'S TUNICA CORPORATION,
                     a Nevada corporation


                     By:  /s/ Charles L. Atwood
                        -----------------------------------------
                     Name:  Charles L. Atwood
                          ---------------------------------------
                     Its:   Senior Vice President and Treasurer
                         ----------------------------------------


  GNOC CORPORATION, a New Jersey corporation


  By:  /s/ Bernard DeLury
     --------------------------------------------------
  Name: Bernard DeLury
       ------------------------------------------------
  Its:  Senior Vice President
      -------------------------------------------------


  BALLY'S OLYMPIA LIMITED PARTNERSHIP, a Delaware limited partnership


  By: /s/ Bernard DeLury
     --------------------------------------------------
  Name:   Bernard DeLury
       ------------------------------------------------
  Its:    Senior Vice President
      -------------------------------------------------

  RESORTS INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company


  By:  /s/ Thomas J. Barrack, Jr.
     --------------------------------------------------
  Name:  Thomas J. Barrack, Jr.
       ------------------------------------------------
  Its:   President
      -------------------------------------------------

    The following parties are
    signatories hereto solely for
    purposes of the sections and
    provisions listed in the definition
    of "Caesars Seller One"


               BALLY'S PARK PLACE, INC., a New Jersey corporation


               By:  /s/ Bernard DeLury
                  -------------------------------------------------
               Name:  Bernard DeLury
                    -----------------------------------------------
               Its:   Senior Vice President
                   ------------------------------------------------


               LAND VENTURES REALTY, LLC, a New Jersey limited
                 liability company


               By:  /s/ Bernard DeLury
                  -------------------------------------------------
               Name:  Bernard DeLury
                    -----------------------------------------------
               Its:   Member's Secretary
                   ------------------------------------------------